Exhibit 99.1
SOMAXON PHARMACEUTICALS, INC.

3721 Valley Centre Drive, Suite 500
San Diego, California 92130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of the Stockholders of Somaxon Pharmaceuticals, Inc. will be held on June 9, 2009 at 1:00 p.m. Pacific time at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, CA 92130, for the following purposes:

1.	To elect three directors for a three-year term to expire at the 2012 Annual Meeting of Stockholders;

2.	To approve an amendment and restatement of our 2005 Equity Incentive Award Plan to preserve our ability to deduct compensation associated with future performance-based awards made under the plan to certain executives;

3.	To approve a one-time option exchange program for certain employees, directors and consultants;

4.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and

5.	To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 15, 2009 are entitled to notice of and to vote at our Annual Meeting and at any adjournment or postponement thereof.

Accompanying this notice is a proxy card. Whether or not you expect to attend our Annual Meeting, please complete, sign and date the enclosed proxy card and return it promptly, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the enclosed proxy card. If you plan to attend our Annual Meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/  Richard W. Pascoe
Richard W. Pascoe
President, Chief Executive Officer and
Director

San Diego, California
April   , 2009

SOMAXON PHARMACEUTICALS, INC.

PROXY STATEMENT

The board of directors of Somaxon Pharmaceuticals, Inc., a Delaware corporation (“Somaxon,” the “company,” “we” or “us”), is soliciting the enclosed proxy for use at our Annual Meeting of Stockholders to be held on June 9, 2009 at 1:00 p.m. Pacific time at the San Diego Marriott Del Mar, 11966 El Camino Real, San Diego, CA 92130, and at any adjournments or postponements thereof. If you need directions to the location of the annual meeting, please contact us at (858) 480-0400. This Proxy Statement will be first sent to stockholders on or about April [  ], 2009.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 9, 2009: This proxy statement and our annual report are available electronically at http://materials.proxyvote.com/834453.

All stockholders who find it convenient to do so are cordially invited to attend the meeting in person. In any event, please complete, sign, date and return the proxy card in the enclosed envelope, or complete and submit your proxy via phone or the internet in accordance with the instructions provided on the proxy card.

A proxy may be revoked by written notice to our corporate secretary at any time prior to the voting of the proxy, or by executing a later proxy or by attending the meeting and voting in person. Unrevoked proxies will be voted in accordance with the instructions indicated in the proxies, or if there are no such instructions, such proxies will be voted (1) for the election of our board of directors’ nominees for director, (2) for the approval of the amendment and restatement of our 2005 Equity Incentive Award Plan, (3) for the one-time option exchange program for certain employees, directors and consultants and (4) for the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. Shares represented by proxies that reflect abstentions or include “broker non-votes” will be treated as present and entitled to vote for purposes of determining the presence of a quorum. Abstentions and “broker non-votes” will not be considered in determining whether director nominees have received the requisite number of affirmative votes. For the remaining proposals, abstentions will have the effect of a vote “against” such proposal, and “broker non-votes,” although counted for purposes of determining the presence of a quorum, will have the effect of a vote neither “for” nor “against” such proposal.

Stockholders of record at the close of business on April 15, 2009 (the “record date”) will be entitled to vote at the meeting or vote by proxy. As of that date, 18,430,247 shares of our common stock, par value $0.0001 per share, were outstanding. Each share of our common stock is entitled to one vote. A majority of the outstanding shares of our common stock entitled to vote, represented in person or by proxy at our Annual Meeting, constitutes a quorum. A plurality of the votes of the shares present in person or represented by proxy at our Annual Meeting and entitled to vote on the election of directors is required to elect directors, and a majority of the shares present in person or represented by proxy and entitled to vote thereon is required for the approval of the amendment and restatement of our 2005 Equity Incentive Award Plan, the approval of the one-time option exchange program and the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

The cost of preparing, assembling and mailing the Notice of Annual Meeting, proxy statement and proxy card will be borne by us. In addition to soliciting proxies by mail, our officers, directors and other regular employees, without additional compensation, may solicit proxies personally or by other appropriate means. It is anticipated that banks, brokers, fiduciaries, other custodians and nominees will forward proxy soliciting materials to their principals, and that we will reimburse such persons’ out-of-pocket expenses.

PROPOSAL 1
ELECTION OF DIRECTORS

Our board of directors currently consists of nine members. Our Amended and Restated Certificate of Incorporation provides for the classification of our board of directors into three classes, as nearly equal in number as possible and with staggered terms of office, and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class I directors for a three-year term expiring at our 2012 Annual Meeting of Stockholders. The nominees are Terrell A. Cobb, Erle T. Mast and Thomas G. Wiggans. The Class II and Class III directors have one year and two years, respectively, remaining on their terms of office.

A plurality of the votes of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors is required to elect directors. If no contrary indication is made, proxies in the accompanying form are to be voted for our board of directors’ nominees or, in the event any such nominee is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by our board of directors to fill such vacancy.

Information Regarding Directors

The information set forth below as to the directors and nominees for director has been furnished to us by the directors and nominees for director:

Nominees for Election for a Three-Year Term Expiring at the
2012 Annual Meeting of Stockholders (Class I)

Name	Age	Present Position with the Company

Terrell A. Cobb	59	Director
Erle T. Mast	46	Director, Chairman of the Audit Committee
Thomas G. Wiggans	57	Director

Terrell A. Cobb has served as a member of our board of directors since August 2003. Mr. Cobb is the founder and currently serves as President of ProCom One, a drug development company, a position he has held since 1998. We license Silenor from ProCom One, Inc. as described in further detail under “Certain Relationships and Related Transactions — Other Transactions” below. From 1995 to the present, Mr. Cobb has served as a consultant focusing on business development activities in the pharmaceutical industry. Mr. Cobb previously spent 15 years in various positions at Johnson & Johnson. Mr. Cobb has founded four specialty pharmaceutical companies, has held senior management positions in several start-up organizations, including Pharmaco and Scandipharm, and has acted as an advisor and consultant to other drug development companies. He received a B.A. degree from Mercer University in chemistry and psychology.

Erle T. Mast has served on our board of directors since June 2008. Mr. Mast was Chief Financial Officer of Pharmion Corporation from 2002 until its acquisition by Celgene Corporation in March 2008. Mr. Mast was also an Executive Vice President of Pharmion from February 2006 until the acquisition. He was Vice President of Finance for Dura Pharmaceuticals, Inc. from 1997 until its acquisition by Elan Corporation, plc in 2000, and thereafter he was Chief Financial Officer of Elan’s Global Biopharmaceuticals business until 2002. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast graduated from California State University Bakersfield with a degree in business administration.

Thomas G. Wiggans has served on our board of directors since June 2008. Mr. Wiggans has served as the Chief Executive Officer of Peplin, Inc. since August 2008, and he has been the Chairman of the Board of Peplin since October 2007. Mr. Wiggans served as Chief Executive Officer of Connetics Corporation from 1994 until December 2006 when Connetics was acquired by Stiefel Laboratories, Inc. Mr. Wiggans was also Chairman of the Board of Connetics from January 2006 until the acquisition. From 1992 to 1994, Mr. Wiggans served as President and Chief Operating Officer of CytoTherapeutics Inc. He served in various positions at Ares-Serono Group from 1980 to

1992, including President of its U.S. pharmaceutical operations and Managing Director of its U.K. pharmaceutical operations. Mr. Wiggans currently serves on the board of directors of Sangamo Biosciences, Inc. and Onyx Pharmaceuticals, Inc. He is also on the Board of Overseers of the Hoover Institution at Stanford University and the Board of Trustees of the University of Kansas Endowment Association. In addition, Mr. Wiggans is Chairman of the Biotechnology Institute, a non- profit educational organization. Mr. Wiggans holds a B.S. in pharmacy from the University of Kansas and an M.B.A. from Southern Methodist University.

Members of the Board of Directors Continuing in Office

Term Expiring at the
2010 Annual Meeting of Stockholders (Class II)

Name	Age	Present Position with the Company

Richard W. Pascoe	45	President, Chief Executive Officer and Director
Jesse I. Treu, Ph.D.	62	Director, Chairman of the Compensation Committee
Kurt von Emster	41	Director, Chairman of the Nominating/Corporate Governance Committee

Richard W. Pascoe joined us as our President and Chief Executive Officer in August 2008. Before joining us, Mr. Pascoe was the Chief Operating Officer at ARIAD Pharmaceuticals, an emerging oncology company, where he led commercial operations, manufacturing, information services, program and alliance management and business development. Mr. Pascoe held a series of senior management roles at King Pharmaceuticals, Inc., including Senior Vice President of Neuroscience Marketing and Sales and Vice President positions in both international sales and marketing and hospital sales. He also held positions in the commercial groups at Medco Research, Inc. (which was acquired by King), COR Therapeutics, Inc. (where he helped lead the successful launch of eptifibatide [Integrilin®]), B. Braun Interventional and the BOC Group. Mr. Pascoe served as a commissioned officer in the United States Army following his graduation from the United States Military Academy at West Point where he received a B.S degree in leadership.

Jesse I. Treu, Ph.D. has served as a member of our board of directors since December 2003. Dr. Treu has been a Partner of Domain Associates since its inception in 1985. He has been a director of over 30 early-stage health care companies, 18 of which have so far become public companies. Present board memberships include Altea Therapeutics Corporation, Aesthetic Sciences, BiPar Sciences, Inc., CoLucid Pharmaceuticals, Inc., Regado Biosciences, Inc. and Tandem Diabetes Care, Inc. He has also served as a Founder, President and Chairman of numerous venture stage companies. Prior to the formation of Domain, Dr. Treu had twelve years of experience in the health care industry. He was Vice President of the predecessor organization to The Wilkerson Group and its venture capital arm, CW Ventures. While at CW Ventures, he served as President and CEO of Microsonics, Inc., a pioneer in computer image processing for cardiology. From 1977 through 1982, Dr. Treu led new product development and marketing planning for immunoassay and histopathology products at Technicon Corporation, which is now part of Siemens Diagnostics. Dr. Treu began his career with General Electric Company in 1973, initially as a research scientist developing thin film optical sensors for immunoassay testing, and later serving on the corporate staff with responsibility for technology assessment and strategic planning. Dr. Treu received his B.S. from Rensselaer Polytechnic Institute and his M.A. and Ph.D. in physics from Princeton University.

Kurt von Emster, CFA has served as a member of our board of directors since August 2005. Mr. von Emster is currently Managing Director of venBio LLC. From November 2000 through February 2009, Mr. von Emster was a General Partner and Portfolio Manager for the MPM BioEquities Fund. Prior to joining MPM, Mr. von Emster spent 11 years with Franklin Templeton Group as a Vice President and Portfolio Manager where he managed over $2 billion in health and biotech funds. In his tenure at Franklin, Mr. von Emster was responsible for building the health care group and was responsible for conceiving and developing seven different life science investment products for Franklin. Mr. von Emster holds the Chartered Financial Analyst designation (CFA), is a member of the Association for Investment Management and Research and is a member of the Security Analysts of San Francisco. He has a degree from the University of California at Santa Barbara in Business and Economics.

Term Expiring at the
2011 Annual Meeting of Stockholders (Class III)

Name	Age	Present Position with the Company

David F. Hale	60	Executive Chairman of the Board
Michael L. Eagle	61	Director
Kurt C. Wheeler	56	Director

David F. Hale is one of our co-founders and has served as Executive Chairman of the Board of Directors since December 2007. He served as non-Executive Chairman of the Board from August 2003 until December 2007 and as interim Chief Executive Officer from January 2008 until August 2008. Mr. Hale has served as Chairman and Chief Executive Officer of Hale BioPharma Ventures since its inception in August 2005. Mr. Hale served as President and Chief Executive Officer of CancerVax Corporation, a biotechnology company, from October 2000 until it merged with Micromet AG in 2006. He served as a director of CancerVax from December 2000 until the merger with Micromet Inc., and he currently serves as Chairman of Micromet’s board of directors. Prior to joining CancerVax, he was President and Chief Executive Officer of Women First HealthCare, Inc., a pharmaceutical company, from January 1998 to May 2000. Mr. Hale served as President, Chief Executive Officer and Chairman of Gensia Inc., a pharmaceutical company which became Gensia Sicor, from May 1987 to November 1997. Prior to joining Gensia, Mr. Hale was President and Chief Executive Officer of Hybritech Inc. Mr. Hale serves as Chairman of the Board of Santarus, Inc., and Metabasis Therapeutics, Inc. He also serves on the board of directors of privately held SkinMedica, Inc., Neurelis, Inc., Conatus Pharmaceuticals, Inc. and Elevation Pharmaceuticals, Inc. Mr. Hale is a co-founder and a member of the boards of directors of industry organizations including BIOCOM/ San Diego and CONNECT, and is a member of the board of directors of the Biotechnology Industry Organization, Rady Children’s Hospital and Health Center, and the Burnham Institute for Medical Research. Mr. Hale received a B.A. degree in biology and chemistry from Jacksonville State University.

Michael L. Eagle has served on our board of directors since May 2007. Mr. Eagle served as Vice President of Manufacturing for Eli Lilly and Company from 1994 through 2001 and held a number of executive management positions with Eli Lilly and its subsidiaries throughout his career there. Since retiring from Eli Lilly, he has served as a founding member of Barnard Life Sciences, LLC. Mr. Eagle serves on the boards of directors of Micrus Endovascular Corporation, a medical device company, Xtent Inc., a development-stage drug eluting stent company and Symphony Medical, a private medical device company. Mr. Eagle earned his B. S. degree in mechanical engineering from Kettering University and an M.B.A. from the Krannert School of Management at Purdue University. He serves on the Board of Trustees of the La Jolla Playhouse and Futures for Children.

Kurt C. Wheeler has served as a member of our board of directors since June 2005. Mr. Wheeler is a Managing Director of Clarus Ventures, a venture capital firm, a position he has held since February 2005, and is a General Partner of MPM Capital BioVentures II and III funds, a position he has held since March 2000. Prior to joining MPM, Mr. Wheeler was Chairman and CEO of InControl, a publicly traded medical device company that designed, developed, and marketed implantable medical devices to treat irregular heart rhythms. In September 1998, Mr. Wheeler negotiated the sale of InControl to Guidant. He serves on the board of directors of a number of private medical device and biopharmaceutical companies. He began his professional career at Eli Lilly & Co. He holds a B.A. from Brigham Young University and a M.B.A. from Northwestern University.

Selection Arrangements

For the term of our license agreement with ProCom One, Inc., which is described under “Certain Relationships and Related Transactions — Other Transactions” below, ProCom One has the right to designate one member of our board of directors. ProCom One initially selected Mr. Cobb to serve as its board designee. Messrs. Hale, Von Emster and Wheeler and Dr. Treu were initially appointed to our board of directors pursuant to a voting agreement originally entered into in August 2003 and most recently amended in June 2005 by and among us and certain of our stockholders. The voting agreement terminated upon the completion of our initial public offering in December 2005.

Board Meetings

Our board of directors held 19 meetings during 2008. Our audit committee held five meetings and acted by unanimous written consent without a meeting twice during 2008. Our compensation committee held nine meetings and acted by unanimous written consent without a meeting twice during 2008. Our nominating/corporate governance committee held two meetings during 2008. Each of our directors who served during the past year attended at least 75% of the aggregate of the total number of meetings of our board of directors and the total number of meetings of committees of our board of directors on which he served.

Committees of the Board

Audit Committee.  Our audit committee currently consists of Messrs. Mast (chair), Eagle and Wiggans, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Securities and Exchange Commission, or SEC, and the Nasdaq Stock Market, Inc. Our board of directors has determined that Mr. Mast qualifies as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. The audit committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s main function is to oversee our accounting and financial reporting processes, internal systems of control, independent registered public accounting firm relationships and the audits of our financial statements. The committee’s responsibilities include:

•	selecting and hiring our independent registered public accounting firm;

•	evaluating the qualifications, independence and performance of our independent registered public accounting firm;

•	approving the audit and non-audit services to be performed by our independent registered public accounting firm;

•	reviewing the design, implementation, adequacy and effectiveness of our internal controls and our critical accounting policies;

•	overseeing and monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	reviewing with management any earnings announcements and other public announcements regarding our results of operations;

•	preparing the report that the SEC requires in our annual proxy statement;

•	reviewing and approving any related party transactions; and

•	reviewing and monitoring compliance with our code of conduct and ethics and investigating complaints received through our ethics helpline.

Both our independent registered public accounting firm and internal financial personnel regularly meet privately with our audit committee and have unrestricted access to this committee.

Compensation Committee.  Our compensation committee currently consists of Dr. Treu (chair) and Messrs. Eagle, and Wheeler, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc. The compensation committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s purpose is to assist our board of directors in determining the development plans and compensation for our senior management and directors and to recommend these plans to our board of directors. The committee’s responsibilities include:

•	reviewing and recommending compensation and benefit plans for our executive officers and compensation policies for members of our board of directors and board committees;

•	reviewing the terms of offer letters and employment agreements and arrangements with our officers;

•	setting performance goals for our company and reviewing performance against these goals;

•	evaluating the competitiveness of our executive compensation plans and periodically reviewing executive succession plans; and

•	preparing the report that the SEC requires in our annual proxy statement.

Nominating/Corporate Governance Committee.  Our nominating/corporate governance committee currently consists of Messrs. von Emster (chair), Wheeler and Wiggans, each of whom our board of directors has determined is independent within the meaning of the independent director standards of the Nasdaq Stock Market, Inc. Dr. Treu was a member of our nominating/corporate governance committee until June 11, 2008, at which time he was replaced on the committee by Mr. Wiggans. The nominating/corporate governance committee is governed by a written charter approved by our board of directors, a copy of which is available via the “Corporate Governance” link on the “Investor Relations” page of our website at www.somaxon.com. The committee annually reviews and assesses its charter. The committee’s purpose is to assist our board of directors by identifying individuals qualified to become members of our board of directors, consistent with criteria set by our board of directors, and to develop our corporate governance principles. The committee’s responsibilities include:

•	evaluating the composition, size and governance of our board of directors and its committees and making recommendations regarding future planning and the appointment of directors to our committees;

•	developing and administering a policy for considering stockholder nominees for election to our board of directors;

•	evaluating and recommending candidates for election to our board of directors;

•	overseeing our board of directors’ performance and self-evaluation process; and

•	reviewing our corporate governance principles and providing recommendations to the board of directors regarding possible changes.

Director Nomination Process

Director Qualifications

In evaluating director nominees, the nominating/corporate governance committee considers the following factors:

•	personal and professional integrity, ethics and values;

•	experience in corporate management, such as serving as an officer or former officer of a publicly held company;

•	experience in our industry and with relevant social policy concerns;

•	experience as a board member of another publicly held company;

•	diversity of expertise and experience in substantive matters pertaining to our business relative to other board members; and

•	practical and mature business judgment.

The nominating/corporate governance committee’s goal is to assemble a board of directors that brings to our company a variety of perspectives and skills derived from high quality business and professional experience.

Other than the foregoing, there are no stated minimum criteria for director nominees, although the nominating/corporate governance committee may also consider such other factors as it may deem to be in the best interests of our company and our stockholders. The nominating/corporate governance committee does, however, believe it appropriate for at least one, and preferably, several, members of our board of directors to meet the criteria for an “audit committee financial expert” as defined by SEC rules, and that a majority of the members of our board of directors meet the definition of “independent director” under the Nasdaq Stock Market qualification standards. The nominating/corporate governance committee also believes it appropriate for our President and Chief Executive Officer to serve as a member of our board of directors.

Identification and Evaluation of Nominees for Directors

The nominating/corporate governance committee identifies nominees for director by first evaluating the current members of our board of directors willing to continue in service. Current members with qualifications and skills that are consistent with the nominating/corporate governance committee’s criteria for board service and who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of our board of directors with that of obtaining a new perspective.

If any member of our board of directors does not wish to continue in service or if our board of directors decides not to re-nominate a member for re-election, the nominating/corporate governance committee identifies the desired skills and experience of a new nominee in light of the criteria above. The nominating/corporate governance committee generally polls our board of directors and members of management for their recommendations. The nominating/corporate governance committee may also review the composition and qualification of the boards of directors of our competitors, and may seek input from industry experts or analysts. The nominating/corporate governance committee reviews the qualifications, experience and background of the candidates. In making its determinations, the nominating/corporate governance committee evaluates each individual in the context of our board of directors as a whole, with the objective of assembling a group that can best perpetuate the success of our company and represent stockholder interests through the exercise of sound business judgment. After review and deliberation of all feedback and data, the nominating/corporate governance committee makes its recommendation to our board of directors. Historically, the nominating/corporate governance committee has not relied on third-party search firms to identify director candidates. The nominating/corporate governance committee may in the future choose to do so in those situations where particular qualifications are required or where existing contacts are not sufficient to identify an appropriate candidate.

We have not received director candidate recommendations from our stockholders, and we do not have a formal policy regarding consideration of such recommendations. However, any recommendations received from stockholders will be evaluated in the same manner that potential nominees suggested by board members, management or other parties are evaluated.

Pursuant to our Amended and Restated Bylaws, stockholders wishing to suggest a candidate for director should write to our corporate secretary. In order to be considered, the recommendation for a candidate must include the following written information: (1) the stockholder’s name and contact information, as they appear on our books, (2) the class and number of shares of our capital stock which are owned beneficially and of record by the stockholder, (3) a representation that the stockholder is a holder of record of our capital stock and entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to propose such nomination, (4) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of our outstanding capital stock required to elect the candidate and/or (b) otherwise to solicit proxies from stockholders in support of the nomination, and (5) all information relating to such candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A and Rule 14a-101 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected). In order to give the nominating/corporate governance committee sufficient time to evaluate a recommended candidate and/or include the candidate in our proxy statement for the 2010 Annual Meeting of Stockholders, the recommendation should be received by our corporate secretary at our principal executive offices pursuant to our procedures detailed in the section below entitled “Stockholder Proposals.”

Communications with our Board of Directors

Our stockholders may contact our board of directors or a specified individual director by writing to our corporate secretary at Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego,

California 92130. Our corporate secretary will relay all such communications to our board of directors, or individual members, as appropriate.

Code of Ethics

Our company has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. The Code of Ethics contains general guidelines for conducting the business of our company consistent with the highest standards of business ethics, and is intended to qualify as a “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K.

Corporate Governance Documents

Our company’s Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters for each of our audit committee, compensation committee and nominating/corporate governance committee are available, free of charge, on our website at www.somaxon.com. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this proxy statement. We will also provide copies of these documents, free of charge, to any stockholder upon written request to Investor Relations, Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130.

Report of the Audit Committee

The audit committee oversees our financial reporting process on behalf of our board of directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements in our annual report with management, including a discussion of any significant changes in the selection or application of accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effect of any new accounting initiatives.

The audit committee reviewed with PricewaterhouseCoopers LLP, who are responsible for expressing an opinion on the conformity of these audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the audit committee under generally accepted auditing standards, including the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, Communication with Audit Committees. In addition, the audit committee has discussed with PricewaterhouseCoopers LLP their independence from management and our company, has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by applicable requirements of the Public Company Oversight Board regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, and has considered the compatibility of non-audit services with the auditors’ independence.

The audit committee met with PricewaterhouseCoopers LLP to discuss the overall scope of their audit. The meetings with PricewaterhouseCoopers LLP were held, with and without management present, to discuss the results of their examination, their evaluation of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the audit committee has recommended to our board of directors that the audited financial statements be included in our annual report for the year ended December 31, 2008. The audit committee and our board of directors also have recommended, subject to stockholder approval, the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

This Audit Committee Report is not soliciting material, is furnished solely with this proxy statement, and is not filed with this proxy statement, or otherwise deemed filed with the SEC, and shall not be deemed incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made by us before or after the date hereof, regardless of any general incorporation language in any such filing, except to the extent we specifically incorporate this material by reference into any such filing.

The foregoing report has been furnished by the audit committee.

Erle T. Mast, Chairman
Michael L. Eagle
Thomas G. Wiggans

Compensation of Directors

We compensate non-employee directors for their service on our board of directors under our Director Compensation Policy. In early 2008, we engaged Remedy Compensation Consulting, or Remedy, an independent compensation consultant, to perform a competitive assessment of our board of directors’ compensation levels utilizing a specific group of comparable specialty pharmaceutical companies. Our management reviewed with Remedy the comparison group that we used in 2007, and this review resulted in a new comparison group that possessed the following characteristics at the time of selection:

•	market capitalizations below $625 million,

•	most advanced product candidate in Phase 2 or later, but no products approved by the FDA,

•	limited or no commercial infrastructure,

•	less than 275 employees, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee then approved the companies comprising the comparison group. The companies in the group were:

• Acadia Pharmaceuticals Inc.	• Kosan Biosciences Incorporated
• Adolor Corporation	• Memory Pharmaceuticals Corp.
• Affymax, Inc.	• Metabasis Therapeutics, Inc.
• Alexza Pharmaceuticals, Inc.	• Nastech Pharmaceutical Company, Inc.
• Allos Therapeutics, Inc.	• Neurocrine Biosciences, Inc.
• Altus Pharmaceuticals Inc.	• Neurogen Corporation
• Arena Pharmaceuticals, Inc.	• Nuvelo, Inc.
• Cadence Pharmaceuticals, Inc.	• Pain Therapeutics, Inc.
• Combinatorx, Incorporated	• Rigel Pharmaceuticals, Inc.
• Cypress Bioscience, Inc.	• Telik, Inc.
• Cytokinetics, Incorporated	• Trubion Pharmaceuticals, Inc.
• Favrille, Inc.	• Vanda Pharmaceuticals Inc.
• ImmunoGen, Inc.

The results of this assessment were provided to the compensation committee, which recommended to the board of directors that no adjustments be made to our board of directors’ compensation levels. The board of directors discussed this recommendation and made no changes to director compensation levels.

In February 2009, the compensation committee again reviewed compensation levels of our board of directors and recommended to the board of directors that no changes be made. The board of directors discussed this recommendation and, after assessing whether any changes to director compensation levels were warranted, made no changes to director compensation levels.

Under the current Director Compensation Policy, each non-employee director is eligible to receive a quarterly retainer of $6,250, or $25,000 annually, for service on our board of directors. The non-Executive Chairman of the Board is eligible to receive a quarterly retainer of $25,000, or $100,000 per year.

Our non-employee directors also receive retainers for their service on board committees. The Chairman of the audit committee of the board of directors receives a quarterly retainer of $2,500, or $10,000 per year. Each other member of our audit committee receives a quarterly retainer of $750, or $3,000 per year. Each member of the compensation committee of our board of directors receives a quarterly retainer of $625, or $2,500 per year, and each member of the nominating/corporate governance committee of our board of directors receives a quarterly retainer of $250, or $1,000 per year.

Each non-employee director is also eligible to receive an incremental stipend of $1,500 for each board meeting attended in person, or $750 for each board meeting attended by telephone, and $1,000 for each committee meeting attended in person, or $500 for each committee meeting attended by telephone. We reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our board of directors and committees of the board of directors.

In November 2008, as part of our plans to reduce cash expenditures, our board of directors, upon the recommendation of the compensation committee, amended our Director Compensation Policy to provide that non-employee directors will receive their quarterly retainers for service on the board of directors or committees of the board and their fees for attending meetings of the board and committees of the board in restricted stock units, or RSUs, under our 2005 Equity Incentive Award Plan, or the 2005 Plan. After each calendar quarter, each director will receive a number of RSUs calculated by dividing the total amount of such retainers and fees due to such director relating to such quarter by the closing price of our common stock on the Nasdaq Stock Market on the last trading day of such quarter. All of these RSUs would vest upon the first date included within an open trading window under our Insider Trading Policy following the first commercial sale of Silenor in the United States, subject to the director’s continued service to us on such date. Any RSUs issued after the first commercial sale of Silenor in the United States would vest upon the first date included within an open trading window under our Insider Trading Policy following the date of issuance, subject to the director’s continued service to us on such date. In the event of a change of control transaction (as defined under the 2005 Plan) involving us or our stock prior to the vesting of the RSUs, 100% of the unvested RSUs would vest upon the consummation of the change of control. On December 31, 2008 each of our non-employee directors was granted 543 RSUs in lieu of cash compensation for Board service from November 29, 2008 through December 31, 2008.

Our directors may participate in our stock incentive plans and employee-directors may participate in our employee stock purchase plan. Any non-employee director who is elected to our board of directors is granted an option to purchase 35,000 shares of our common stock on the date of his or her initial election to our board of directors. In addition, on the date of each annual meeting of our stockholders, (1) each continuing non-employee director will be eligible to receive an option to purchase 15,000 shares of common stock, (2) the non-Executive Chairman of the Board will be eligible to receive an additional annual option to purchase 25,000 shares of common stock (for a total of 40,000 shares), (3) the Chairman of our audit committee will be eligible to receive an additional annual option to purchase 5,000 shares of common stock (for a total of 20,000 shares) and (4) the Chairmen of our nominating/corporate governance committee and our compensation committee will be eligible to receive an additional annual option to purchase 2,500 shares of common stock (for a total of 17,500 shares each). Such options will have an exercise price per share equal to the fair market value of our common stock on such date. The initial options granted to non-employee directors described above will vest over three years in 36 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors on those dates. The annual options granted to non-employee directors described above will vest in 12 equal monthly installments on each monthly anniversary of the date of grant, subject to the director’s continuing service on our board of directors (and, with respect to grants to a Chairman of the Board or board committee, service as Chairman of the Board or a committee) on those dates. The term of each option granted to a non-employee director is ten years.

Our Chairman of the Board, David F. Hale, was appointed as Executive Chairman of the Board on December 6, 2007, and assumed the role of interim Chief Executive Officer on January 1, 2008. Richard W. Pascoe joined us as President and Chief Executive Officer on August 11, 2008, with Mr. Hale retaining the position of Executive Chairman of the Board. It is anticipated that Mr. Hale will return to the position of non-Executive Chairman of the Board as of our annual meeting of stockholders for 2009.

At the time that Mr. Hale agreed to serve as Executive Chairman of the Board, the compensation committee and our board of directors approved compensation arrangements for Mr. Hale for his service in such role. Mr. Hale’s base salary for acting in such role is $15,000 per month, which monthly salary will continue until Mr. Hale returns to the position of non-Executive Chairman of the Board. Mr. Hale was also made eligible to receive a bonus under our 2008 Incentive Plan, with Mr. Hale’s target bonus being equal to 45% of the total amount of cash compensation Mr. Hale received during 2008 for both of his roles of Executive Chairman of the Board and interim Chief Executive Officer. Because Mr. Hale was an employee of the company for all of 2008, his compensation is described in more detail below under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation.” When Mr. Hale returns to his role as non-Executive Chairman of the Board, it is expected that Mr. Hale will be compensated thereafter as provided under our Director Compensation Policy.

The following table summarizes our director compensation for each of our directors except Mr. Hale and Mr. Pascoe for the year ended December 31, 2008. For information regarding Mr. Hale and Mr. Pascoe’s compensation, please see the compensation tables relating to our Named Executive Officers below under the heading “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation.”

Director Compensation Table

					Change in
					Pension
					Value and
	Fees			Non-Equity	Nonqualified
	Earned			Incentive	Deferred
	or Paid	Stock	Option	Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name and Principal Position	($)	($)(1)	($)(1)	($)	($)	($)	($)

Erle T. Mast, Director, Chairman of the Audit Committee(2)	$29,444	$—	$24,358	$—	$—	$—	$53,802
Jesse I. Treu, Ph.D., Director, Chairman of the Compensation Committee	48,750	—	161,241	—	—	—	209,991
Kurt von Emster, Director, Chairman of the Nominating / Corporate Governance Committee	42,750	—	161,241	—	—	—	203,991
Terrell A. Cobb, Director	40,000	—	148,125	—	—	—	188,125
Michael L. Eagle, Director	51,500	—	148,887	—	—	—	200,387
Kurt C. Wheeler, Director	47,500	—	148,125	—	—	—	195,625
Thomas G. Wiggans, Director(3)	23,889	—	17,233	—	—	—	41,122
Daniel K. Turner III, former Director, former Chairman of the Audit Committee(4)	36,500	—	127,139	—	—	—	163,639
Kenneth M. Cohen, former Director(5)	18,681	—	—	—	—	—	18,681
Cam L. Garner, former Director(6)	$22,250	$—	$89,371	$—	$—	$—	$111,621

(1)	Amounts presented under “Stock Awards” are the non-cash expense for RSUs recorded for the year in accordance with the provisions of SFAS No. 123(R). Our directors were granted RSUs on December 31, 2008 which would vest upon the first date included within an open trading window under our Insider Trading Policy following the first commercial sale of Silenor in the United States, subject to continued service to us on such date. At December 31, 2008, this performance condition was not considered probable and consequently, no expense was recognized during the year ended December 31, 2008 related to these awards. Amounts presented under “Option Awards” are the non-cash expense for stock options recorded for the year in accordance with the provisions of SFAS No. 123(R).

(2)	Erle T. Mast joined our board of directors and became the chairman of our audit committee in June 2008.

(3)	Thomas G. Wiggans joined our board of directors in June 2008.

(4)	Daniel K. Turner resigned from our board of directors in August 2008.

(5)	Kenneth M. Cohen resigned from our board of directors in June 2008.

(6)	Cam L. Garner resigned from our board of directors in June 2008.

The following table summarizes the grant date fair value of each share-based award as determined in accordance with the provisions of SFAS No. 123(R) and the number of shares outstanding for each of our directors, except Mr. Hale and Mr. Pascoe, at December 31, 2008. Please see tables below relating to the compensation of our executive officers for information relating to Mr. Hale’s and Mr. Pascoe’s stock options and stock awards.

		Option Awards				Stock Awards
		Number of	Number of
		Shares	Shares		Grant			Grant
		Underlying	Underlying		Date		Number of	Date Fair
		Stock	Options	Exercise	Fair Value of	Number of	Shares	Value of
		Options	Outstanding at	Price per	Option	Shares	Outstanding at	Stock
	Grant	Granted	December 31,	Share	Awards	Granted	December 31,	Awards
Name and Principal Position	Date	(#)	2008(#)	($)	($)(1)	(#)(2)	2008(#)	($)(1)

Erle T. Mast,	6/11/2008	40,000	40,000	$4.27	$104,053	—	—	$—
Director, Chairman of the Audit Committee(3)	12/31/2008	—	—	$—	$—	543	543	$749

		40,000	40,000			543	543

Jesse I. Treu, Ph.D.,	3/2/2005	10,000	—	$2.40	$34,680	—	—	$—
Director, Chairman of the	7/19/2005	9,166	—	3.00	69,020	—	—	—
Compensation Committee	12/15/2005	35,000	35,000	11.00	224,256	—	—	—
	5/31/2006	17,500	17,500	15.32	197,258	—	—	—
	5/31/2007	17,500	17,500	15.00	185,694	—	—	—
	6/11/2008	17,500	17,500	4.27	43,395	—	—	—
	12/31/2008	—	—	$—	$—	543	543	$749

		106,666	87,500			543	543

Kurt von Emster,	12/15/2005	35,000	35,000	$11.00	$224,256	—	—	$—
Director, Chairman of the Nominating/Corporate	5/31/2006	17,500	17,500	15.32	197,258	—	—	—
Governance Committee	5/31/2007	17,500	17,500	15.00	185,694	—	—	—
	6/11/2008	17,500	17,500	4.27	43,395	—	—	—
	12/31/2008	—	—	$—	$—	543	543	$749

		87,500	87,500			543	543

Terrell A. Cobb,	3/2/2005	10,000	10,000	$2.40	$34,680	—	—	$—
Director	7/19/2005	9,166	9,166	3.00	69,020	—	—	—
	11/29/2005	13,333	13,333	13.62	111,825	—	—	—
	12/15/2005	35,000	35,000	11.00	224,256	—	—	—
	5/31/2006	15,000	15,000	15.32	169,079	—	—	—
	5/31/2007	15,000	15,000	15.00	159,167	—	—	—
	6/11/2008	15,000	15,000	4.27	37,196	—	—	—
	12/31/2008	—	—	$—	$—	543	543	$749

		112,499	112,499			543	543

Michael L. Eagle,	5/31/2007	35,000	35,000	$15.00	$371,389	—	—	$—
Director	6/11/2008	15,000	15,000	4.27	37,196	—	—	—
	12/31/2008	—	—	$—	$—	543	543	$749

		50,000	50,000			543	543

Kurt C. Wheeler,	7/19/2005	13,333	13,333	$3.00	$100,397	—	—	$—
Director	12/15/2005	35,000	35,000	13.62	224,256	—	—	—
	5/31/2006	15,000	15,000	15.32	169,079	—	—	—
	5/31/2007	15,000	15,000	15.00	159,167	—	—	—
	6/11/2008	15,000	15,000	4.27	37,196	—	—	—
	12/31/2008	—	—	$—	$—	543	543	$749

		93,333	93,333			543	543

Thomas G. Wiggans,	6/11/2008	35,000	35,000	$4.27	$91,655	—	—	$—
Director(4)	12/31/2008	—	—	$—	$—	543	543	$749

		35,000	35,000			543	543

(1)	The “Grant Date Fair Value” presented in the table above is the fair value of the share-based award determined in accordance with the provisions of SFAS No. 123(R) at the date of grant. For our stock options, the grant date fair value is based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. The intrinsic value is the difference between the stock price at the date of exercise and the exercise price, multiplied by the number of shares exercised. For our RSUs, the grant date fair value is based on the closing stock price of our common stock on the date of grant.

(2)	Effective December 2008, our board of directors receives RSUs in lieu of cash compensation. These RSUs would vest upon the first date included within an open trading window under our Insider Trading Policy following the first commercial sale of Silenor in the United States, subject to continued service to us on such date. Any RSUs issued after the first commercial sale of Silenor in the United States would vest upon the first date included within an open trading window under our Insider Trading Policy following the date of issuance, subject to continued service to us on such date.

(3)	Erle T. Mast joined our board of directors and became the chairman of our audit committee in June 2008.

(4)	Thomas G. Wiggans joined our board of directors in June 2008.

Director Independence

Our board of directors has determined that six of our nine directors are independent under the Nasdaq Stock Market qualification standards, including Messrs. Eagle, Mast, von Emster, Wheeler and Wiggans and Dr. Treu. In addition, Cam L. Garner, a former director who resigned from our board of directors in June 2008, and Daniel K. Turner, III, a former director who resigned from our board of directors in September 2008, was each also independent under the Nasdaq Stock Market qualification standards.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our board of directors at our Annual Meeting, we encourage all of our directors to attend. Messrs. Hale, Eagle, Mast, von Emster and Wiggans attended last year’s annual meeting.

Our board of directors unanimously recommends a vote “FOR” each nominee listed above. Proxies solicited by our board of directors will be so voted unless stockholders specify otherwise on the accompanying proxy.

PROPOSAL 2
APPROVAL OF AMENDMENT AND RESTATEMENT OF 2005 EQUITY INCENTIVE AWARD PLAN

Introduction

Our stockholders are being asked to approve an amendment and restatement of our 2005 Equity Incentive Award Plan, or the 2005 Plan. The proposed amended and restated 2005 Plan is referred to herein as the Restated Plan. Our board of directors approved the Restated Plan on March 10, 2009, subject to stockholder approval. The Restated Plan will become effective immediately upon stockholder approval at our Annual Meeting.

The principal features of the Restated Plan are summarized below, but the summary is qualified in its entirety by reference to the Restated Plan itself, which is attached to this proxy statement as Appendix A.

Overview of Proposed Amendments

The Restated Plan will implement the following changes:

•	The term of the Restated Plan will be extended until 2019.

•	The list of performance criteria that may be used by the compensation committee of our board of directors for purposes of granting awards under the Restated Plan that are intended to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, has been expanded, as described below under the heading “Performance Criteria.”

We are also seeking stockholder approval of the material terms of performance goals under the Restated Plan. Stockholder approval of such terms would preserve our ability to deduct compensation associated with future performance-based awards made under the Restated Plan to certain executives. Section 162(m) of the Code limits the deductions a publicly-held company can claim for compensation in excess of $1 million paid in a given year to its chief executive officer and its three other most highly-compensated executive officers (other than its chief financial officer) (these officers are generally referred to as the “covered employees”). “Performance-based” compensation that meets certain requirements is not counted against the $1 million deductibility cap. Stock options and stock appreciation rights qualify as performance-based compensation. Other awards that we may grant under the Restated Plan may qualify as performance-based compensation if the payment, retention or vesting of the award is subject to the achievement during a performance period of performance goals selected by the compensation committee. The compensation committee retains the discretion to set the level of performance for a given performance measure under a performance-based award. For such awards to qualify as performance-based compensation, the stockholders must approve the material terms of the performance goals every five years. For a discussion of the performance criteria for which approval is being sought, please see the discussion under “Performance Criteria” below.

If this Proposal 2 is not approved, the Restated Plan will not become effective, but the existing 2005 Plan will remain in effect.

Securities Subject to the Restated Plan

A total of 2,000,000 shares of our common stock, plus shares which were not issued under our 2004 Equity Incentive Award Plan as of the effective date of the 2005 Plan, were initially reserved under the 2005 Plan and will be reserved under the Restated Plan. The number of shares reserved for issuance under the Restated Plan may be increased from time to time by the number of shares of common stock related to options granted under our 2004 Equity Incentive Award Plan that are repurchased, forfeited, expire or are cancelled on or after the effective date of the 2005 Plan.

This amendment and restatement of the 2005 Plan will not affect the evergreen provision under the 2005 Plan. Pursuant to that provision, on January 1 of each year through January 1, 2015, the number of shares reserved for issuance under the plan will increase by the least of:

•	5% of our outstanding capital stock on the such date;

•	2,000,000 shares; and

•	an amount determined by our board of directors.

Pursuant to the evergreen provision, the share reserve was automatically increased on January 1, 2007 by 904,126 shares, on January 1, 2008 by 921,638 shares and on January 1, 2009 by 921,512 shares. In addition, our board of directors approved a one-time increase of 1,500,000 in the number of shares reserved for issuance on May 2, 2008, which increase was effective when it was approved by our stockholders on June 11, 2008. As of April 15, 2009, the aggregate number of shares authorized for issuance under the 2005 Plan was 6,525,638. The aggregate number of shares of common stock subject to outstanding awards under the 2005 Plan was 6,043,476, and 46,361 shares of common stock have been issued pursuant to the exercise of stock options under the 2005 Plan. A total of 435,801 shares of common stock remained available for future issuance under the 2005 Plan.

Notwithstanding the foregoing, the number of shares of stock that may be issued or transferred pursuant to awards under the 2005 Plan may not exceed an aggregate of 21,250,000 shares. All of the foregoing share numbers may be adjusted for changes in our capitalization and certain corporate transactions, as described below under the heading “Adjustments Upon Changes in Capitalization.”

In addition, in order to satisfy the requirements of Section 162(m) of the Code, the maximum number of shares which may be subject to awards granted under the Restated Plan to any individual in any calendar year may not exceed 2,000,000 shares of common stock.

To the extent that an award expires, terminates or lapses for any reason without having been exercised in full, any shares subject to the award as to which the award was not exercised will be available for future grant or sale under the Restated Plan. Shares of restricted stock which are forfeited or repurchased by us pursuant to the Restated Plan may again be optioned, granted or awarded under the Restated Plan. In addition, shares of common stock which are delivered by the holder or withheld by us upon the exercise of any award under the Restated Plan in payment of the exercise or purchase price of such award or tax withholding thereon may again be optioned, granted or awarded under the Restated Plan.

Administration

The compensation committee of our board of directors administers the 2005 Plan. To administer the Restated Plan, our compensation committee must consist of at least two members of our board of directors, each of whom is both a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Code. Subject to the terms and conditions of the Restated Plan, our compensation committee will have the authority to select the persons to whom awards are to be made, to determine the number of shares to be subject thereto and the terms and conditions thereof, and to make all other determinations and to take all other actions necessary or advisable for the administration of the Restated Plan. Our compensation committee will also be authorized to adopt, amend or rescind rules relating to administration of the Restated Plan. Our board of directors may at any time abolish the compensation committee and revest in itself the authority to administer the Restated Plan. The full board of directors will administer the Restated Plan with respect to awards to non-employee directors.

Eligibility

Our employees, consultants and directors and the employees and consultants of our subsidiaries will be eligible to receive awards under the Restated Plan. As of April 15, 2009, we had 10 employees, and we currently have nine directors, seven of whom are non-employee directors. On April 9, 2009, in order to reduce operating costs, our board of directors commenced a workforce reduction that will result in us having 7 full-time employees as of May 15, 2009.

Our compensation committee determines which employees, consultants and directors will be granted awards. No person will be entitled to participate in the Restated Plan as a matter of right nor does any such participation constitute assurance of continued employment or service with us. Only those employees, consultants and directors who are selected to receive grants by our compensation committee may participate in the Restated Plan. However, non-employee members of our board of directors are eligible to receive certain automatic option grants pursuant to a director compensation policy adopted by our board of directors. These automatic grants are described above under “Director Compensation.”

Awards Under the Restated Plan

The Restated Plan provides that our compensation committee (or the board of directors, in the case of awards to non-employee directors) may grant or issue stock options, stock appreciation rights, or SARs, restricted stock, RSUs, dividend equivalents and stock payments, or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

Nonqualified Stock Options.  Nonqualified stock options, or NQSOs, will provide for the right to purchase shares of our common stock at a specified price which may not be less than the fair market value of a share of common stock on the date of grant, and usually will become exercisable (at the discretion of our compensation committee) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of performance targets established by our compensation committee

(or the board of directors). NQSOs may be granted for any term specified by our compensation committee (or the board of directors), but the term may not exceed ten years.

Incentive Stock Options.  Incentive Stock Options, or ISOs, will be designed to comply with the provisions of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, must expire within a specified period of time following the optionee’s termination of employment, and must be exercised within the ten years after the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the Restated Plan provides that the exercise price must be at least 110% of the fair market value of a share of common stock on the date of grant and the ISO must expire upon the fifth anniversary of the date of its grant.

Restricted Stock.  Restricted stock may be granted to participants and made subject to such restrictions as may be determined by our compensation committee (or the board of directors). Typically, restricted stock may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions are not met, and they may not be sold or otherwise transferred to third parties until such conditions or restrictions are removed or expire. Purchasers of restricted stock, unlike recipients of options, will have voting rights and certain other rights as a stockholder prior to the time when the restrictions lapse.

Restricted Stock Units.  RSUs may be awarded to participants, typically without payment of consideration, but subject to vesting conditions based on continued employment or on performance criteria established by our compensation committee (or the board of directors). Like restricted stock, RSUs may not be sold or otherwise transferred or hypothecated until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and a recipient of RSUs generally will have no rights as a stockholder prior to the time when vesting conditions are satisfied.

Stock Appreciation Rights.  SARs granted under the Restated Plan typically will provide for payments to the holder based upon increases in the price of our common stock over the exercise price of the SAR. Except as required by Section 162(m) of the Code with respect to an SAR intended to qualify as performance-based compensation as described in Section 162(m) of the Code, there are no restrictions specified in the Restated Plan on the exercise of SARs or the amount of gain realizable therefrom. Our compensation committee (or the board of directors) may elect to pay SARs in cash or in common stock or in a combination of both.

Dividend Equivalents.  Dividend equivalents represent the value of the dividends, if any, per share paid by us, calculated with reference to the number of shares covered by the stock options, SARs, RSUs or other awards held by the participant.

Stock Payments.  Stock payments may be authorized by our compensation committee (or the board of directors) in the form of common stock or an option or other right to purchase common stock as part of a bonus, deferred compensation or other arrangement. Unless otherwise determined by our compensation committee (or the board of directors), stock payments will be made in lieu of all or any part of compensation that would otherwise be payable in cash to the employee or consultant.

Performance Criteria

The compensation committee may designate employees as “covered employees” whose compensation for a given fiscal year may be subject to the limit on deductible compensation imposed by Section 162(m) of the Code. The compensation committee may grant to such covered employees restricted stock, RSUs, performance awards and stock payments that are paid, vest or become exercisable upon the attainment of company performance criteria which are related to one or more of the following performance goals as applicable to us or any of our subsidiaries, divisions or operating units:

•	operating or other costs and expenses

•	improvements in expense levels;

•	cash flow (including, but not limited to, operating cash flow and free cash flow);

•	return on net assets;

•	return on stockholders’ equity;

•	return on sales;

•	gross or net profit margin;

•	working capital;

•	net earnings (either before or after interest, taxes, depreciation and amortization);

•	sales or revenue;

•	net income (either before or after taxes);

•	operating earnings;

•	earnings per share;

•	price per share of our common stock;

•	capital raised in financing transactions or other financing milestones;

•	market recognition (including but not limited to awards and analyst ratings); and

•	implementation, completion or attainment of objectively-determinable objectives relating to research, development, regulatory, commercial or strategic milestones or developments.

The compensation committee may provide that one or more objectively determinable adjustments will be made to one or more of the performance goals established for any performance period. Such adjustments may include one or more of the following:

•	items relating to unusual or extraordinary corporate transactions, events or developments,

•	non-cash charges, including those relating to share-based awards,

•	other non-operating items,

•	items related to a change in accounting principle,

•	items relating to financing activities,

•	expenses for restructuring or productivity initiatives,

•	items related to acquisitions or other strategic transactions,

•	items attributable to the business operations of any entity acquired by us during the performance period,

•	items related to the disposal of a business of segment of a business,

•	items related to discontinued operations that do not qualify as a segment of a business under GAAP,

•	items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the performance period,

•	any other items of significant income or expense which are determined to be appropriate adjustments,

•	items related to amortization of acquired intangible assets,

•	items that are outside the scope of our core, on-going business activities, or

•	items relating to any other unusual or nonrecurring events or changes in applicable laws or business conditions.

Awards Not Transferable

Awards may generally not be sold, pledged, transferred or disposed of in any manner other than by will or by the laws of descent and distribution. The compensation committee (or the board of directors) may allow awards other than ISOs to be transferable pursuant to qualified domestic relations orders or to other permitted transferees. ISOs may not be transferable. If the compensation committee (or the board of directors) makes an award transferable, such award shall contain such additional terms and conditions as the compensation committee deems appropriate.

Adjustments Upon Changes in Capitalization

In the event of any dividend, stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or other distribution (other than normal cash dividends) of assets to our stockholders or any other change affecting our common stock, the compensation committee (or the board of directors) will make appropriate adjustments in the number and type of shares of stock subject to the Restated Plan, the terms and conditions of any award outstanding under the Restated Plan, and the grant or exercise price of any such award.

In the event of a change in control where the acquiror does not assume awards granted under the Restated Plan, awards issued under the Restated Plan will be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable. In the event of a change of control where the acquiror assumes awards granted under the Restated Plan, 50% of the awards will become vested and exercisable or payable, as applicable, and the remaining outstanding awards will become fully vested and exercisable or payable, as applicable, if the employment of the holder of any such award is terminated by the acquiror without cause or if the holder terminates employment for good reason within 12 months after a change in control. Under the Restated Plan, a change in control is generally defined as:

•	the direct or indirect sale or exchange in a single or series of related transactions (other than an offering of our stock to the general public through a registration statement filed with the SEC) whereby any person or entity or related group of persons or entities (other than us, our subsidiaries, an employee benefit plan maintained by us or any of our subsidiaries or a person or entity that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, us) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition;

•	during any two-year period, individuals who, at the beginning of such period, constitute our board of directors together with any new director(s) whose election by our board of directors or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of our board of directors;

•	a merger or consolidation in which the company is a party, other than a merger or consolidation that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities or a merger or consolidation after which no person or entity owns 50% of the successor company’s voting power;

•	the sale, exchange or transfer of all or substantially all of our assets; or

•	the liquidation or dissolution of the company.

Amendment and Termination of the Restated Plan

Our board of directors may terminate, amend or modify the Restated Plan. However, stockholder approval of any amendment to the Restated Plan will be obtained to the extent necessary and desirable to comply with any applicable law, regulation or stock exchange rule, or for any amendment to the Restated Plan that increases the number of shares available under the Restated Plan. If not terminated earlier by the compensation committee or the board of directors, the Restated Plan will terminate in 2019.

No Repricing of Awards

The Restated Plan does not permit our board of directors or the compensation committee, without stockholder approval, to amend the terms of any outstanding option under the Restated Plan to reduce its exercise price or to grant an option in exchange for, or in connection with, the cancellation or surrender of an option having a higher per share exercise price.

Securities Laws

The Restated Plan is intended to conform with all provisions of the Securities Act of 1933, as amended, or the Securities Act, and the Exchange Act and any and all regulations and rules promulgated by the SEC thereunder, including without limitation Rule 16b-3. The Restated Plan will be administered, and options will be granted and may be exercised, only in such a manner as to conform to such laws, rules and regulations.

Federal Income Tax Consequences Associated with the Restated Plan

The following is a general summary under current law of the material federal income tax consequences to participants in the Restated Plan. This summary deals with the general tax principles that apply and is provided only for general information. Some kinds of taxes, such as state and local income taxes, are not discussed. Tax laws are complex and subject to change and may vary depending on individual circumstances and from locality to locality. This summary does not discuss all aspects of income taxation that may be relevant in light of a holder’s personal investment circumstances. This summarized tax information is not tax advice.

Nonqualified Stock Options.  For federal income tax purposes, if an optionee is granted NQSOs under the Restated Plan, the optionee will not have taxable income on the grant of the option, nor will we be entitled to any deduction. Generally, on exercise of an NQSO the optionee will recognize ordinary income, and we will be entitled to a deduction, in an amount equal to the difference between the option exercise price and the fair market value of a share of common stock on the date each such option is exercised. The optionee’s basis for the stock for purposes of determining gain or loss on subsequent disposition of such shares generally will be the fair market value of the common stock on the date the optionee exercises such option. Any subsequent gain or loss will be generally taxable as capital gains or losses.

Incentive Stock Options.  There is no taxable income to an optionee when an optionee is granted an ISO or when that option is exercised. However, the amount by which the fair market value of the shares at the time of exercise exceeds the option price will be an “item of adjustment” for the optionee for purposes of the alternative minimum tax. Gain realized by the optionee on the sale of common stock received upon exercise of an ISO is taxable at capital gains rates, and no tax deduction is available to us, in each case unless the optionee disposes of the shares within (1) two years after the date of grant of the option or (2) within one year of the date the shares were transferred to the optionee. If the common shares are sold or otherwise disposed of before the end of the two-year and one-year periods specified above, the difference between the option exercise price and the fair market value of the shares on the date of the option’s exercise will be taxed at ordinary income rates, and we will be entitled to a deduction to the extent the optionee must recognize ordinary income. If such a sale or disposition takes place in the year in which the optionee exercises the option, the income the optionee recognizes upon sale or disposition of the shares will not be considered income for alternative minimum tax purposes. Otherwise, if the optionee sells or otherwise disposes of the shares before the end of the two-year and one-year periods specified above, the maximum amount that will be included as alternative minimum tax income is the gain, if any, the optionee recognizes on the disposition of the shares.

An ISO exercised more than three months after an optionee terminates employment, other than by reason of death or disability, will be taxed as a NQSO, and the optionee will have been deemed to have received income on the exercise taxable at ordinary income rates. We will be entitled to a tax deduction equal to the ordinary income, if any, realized by the optionee.

Stock Appreciation Rights.  In the case of SARs granted with an exercise price equal to the fair market value of our common stock on the date of grant, no taxable income is realized upon the receipt of the SAR, but upon exercise of the SAR, the fair market value of the shares received, determined on the date of exercise of the SAR, or the amount of cash received in lieu of shares, must be treated as compensation taxable as ordinary income to the recipient in the year of such exercise. We will be entitled to a deduction for compensation paid in the same amount which the recipient realized as ordinary income.

Restricted Stock and Restricted Stock Units.  A participant to whom restricted stock or RSUs is issued generally will not recognize taxable income upon such issuance and we generally will not then be entitled to a deduction unless, with respect to restricted stock, an election is made by the participant under Section 83(b) of the Code. However, when restrictions on shares of restricted stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the employee generally will recognize ordinary income and we generally will be entitled to a deduction for an amount equal to the excess of the fair market value of the shares at the date such restrictions lapse over the purchase price. If a timely election is made under Section 83(b) with respect to restricted stock, the participant generally will recognize ordinary income on the date of the issuance equal to the excess, if any, of the fair market value of the shares at that date over the purchase price therefore, and we will be entitled to a deduction for the same amount. Similarly, when RSUs vest and the underlying common stock is issued to the participant, the participant generally will recognize ordinary income and we generally will be entitled to a deduction for the amount equal to the fair market value of the shares at the date of issuance. A Section 83(b) election is not permitted with regard to the grant of RSUs.

Dividend Equivalents.  A recipient of a dividend equivalent award generally will not recognize taxable income at the time of grant, and we will not be entitled to a deduction at that time. When a dividend equivalent is paid, the participant generally will recognize ordinary income, and we will be entitled to a corresponding deduction.

Stock Payments.  A participant who receives a stock payment in lieu of a cash payment that would otherwise have been made will generally be taxed as if the cash payment has been received, and we generally will be entitled to a deduction for the same amount.

Section 162(m) of the Code.  In general, under Section 162(m), income tax deductions of publicly-held corporations may be limited to the extent total compensation (including base salary, annual bonus, stock option exercises and non-qualified benefits paid) for specified executive officers exceeds $1 million (less the amount of any “excess parachute payments” as defined in Section 280G of the Code) in any one year. However, under Section 162(m), the deduction limit does not apply to certain “performance-based compensation” as provided for by the Code and established by an independent compensation committee which is adequately disclosed to, and approved by, stockholders. In particular, stock options and SARs will satisfy the “performance-based compensation” exception if the awards are made by a qualifying compensation committee, the underlying plan sets the maximum number of shares that can be granted to any person within a specified period and the compensation is based solely on an increase in the stock price after the grant date (i.e., the option exercise price is equal to or greater than the fair market value of the stock subject to the award on the grant date). Performance or incentive awards granted under the Restated Plan may qualify as “qualified performance-based compensation” for purposes of Section 162(m) if such awards are granted or vest upon the pre-established objective performance goals described above.

Options and stock appreciation rights granted by the compensation committee under the Restated Plan are intended to qualify as “qualified performance-based compensation” under Section 162(m) of the Code. The Restated Plan has been structured with the intent that certain other awards granted under the Restated Plan may, in the discretion of the compensation committee, be structured so as to qualify for the “qualified performance-based compensation” exception to the $1 million annual deductibility limit of Section 162(m) of the Code. We have not, however, requested a ruling from the Internal Revenue Service or an opinion of counsel regarding this issue. This discussion will neither bind the Internal Revenue Service nor preclude the Internal Revenue Service from adopting a contrary position.

Section 409A of the Code.  Certain types of awards under the Restated Plan may constitute, or provide for, a deferral of compensation under Section 409A of the Code. Unless certain requirements set forth in Section 409A are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% federal penalty tax (and, potentially, certain interest penalties). To the extent applicable, the Restated Plan and awards granted under the

Restated Plan will be structured and interpreted to comply with Section 409A of the Code and the Treasury Regulations and other interpretive guidance that may be issued pursuant to Section 409A of the Code.

If a plan award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize the compensation deferred under the award as ordinary income when such amounts are vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply, Section 409A imposes an additional 20% federal income tax on the deferred compensation recognized as ordinary income, as well as interest on such deferred compensation.

New Plan Benefits

As of December 31, 2008, each of our Executive Chairman of the Board, President and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, referred to as our Named Executive Officers, and our other officers as a group have received the following option grants and awards of restricted stock under the 2005 Plan:

	Stock Options	Restricted Stock/RSUs
	Granted (#)	Granted (#)

David F. Hale, Executive Chairman of the Board	245,000	57,500
Richard W. Pascoe, President and Chief Executive Officer	500,000	60,000
Meg McGilley, Vice President and Chief Financial Officer(1)	187,000	57,500
Philip Jochelson, Former Senior Vice President and Chief Medical Officer(2)	217,000	57,500
Susan E. Dubé, Former Senior Vice President, Corporate Development(3)	187,000	57,500
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	202,000	57,500
All Named Executive Officers as a Group (6 persons)	1,538,000	347,500
All Executive Officers as a Group (10 persons)	2,163,600	557,500
All Non-Executive Directors as a Group (7 persons)(4)	460,000	3,801
All Non-Executive Employees as a Group (12 persons)(5)	867,710	256,050

(1)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(2)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(3)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

(4)	This amount excludes stock options, shares of restricted stock and RSUs granted to Mr. Hale, who became our Executive Chairman of the Board on December 6, 2007. Pursuant to our automatic grant policy for our non-employee directors, each existing non-employee director will receive options, restricted stock awards and RSU awards during 2009 as described above under “Director Compensation.” The dollar value of these future grants to be made in 2009 pursuant to our automatic grant policy for our non-employee directors will be based on the closing price of our common stock on the Nasdaq Stock Market on the relevant grant date.

(5)	These amounts include awards granted to employees whose employment was terminated on December 1, 2008 as part of a reduction in force, but continue to vest in their share-based awards due to continuing service to us as consultants.

All other future grants under the Restated Plan are within the discretion of our board of directors or the compensation committee and the benefits of such grants are, therefore, not determinable.

Required Vote

The affirmative vote of the holders of a majority of the total shares as to which votes are cast on this proposal will be required to approve the proposed amendment and restatement of the 2005 Plan.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table provides information as of December 31, 2008 with respect to equity compensation plans (including individual compensation arrangements and employee stock purchase plans) under which our common stock is authorized for issuance.

Number of
Securities
Remaining
	Number of Securities to be	Weighted-Average	Available for
	Issued Upon Exercise of	Exercise Price of	Future Issuance
	Outstanding Options,	Outstanding	Under Equity
Plan Category	Warrants and Rights	Options,	Compensation Plans

Equity compensation plans approved by security holders	4,933,341	$7.79	1,786,093
Equity compensation plans not approved by security holders	—	—	—

Total	4,933,341	$7.79	1,786,093

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote “FOR” the approval of the amendment and restatement of the 2005 Equity Incentive Award Plan.

PROPOSAL 3

APPROVAL OF ONE-TIME OPTION EXCHANGE PROGRAM

Our stockholders are being asked to approve a one-time stock option exchange program under which eligible participants who hold options to purchase our common stock that have exercise prices in excess of $1.00 per share will be given a one-time opportunity to exchange the eligible options for the grant of a lesser number of replacement stock options with lower exercise prices to be granted under the 2005 Plan.

We believe this option exchange program, as designed, is in the best interest of our stockholders and our company and positions us well for the future in these uncertain economic times. If approved by stockholders, we believe the option exchange would enable us to:

•	Motivate and engage the eligible participants to continue to build stockholder value;

•	Reduce our overhang by reducing the number of outstanding stock options; and

•	Recapture value from the compensation expense that we record with respect to certain eligible options.

Our board of directors authorized the option exchange on March 10, 2009, subject to stockholder approval. To implement the option exchange, we will commence an exchange offer to the eligible participants upon the terms and subject to the conditions of a written offer set forth in a tender offer statement on Schedule TO to be filed with the SEC. We currently expect to file these documents with the SEC in April 2009. Eligible participants will be given at least 20 business days in which to accept the offer of the replacement options in exchange for the surrender of their eligible options. If this proposal is approved, we expect to complete the option exchange on the date of the Annual Meeting. Eligible participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Stockholder approval of the option exchange is required under the Nasdaq Stock Market listing rules and the terms of our equity incentive plans. If our stockholders do not approve the option exchange, eligible options will remain outstanding in accordance with their existing terms.

Overview

Like many companies, we have experienced a significant decline in our stock price over the last year and our stock price remains at a relatively low level compared to its historical price. As a result, all of our outstanding stock options have exercise prices significantly above the recent trading prices of our common stock and the average market price of our stock over the prior 12 months. Because of the continued challenging economic environment, we believe these underwater stock options are no longer effective as incentives to retain and motivate our key contributors. We believe that many optionees perceive that these options have little or no value. In addition, although these stock options are not likely to be exercised as long as our stock price is lower than the applicable exercise price, they will remain on our books with the potential to dilute stockholders’ interests for up to the full term of the options, while delivering little or no retentive or incentive value, unless they are surrendered or cancelled.

Historically we have granted options at varying times and having a broad range of exercise prices. Please see “Executive Compensation — Compensation Discussion and Analysis — Elements of Executive Compensation — Equity-Based Awards.” For reference purposes, the following table summarizes information regarding outstanding equity awards issued pursuant to the 2005 Plan and our 2004 Equity Incentive Award Plan, or the 2004 Plan, and shares of common stock available for future grants under the 2005 Plan and the 2004 Plan as of April 15, 2009:

Shares available for future grant under existing equity plans	435,801
Shares issuable pursuant to outstanding stock options	5,274,646
Weighted average exercise price of all outstanding stock options	$6.65
Weighted average remaining term of all outstanding stock options	8.2 years
Shares issuable pursuant to all other outstanding equity awards(1)	1,389,618

(1)	Consists of restricted stock and RSU awards.

As of April 15, 2009, options to purchase an aggregate of 4,894,474 shares of our common stock were held by eligible participants and would be eligible for the option exchange. These stock options have a weighted average exercise price of $6.45 and a weighted average remaining life of 8.3 years.

Summary of Material Terms of Option Exchange

The option exchange, if approved by our stockholders, would provide for the following:

•	The option exchange will be open to all persons who were employed by us on March 1, 2009 and are still employed by us or providing services to us as a consultant or director as of the commencement of the option exchange and remain employed by us or providing services as a consultant or director through the completion date of the option exchange. These persons are referred to herein as eligible participants. Eligible participants will be permitted to elect which of their eligible options they wish to exchange for replacement options on a grant-by-grant basis.

•	All replacement options will be granted with an exercise price per share equal to the greater of $1.00 or the closing price per share of our common stock on the replacement option grant date as reported by the Nasdaq Stock Market. Stock options that have a per share exercise price less than $1.00 will not be eligible for exchange.

•	The option exchange will not be a one-for-one exchange. An eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the option exchange. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.

•	One-third of the replacement stock options granted in exchange for eligible options will be vested on the date of grant. The remainder of the replacement stock options will vest, subject to the participant’s continued service, in equal monthly installments over the following two year period. Additional details regarding the vesting of the replacement options is provided under the heading “Details of the Stock Option Exchange Program — Terms and Conditions of Replacement Options - Vesting of Replacement Options” below.

Although the final terms of the option exchange are expected to be materially similar to the terms described in this proposal, our board of directors may, in its sole discretion, change the terms of the option exchange to take into account a change in circumstances, as described below, and may determine not to implement the option exchange even if stockholder approval of the option exchange is obtained.

Reasons for the Option Exchange

We believe that, if approved by our stockholders, the option exchange would be an important component in our efforts to position our company for the future by accomplishing the following goals:

•	The option exchange offers a reasonable, balanced and meaningful incentive for eligible participants. Due to the significant decline of our stock price during the last year, our key contributors now hold stock options with exercise prices significantly higher than the current market price of our common stock. For example, the closing price of our common stock on the Nasdaq Stock Market on April 15, 2009 was $0.47, whereas the weighted average exercise price of all outstanding options held by equity plan participants eligible for the option exchange was $6.45. As of April 15, 2009, all of the outstanding stock options held by equity plan participants were underwater. Under the option exchange, eligible participants would surrender eligible options for a smaller number of stock options that will vest over two years, with one third of the total number of shares subject to the replacement stock option grant vested on the replacement grant date and the remaining shares vesting in equal monthly installments over the following two year period. We believe that the lower number of stock options granted at a lower exercise price, together with a new vesting requirement, represents a reasonable and balanced option exchange with the potential for a significant positive impact on retention, motivation and performance. Additionally, stock options will provide value to optionees only if our stock price increases over time, thereby aligning optionee and stockholder interests.

•	The option exchange will reduce our equity award overhang. Not only do the underwater options have little or no retention value, they cannot be removed from our equity award overhang until they are exercised, expire or the optionee who holds them leaves our service. The option exchange will reduce our overhang while eliminating the ineffective options that are currently outstanding. Because a lesser number of shares will be subject to awards granted in exchange for eligible options, the number of shares of stock subject to all outstanding equity awards will be reduced, thereby reducing our overhang. If all eligible options are exchanged, options to purchase approximately 4.9 million shares would be surrendered and cancelled, while approximately 3.3 million shares would be subject to awards granted in the option exchange, resulting in a net reduction in the equity award overhang by approximately 1.6 million shares. All eligible options that are not exchanged will remain outstanding and in effect in accordance with their existing terms.

•	The reduced number of shares subject to the replacement options will conserve our equity pool. Under the exchange program, shares subject to eligible options that are surrendered in exchange for a lesser number of replacement options will return to the pool of shares available for future grant under our 2005 Plan. This return of shares will constitute an efficient use of the shares available for future issuance.

•	The option exchange will allow us to recapture value from the compensation expense that we record with respect to certain eligible options. If this proposal is not approved by our stockholders, as of March 31, 2009 we will continue to be obligated to recognize approximately $7.5 million of stock-based compensation expense with respect to eligible options over the remaining service period of the original awards, even if the stock options are never exercised. We believe that we can provide an incentive to retain and motivate eligible participants while incurring only an additional $0.2 million in additional compensation expense. As a result of the option exchange, we would expect to recognize a total non-cash accounting charge of approximately $7.7 million over the expected life of the replacement options.

Alternatives Considered

When considering how best to continue to provide incentives to and reward equity plan participants who hold options that are significantly underwater, we considered the following alternatives:

•	Increase cash compensation. To replace equity incentives, we considered whether we could substantially increase base and target bonus cash compensation. However, increases in cash compensation would adversely affect our cash and working capital position. In addition, these increases would not reduce our overhang and would not align the interests of the eligible participants with those of our stockholders.

•	Grant additional equity awards. We also considered special grants of additional stock options at current market prices or another form of equity award, such as restricted stock awards or RSUs. However, these additional grants would substantially increase our overhang and our stock-based compensation expense in addition to diluting the interests of our stockholders.

•	Exchange options for cash. We also considered implementing a program to exchange underwater options for cash payments. However, an exchange program where options are generally exchanged for cash would adversely affect our cash and working capital position. In addition, we do not believe that such a program would have significant long-term retention value.

•	Exchange options for shares of restricted stock or restricted stock units. We also considered implementing a program to exchange underwater options for restricted stock or RSUs. However, in order to avoid substantially higher share-based, non-cash compensation charges, the exchange ratios for such an exchange program would need to be substantially higher than for an options-for-options exchange program (i.e., fewer replacement awards granted). Thus, we believe that participation in an options-for-restricted stock exchange program would be lower than with an options-for-options exchange program. Additionally, RSUs and restricted stock awards would be new for many of the eligible participants, and we believe that a lack of familiarity with such equity awards could negatively impact participation in the exchange program.

After weighing each of these alternatives, subject to the exceptions described in this proposal, we have decided to provide an option-for-option exchange. We have determined that a program under which eligible participants generally could exchange significantly underwater stock options for a smaller number of stock options was the most attractive alternative for the reasons described above.

DETAILS OF THE STOCK OPTION EXCHANGE PROGRAM

Implementing the Option Exchange

Our board of directors authorized the option exchange on March 10, 2009, subject to stockholder approval. To implement the option exchange, we will commence an exchange offer to the eligible participants upon the terms and subject to the conditions of a written offer set forth in a tender offer statement on Schedule TO to be filed with the SEC. We currently expect to file these documents with the SEC in April 2009. Eligible participants will be given at least 20 business days in which to accept the offer of the replacement options in exchange for the surrender of their eligible options. If this proposal is approved, we expect to complete the option exchange on the date of the Annual Meeting. Eligible participants, as well as stockholders and members of the public, will be able to review the offer to exchange and other related documents filed by us with the SEC free of charge on the SEC’s website at www.sec.gov.

Eligibility

If implemented, the option exchange will be open to all members of our board of directors and all persons who were employed by us on March 1, 2009. To be an eligible participant, such persons must still be employed by us or providing services to us as a consultant or director as of the commencement of the option exchange and remain employed by us or providing services as a consultant or director through the completion date of the option exchange.

As of April 15, 2009, we estimate that approximately 28 of our employees, consultants and directors would be eligible to participate in the option exchange. If an option holder is no longer an employee with us or providing services to us as a consultant or director for any reason on the date that the replacement option grant is made following the completion of the offer, even if he or she had elected to participate and had tendered his or her options for exchange, such person’s tender will automatically be deemed withdrawn and he or she will not participate in the option exchange. He or she will retain his or her outstanding options in accordance with their original terms and conditions, and he or she may exercise them during a limited period of time following termination of service in accordance with their terms and to the extent that they are vested. A vote by an eligible participant in favor of this proposal at the Annual Meeting does not constitute an election to participate in the option exchange.

Exchange Ratio

An eligible participant will receive two replacement stock options for every three eligible stock options surrendered pursuant to the option exchange. The exchange ratio will be applied on a grant-by-grant basis. Replacement option grants calculated according to the exchange ratio will be rounded down to the nearest whole share on a grant-by-grant basis. Stock options for fractional shares will not be issued.

Continuing this example, if we assume that all eligible options (as of April 15, 2009) remain outstanding and the option holders remain eligible to participate, the following table summarizes information regarding the eligible options and the replacement options that would be granted in the exchange:

Maximum
Number				Number of
of Shares		Weighted Average		Shares
Underlying	Weighted Average	Remaining Life of		Underlying
Eligible	Exercise Price of	Eligible Options		Replacement Options
Options	Eligible Options	(Years)	Exchange Ratio	That May Be Granted

4,894,474	$6.45	8.3 years	3-to-2	3,262,982

After the exchange as presented in this example (assuming all eligible options are tendered and without including any grants after April 15, 2009), there will be 2,067,293 shares available for grant under the 2005 Plan, and 3,643,154 options outstanding. Assuming all such eligible options are issued at $1.00 per share, the outstanding options would have a weighted average exercise price of $1.85 and a weighted average remaining term of 8.2 years.

Election to Participate

Participation in the option exchange will be voluntary. Under the option exchange, eligible participants may make an election to surrender eligible stock options that have an exercise price of at least $1.00. Eligible participants will be permitted to elect which of their eligible options they wish to exchange for replacement options on a grant-by-grant basis.

Terms and Conditions of Replacement Options

Each replacement stock option will be evidenced by a stock option agreement between us and the optionee, and will be subject to the following additional terms and conditions:

Exercise Price of Replacement Options.  All replacement options will be granted with an exercise price per share equal to the greater of $1.00 or the closing price per share of our common stock on the replacement option grant date as reported by the Nasdaq Stock Market.

Vesting of Replacement Options.  One third of the replacement options will be vested at the time of the new grant, regardless of whether the surrendered options were partially or wholly vested. The remainder of the replacement options will vest in equal monthly installments over the following two year period.

The replacement options will vest only if the optionee remains an employee, director or consultant of the company through each respective vesting date. Replacement options that are unvested at the time of an optionee’s termination of service cannot be exercised and will be forfeited, unless otherwise provided by the administrator of the 2005 Plan.

Term of Replacement Options.  The term of a stock option is the length of time during which it may be exercised. Under the option exchange, each replacement option will retain the same expiration date as the surrendered options, subject to earlier expiration of the option upon the optionee’s termination of service.

Other Terms and Conditions of Replacement Options.  The other terms and conditions of the replacement options will be governed by the terms and conditions of the 2005 Plan and the stock option agreements entered into thereunder. All replacement stock options will be non-qualified stock options granted under our 2005 Plan, regardless of the tax status of the eligible options surrendered for exchange.

Return of Eligible Options Surrendered.  The eligible options surrendered for exchange will be cancelled and all shares of common stock that were subject to such surrendered options will again become available for future awards under the 2005 Plan.

U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange program. A more detailed summary of the applicable tax considerations to participating holders will be provided in the offer to exchange. The option exchange should be treated as a non-taxable exchange for U.S. federal income tax purposes, and we and our participating optionees should recognize no income for U.S. federal income tax purposes upon the issuance of the replacement options.

Accounting Impact

If this proposal is not approved by our stockholders, as of March 31, 2009 we will continue to be obligated to recognize approximately $7.5 million of stock-based compensation expense with respect to eligible options over the remaining estimated requisite service period of the original awards, even if the stock options are never exercised. As a result of the option exchange, we believe we will incur an additional $0.2 million of compensation expense attributable to the incremental fair value of the awards granted to eligible participants in exchange for surrendered stock options, measured as of the date such awards are granted. As a result of the option exchange, we would expect to recognize a total non-cash accounting charge of approximately $7.7 million over the expected requisite service period of the replacement options. The incremental compensation expense was estimated using the Black-Scholes valuation method with the following assumptions as of April 1, 2009: (1) all eligible options are exchanged, (2) the exercise price of the newly issued options is $1.00 per share, (3) the per-share price of our common stock at the date of grant is $0.32, (4) the weighted average interest rate at the date of grant is 1.3%, (5) the weighted average volatility on the date of grant is 91%, (6) a 3% forfeiture rate, and (7) no dividend yield. The actual incremental compensation expense will be calculated on the date the options are exchanged. The assumptions used in making the estimate as of April 1, 2009 may differ significantly from those used on the actual date of exchange, resulting in different actual incremental compensation expense than that which is presented here.

Potential Modification to Terms to Comply with Governmental Requirements

The terms of the option exchange will be described in a tender offer document that will be filed with the SEC. Although we do not anticipate that the SEC would require us to modify the terms materially, it is possible that we will need to alter the terms of the option exchange to comply with potential SEC comments. We would also modify the terms of the exchange offer is required by any other legal requirement.

Benefits of the Option Exchange to Eligible Participants

Because the decision whether to participate in the option exchange is completely voluntary, we are not able to predict who will participate, how many options any particular group of eligible participants will elect to exchange, or the number of replacement options that we may grant.

Effect on Stockholders

The option exchange was designed to provide renewed incentives and motivate the eligible participants to continue to create stockholder value and reduce the number of shares currently subject to outstanding options, thereby avoiding the dilution in ownership that normally results from supplemental grants of replacement options or other awards. We are unable to predict the precise impact of the option exchange on our stockholders because we are not able to predict who will participate, how many options any particular group of eligible participants will elect to exchange, or the number of replacement options that we may grant.

Based on the assumptions described above, if all eligible options are exchanged, options to purchase 4,894,474 shares will be surrendered and cancelled, while replacement options covering 3,262,982 shares will be granted, resulting in a net reduction in the equity award overhang by approximately 1,631,492 shares. Following the exchange program, if all eligible options are exchanged, we will have approximately 3,643,154 options outstanding, with a weighted average exercise price of $1.85 and a weighted average remaining term of 8.2 years. As of April 15, 2009, the total number of shares of our common stock outstanding was 18,430,247.

Required Vote

The affirmative vote of the holders of a majority of the total shares as to which votes are cast on this proposal will be required to approve the option exchange.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote “FOR” the approval of the one-time option exchange program.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of April 15, 2009 for:

•	each person known by us to beneficially own more than 5% of our common stock;

•	each of our Executive Chairman of the Board and former Interim Chief Executive Officer, President and Chief Executive Officer, Chief Financial Officer, and three other most highly compensated executive officers, referred to as our Named Executive Officers;

•	each of our directors; and

•	all of our executive officers and directors as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to the securities. Except as indicated by footnote, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The number of shares of common stock used to calculate the percentage ownership of each listed person includes the shares of common stock underlying options held by such persons that are exercisable as of June 14, 2009, which is 60 days after April 15, 2009.

Percentage of beneficial ownership is based on 18,430,257 shares of common stock outstanding as of April 15, 2009.

Unless otherwise indicated, the address for the following stockholders is c/o Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, CA 92130.

	Shares	Percent
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Owned	Owned

5% Stockholders:
Funds affiliated with MPM Capital, L.P.(1) 601 Gateway Boulevard, Suite 350 South San Francisco, CA 94080	3,733,189	20.3%
Scale Venture Management I, LLC, (formerly BAVP, L.P.)(2) 950 Tower Lane, Suite 700 Foster City, CA 94404	1,981,582	10.8%
FrontPoint Partners LLC(3) Two Greenwich Plaza Greenwich, CT 06830	1,796,676	9.7%
Funds affiliated with Montreux Equity Partners LLC(4) 3000 Sand Hill Road, Building 1, Suite 260 Menlo Park, CA 94025	1,344,443	7.3%
Funds affiliated with Domain Associates, L.L.C.(5) One Palmer Square, Suite 515 Princeton, NJ 08542	1,099,394	6.0%
Directors and Named Executive Officers:
David F. Hale(6)	474,217	2.5%
Erle T. Mast(7)	16,666	*
Jesse I. Treu, Ph.D.(8)	1,186,894	6.4%
Kurt von Emster(9)	87,637	*
Terrell A. Cobb(10)	123,781	*
Michael L. Eagle(11)	39,305	*
Kurt C. Wheeler(12)	3,449,302	18.6%
Thomas G. Wiggans(13)	11,666	*
Richard W. Pascoe(14)	—	*
Meg M. McGilley(15)	245,355	1.3%
Susan E. Dubé(16)	336,093	1.8%
Jeffrey W. Raser(17)	309,850	1.7%
Named Executive Officers and directors as a group (12 persons)(18)	6,280,766	31.6%

*	Indicates beneficial ownership of less than 1% of the total outstanding common stock.

(1)	Funds affiliated with MPM Capital L.P. include the following holdings:

Number
Shareholder Name	of Shares

MPM BioEquities Master Fund, L.P.	376,401
MPM BioEquities Investors Fund LLC	819
MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421

Total	3,733,189

MPM BioVentures III GP, L.P. and MPM BioVentures III LLC are the direct and indirect general partners of MPM BioVentures III-QP, L.P., MPM BioVentures III GmbH & Co. Beteiligungs KG, MPM BioVentures III,

L.P. and MPM BioVentures III Parallel Fund, L.P. The members of MPM BioVentures III LLC and MPM Asset Management Investors 2005 BVIII LLC are Luke Evnin, Ansbert Gadicke, Nicholas Galakatos, Dennis Henner, Nicholas Simon III, Michael Steinmetz and Mr. Wheeler, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(2)	The managing members of Scale Venture Management I, LLC, formerly known as BA Venture Partners VI, LLC, the ultimate general partner of BAVP, L.P., share voting and dispositive power with respect to the shares held by BAVP, L.P. The managing members of Scale Venture Management I, LLC are Louis C. Bock, Mark Brooks, Kate Mitchell, and Rory O’Driscoll, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(3)	The voting and disposition of the shares held by FrontPoint LLC was obtained from their Schedule 13G filed with the Securities and Exchange Commission on February 17, 2009.

(4)	Funds affiliated with Montreux Equity Partners LLC include the following holdings:

Number
Shareholder Name	of Shares

Montreux Equity Partners II SBIC, LP	632,839
Montreux Equity Partners III SBIC, LP	711,604

Total	1,344,443

Daniel K. Turner III and Howard D. Palefsky are the managing members of Montreux Equity Partners II SBIC, LP and Montreux Equity Partners III SBIC, LP and have shared voting and dispositive power with respect to these shares. Messrs. Turner and Palefsky disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(5)	Funds affiliated with Domain Associates, L.L.C. include the following holdings:

Number
Shareholder Name	of Shares

Domain Partners VI, L.P.	1,007,338
DP VI Associates, L.P.	11,582
One Palmer Square Associates VI, L.L.C.	61,308
Domain Associates, L.L.C.	19,166

Total	1,099,394

The managing members of One Palmer Square Associates VI, L.L.C., the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P., share voting and dispositive power with respect to the shares held by Domain Partners VI, L.P. and DP VI Associates, L.P. The managing members of Domain Associates, L.L.C. share voting and dispositive power with respect to the shares held by Domain Associates, L.L.C. The managing members of One Palmer Square Associates VI, L.L.C. and Domain Associates, L.L.C. are James C. Blair, Brian H. Dovey, Kathleen K. Schoemaker, Dr. Treu and Nicole Vitullo, who disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein. In addition, Brian K. Halak is a managing member of Domain Associates, L.L.C. and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(6)	Shares held by the Hale Family Trust UTD 2/10/86 include 226,110 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009, and 15,000 shares of restricted stock which vest upon the approval of the NDA for Silenor.

(7)	Shares held by Erle T. Mast include 16,666 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009.

(8)	Shares held by Jesse I. Treu, Ph.D. include the following holdings:

Number
Shareholder Name	of Shares

Domain Partners VI, L.P.	1,007,338
DP VI Associates, L.P.	11,582
One Palmer Square Associates VI, L.L.C.	61,308
Domain Associates, L.L.C.	19,166
Common stock subject to outstanding options exercisable within 60 days of April 15, 2009	87,500

Total	1,186,894

Dr. Treu is a managing member of Domain Associates, L.L.C. and a managing member of One Palmer Square Associates VI, L.L.C., which is the general partner of Domain Partners VI, L.P. and DP VI Associates, L.P. Dr. Treu disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Shares held by Kurt von Emster include 87,637 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009.

(10)	Shares held by Terrell A. Cobb include 112,499 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009.

(11)	Shares held by Michael L. Eagle include 39,305 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009.

(12)	Shares held by Kurt C. Wheeler include the following holdings:

Number
Shareholder Name	of Shares

MPM Asset Management Investors 2005 BVIII LLC	49,551
MPM BioVentures III GmbH & Co. Beteiligungs KG	236,394
MPM BioVentures III Parallel Fund, L.P.	84,502
MPM BioVentures III, L.P.	188,101
MPM BioVentures III-QP, L.P.	2,797,421
Common stock subject to outstanding options exercisable within 60 days of April 15, 2009	93,333

Total	3,449,302

Mr. Wheeler is a General Partner of the MPM Capital BioVentures II and III funds and disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(13)	Shares held by Thomas G. Wiggans include 11,666 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009.

(14)	Richard W. Pascoe joined our company in August 2008. He does not own any shares of our stock, and none of his stock options will vest within 60 days of April 15, 2009.

(15)	Shares held by the Meg M. McGilley Trust Agreement dated October 29, 1996 include 225,977 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009, and 15,000 shares of restricted stock which vest upon the approval of the NDA for Silenor. Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(16)	Shares held by Susan E. Dubé, Trustee, U.T.D. May 6, 2002 includes 281,093 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009, and 15,000 shares of restricted stock which vest upon the approval of the NDA for Silenor. Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009. The number of shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009 includes the effect of 12 months of accelerated vesting provided upon the termination of Ms. Dubé’s employment pursuant to the terms of Ms. Dubé’s separation agreement.

(17)	Shares held by Jeffrey W. Raser include 250,176 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009, and 15,000 shares of restricted stock which vest upon the approval of the NDA for Silenor.

(18)	Includes 1,431,825 shares of common stock subject to outstanding options which are exercisable within 60 days of April 15, 2009, and 60,000 shares of restricted stock which vest upon the approval of the NDA for Silenor.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Our Executive Officers

At April 15, 2009, our executive officers consisted of the following:

Name	Age	Position with the Company

David F. Hale	60	Executive Chairman of the Board
Richard W. Pascoe	45	President and Chief Executive Officer
James J. L’Italien, Ph.D.(1)	56	Senior Vice President, Regulatory Affairs and Quality Assurance
Jeffrey W. Raser	48	Senior Vice President, Sales and Marketing
Brian T. Dorsey	40	Vice President, Product Development
Meg M. McGilley(2)	49	Vice President, Chief Financial Officer and Treasurer
Matthew W. Onaitis	38	Vice President, General Counsel and Secretary

(1)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Mr. L’Italien’s employment as of April 24, 2009.

(2)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

See “Board of Directors” for the biographies of Messrs. Hale and Pascoe.

James J. L’Italien, Ph.D. joined the company in March 2007 as Senior Vice President, Regulatory Affairs and Quality Assurance. From 2002 to 2007, Dr. L’Italien was Senior Vice President, Regulatory Affairs and Compliance at Ligand Pharmaceuticals Incorporated, a specialty pharmaceutical company. Prior to joining Ligand, Dr. L’Italien was Vice President, Global Regulatory Affairs at Baxter BioScience, a division of Baxter Healthcare Corporation. From 1994 to 1998, he served at Amylin Pharmaceuticals, Inc., a specialty pharmaceutical company, as Senior Director and then as Vice President, Pharmaceutical Development. Dr. L’Italien also has served as Director, Quality and Technical Affairs at Ortho Biotech, a biotech company and subsidiary of Johnson & Johnson, and as Associate Director, Analytical Development at SmithKline Beecham, a pharmaceutical company. Dr. L’Italien received his Ph.D. in protein biochemistry from Boston University and a B.S. in chemistry from Merrimack College.

Jeffrey W. Raser is one of our co-founders and has served as our Senior Vice President, Sales and Marketing since our inception in August 2003. From 2000 to 2003, Mr. Raser was the Senior Vice President, Corporate Development and Marketing for CancerVax Corporation, a biopharmaceutical company focused on the development of immunotherapeutic products for the treatment of cancer. Prior to CancerVax, from 1998 to 2000 he served as Senior Vice President of Sales and Marketing for Women First HealthCare, a specialty pharmaceutical company. Mr. Raser also held a variety of positions at Roche Laboratories, a pharmaceutical company, in sales, marketing and strategic planning and at Lederle Laboratories, a pharmaceutical company, in government and corporate affairs. Mr. Raser holds a B.A. from Franklin and Marshall College.

Brian T. Dorsey joined us as Executive Director, Manufacturing and Program Management in March 2005. He was later promoted to Vice President, Manufacturing and Program Management in November 2006 and named Vice President, Product Development in January 2007. From April 2002 to March 2005, Mr. Dorsey served as Head of

Project Management, Medical Writing and Library Services at Maxim Pharmaceuticals Inc., a biopharmaceutical company. From May 2001 to April 2002, Mr. Dorsey served as Director, Head of Biopharmaceutical Project Management at Baxter Bioscience, a division of Baxter Healthcare Corporation. Previously, Mr. Dorsey served as a Global Project Leader / Project Director at Pfizer Global Research and Development (Agouron). Mr. Dorsey received his B.S. in chemistry and his Masters degree in executive leadership, both from the University of San Diego.

Meg M. McGilley is one of our co-founders and has served as our Vice President, Chief Financial Officer and Treasurer since our inception in August 2003. Earlier in 2003 and in support of the founding of Somaxon, Ms. McGilley worked as a consultant to Windamere Venture Partners. From 2000 to 2002, Ms. McGilley was the Chief Financial Officer for Instromedix, Inc. and LifeWatch Holdings Inc., sister companies in the cardiac device monitoring business. She has also held positions as the Senior Director of Finance for Women First HealthCare, a specialty pharmaceutical company, from 1998 to 2000 and as Director of Finance for Gensia Automedics, a partially-owned subsidiary of Gensia Sicor, and LMA North America, a medical device company, from 1997 to 1998. Ms. McGilley also worked for twelve years beginning in 1985 in a variety of financial, business development, sales and marketing positions with Alaris Medical Systems (formerly IVAC Corporation). She is a Certified Public Accountant with over three years in the San Diego office of Ernst and Young LLP. Ms. McGilley holds a B.S. in accounting from the University of San Diego.

Matthew W. Onaitis joined us as Vice President, Legal Affairs and Secretary in May 2006, and became our Vice President, General Counsel and Secretary in January 2007. From January 2006 to May 2006, Mr. Onaitis served as Associate General Counsel at Biogen Idec Inc., a biopharmaceutical company. From June 2004 to December 2005, Mr. Onaitis was Director, Legal Affairs at Elan Corporation plc, a biopharmaceutical company. Mr. Onaitis practiced corporate and commercial law with the law firm of Clifford Chance US LLP from July 2002 to June 2004, which included a secondment to Elan from October 2003 to June 2004. From April 2000 to July 2002, Mr. Onaitis practiced corporate and commercial law with the law firm of Brobeck, Phleger & Harrison LLP. Mr. Onaitis holds a J.D. from Stanford Law School and a B.S. in mechanical engineering from Carnegie Mellon University.

Executive Compensation

Compensation Discussion and Analysis

Philosophy

All of our compensation programs are designed to attract and retain key employees, to motivate them to achieve key strategic performance measures and to reward them for superior performance. Different compensation programs are geared toward short and longer-term performance with the overarching goal of providing our employees with incentives to increase stockholder value over the long term. Executive compensation programs impact all employees by creating an environment of goals, rewards and expectations. Because we believe the performance of every employee is important to our success, we are mindful of the effect of executive compensation and incentive programs on all of our employees.

We believe that the compensation of our executives should largely reflect their success as a management team, rather than as individual contributors, in attaining key operating objectives. As a result, we believe that the performance of the executives in managing our company, considered in light of general economic and specific company, industry and competitive conditions, should be the main basis for determining their overall compensation.

Overview of Total Compensation and Process

Elements of total compensation for our executives include:

•	salary,

•	annual, variable, performance-based bonus awards, generally payable in cash,

•	equity-based incentive awards, and

•	other benefits.

Each of these is described in more detail below.

The compensation committee has the primary authority to determine our company’s compensation philosophy and to establish compensation for our executive officers. In the first quarter of each year, the compensation committee, which consists entirely of independent members of our board of directors, reviews the performance of each of our executive officers during the previous year. In connection with this review, the compensation committee typically reviews and resets base salaries for our executive officers, determines their incentive bonuses relating to prior year performance, approves elements of the incentive bonus plan for the current year, including target bonuses and corporate objectives, and grants stock options to all of our executive officers and certain other eligible employees. The compensation committee also has the discretion to make adjustments to executive compensation at other times during the year.

In making these compensation decisions, it has been the practice of our compensation committee to review the historical levels of each element of each executive officer’s total compensation (salary, bonus, stock incentive awards and other benefits) and to compare each element with that of the executive officers in an appropriate group of comparable specialty pharmaceutical companies.

With respect to the compensation committee’s executive compensation review in early 2008, the committee authorized management to engage Remedy to perform a competitive assessment of each executive officer’s compensation utilizing the specific group of comparable specialty pharmaceutical companies listed above under “Compensation of Directors.” With respect to executive officers for which the publicly available competitive information from the comparison group was not sufficient to provide meaningful analysis, our management also provided the compensation committee with competitive information relating to such officers’ positions from the 2007 Radford Survey — Biotechnology Benchmark.

In early 2008, Remedy also compared the stock option grant guidelines previously adopted by our compensation committee with option grant data from the companies in our comparison group described above. The guidelines provide ranges of options to be granted to our employees, including our executive officers, based on their positions and whether the grants are being made in connection with hiring or on a performance basis thereafter. Our compensation committee considers these ranges in making determinations regarding the size of option grants, but it is not bound to comply with these ranges. Remedy made recommendations to the compensation committee regarding potential updates to our stock option guidelines, including those relating to our executive officers. The compensation committee adopted revised stock option guidelines based upon these recommendations.

With respect to the compensation committee’s executive compensation review in early 2009, the committee authorized management to engage Remedy to perform an assessment of our group of comparable specialty pharmaceutical companies. Our management reviewed with Remedy the comparison group that we used in 2008, and this review resulted in a new comparison group that possessed the following characteristics at the time of selection:

•	market capitalizations below $275 million,

•	most advanced product candidate in Phase 2b or later,

•	limited commercial infrastructure,

•	less than 175 employees, and

•	a reasonable expectation that we could compete with these companies to fill senior management positions.

The compensation committee then approved the companies comprising the comparison group. The companies in the group are:

• Acadia Pharmaceuticals Inc. • Affymax, Inc. • Alexza Pharmaceuticals, Inc. • ARIAD Pharmaceuticals, Inc. • Cadence Pharmaceuticals, Inc.	• Neurocrine BioSciences, Inc. • NeurogesX, Inc. • Orexigen Therapeutics, Inc. • Pain Therapeutics, Inc. • Poniard Pharmaceuticals, Inc.

• IDM Pharma	• Telik, Inc.

• La Jolla Pharmaceuticals, Inc. • MAP Pharmaceuticals	• Trubion Pharmaceuticals, Inc. • Vanda Pharmaceuticals Inc.

• MDRNA, Inc.

Our management then compiled competitive executive compensation information from each of the companies in this comparison group for the compensation committee to review and analyze. With respect to executive officers for which the publicly available competitive information from the comparison group was not sufficient to provide meaningful analysis, our management also provided the compensation committee with competitive information relating to such officers’ positions from the 2008 Radford Survey — Biotechnology Benchmark.

With respect to survey data not relating to our comparison groups that was reviewed by the compensation committee, the identities of the individual companies included in the surveys were not provided to the compensation committee, and the compensation committee did not refer to individual compensation information for such companies. Instead, the compensation committee only referred to the statistical summaries of such surveys.

While we believe that comparisons to market data are a useful tool, we do not believe that it is appropriate to establish executive compensation levels based solely on a comparison to competitive data. While compensation paid by other companies is a factor that the compensation committee considers in assessing the reasonableness of compensation, the compensation committee does not rely entirely on that data to determine executive officer compensation. Instead, the compensation committee incorporates flexibility into our compensation programs and in the assessment process to respond to and adjust for the evolving business environment. As a result of this approach, there are no comparative guidelines, such as percentiles, used by our compensation committee in making compensation determinations relative to the compensation data from our comparison group. In addition, the compensation committee has discretion to make stock awards to executive officers that are outside of the ranges in our guidelines. Our compensation committee relies upon the judgment of its members in making executive compensation decisions, after reviewing the following factors:

•	our performance against corporate objectives for the previous year,

•	difficulty in achieving desired results in the previous year and the current year,

•	value of the executive’s unique leadership and other skills and capabilities to support our long-term performance,

•	historical compensation versus performance,

•	status relative to similarly-situated executives from our comparison group or from compensation surveys,

•	the executive’s performance generally, including against individual objectives, for the previous year, and

•	the impact that any compensation awards that are payable in cash would have on our cash position.

The data regarding the compensation history and the relevant comparison group for each executive officer are provided to our Chief Executive Officer, the Chairman of the Board and the compensation committee. Our Chief Executive Officer then makes compensation recommendations to the compensation committee with respect to the executive officers who report to him. Our Chairman of the Board makes compensation recommendations to the compensation committee with respect to the Chief Executive Officer. The compensation committee considers, but is not bound to accept, these recommendations with respect to executive officer compensation. No executive officer is present at the time that his or her compensation is being discussed or determined.

In December 2007, we announced that our Chief Executive Officer, Kenneth Cohen, had resigned from his employment with us, effective December 31, 2007. Our Chairman of the Board, David F. Hale, was appointed as Executive Chairman of the Board in December 2007, and assumed the role of Interim Chief Executive Officer on January 1, 2008. Richard W. Pascoe joined us as President and Chief Executive Officer on August 11, 2008, with Mr. Hale retaining the position of Executive Chairman of the Board. It is anticipated that Mr. Hale will return to the position of non-Executive Chairman of the Board as of our annual meeting of stockholders for 2009.

Mr. Hale’s compensation for his roles as Executive Chairman of the Board and Interim Chief Executive Officer has been set solely by the compensation committee with no input from management. At the time that Mr. Hale agreed to serve in these positions, the compensation committee and our board of directors approved base compensation and bonus targets for Mr. Hale for his service in these positions. When Mr. Pascoe started as our President and Chief Executive Officer in August 2008, the compensation committee approved Mr. Pascoe’s base compensation and bonus targets for his service in such roles, and adjusted Mr. Hale’s base compensation and bonus targets given his continuing role as Executive Chairman of the Board. Mr. Hale’s base compensation was not reviewed and adjusted as part of our normal, annual executive compensation review, but the compensation committee has determined Mr. Hale’s bonus and equity compensation as part of such review. When Mr. Hale returns to the role of non-Executive Chairman of the Board, it is expected that Mr. Hale will be compensated for the remainder of 2009 as provided under our Director Compensation Policy.

Our policy for allocating between long-term and currently paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our company and our stockholders. A significant percentage of total compensation is allocated to incentive compensation as a result of the philosophy mentioned above. We have no pre-established policy or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation. Rather, the compensation committee reviews historical and competitive information and applies its judgment in light of the company’s then-current circumstances regarding current and long-term goals to determine the appropriate level and mix of incentive compensation.

Elements of Executive Compensation

The following “Summary Compensation Table” summarizes the compensation received by our Executive Chairman and former Interim Chief Executive Officer, our President and Chief Executive Officer, our Chief Financial Officer and our three other most highly compensated executive officers, or our Named Executive Officers, in the fiscal years ended December 31, 2008, 2007 and 2006. Our former non-Executive Chairman of the Board, David F. Hale assumed the position of Executive Chairman of the Board on December 6, 2007 and the position of Interim Chief Executive Officer on January 1, 2008. Richard W. Pascoe joined us as President and Chief Executive Officer on August 11, 2008, with Mr. Hale retaining the position of Executive Chairman of the Board. It is anticipated that Mr. Hale will return to the position of non-Executive Chairman of the Board as of our annual meeting of stockholders for 2009. This table provides an all-inclusive presentation of the various cash and non-cash elements that comprise total compensation for each of the Named Executive Officers. The “Salary” column is the gross wages earned during each year listed. The “Stock Awards” column is the non-cash charge recorded in accordance with the provisions of Statement of Financial Accounting Standards No. 123(R) Share Based Payment, or SFAS No. 123(R), for each year listed related to restricted stock and restricted stock units. The “Option Awards” column is the non-cash charge recorded during each year listed in accordance with the provisions of SFAS No. 123(R) for stock options.

Non-cash expense recorded under SFAS No. 123(R) is based on the grant date fair value of the award. For stock options, the grant date fair value is determined based an option pricing model, such as the Black-Scholes model which we use. The grant date fair value is determined based on numerous subjective inputs made at the time of grant, including: the stock price, the exercise price, volatility, risk-free interest rate, expected term of the stock option, and dividend yield. Amounts recorded under SFAS No. 123(R) may differ significantly from the intrinsic value realized upon the exercise of the stock option which is the difference between the exercise price and the underlying stock price at the date of exercise. Except as set forth below, no Named Executive Officer earned any signing bonuses, pension or other nonqualified deferred compensation, or perquisites exceeding $10,000 during 2008, 2007 or 2006.

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation
		Salary	Bonus	Awards	Awards	Compensation	Earnings	All Other
Name and Principal Position	Year	($)	($)(1)	($)	($)(2)	($)	($)	Compensation	Total

David F. Hale, Executive	2008	$289,091	$36,000	$31,502	$414,567	$—	N/A	$—	$771,160
Chairman and former Interim Chief	2007	$19,646	$—	$26,714	$676,561	$—	N/A	$162,189	$885,110
Executive Officer(3)	2006	$—	$—	$—	$303,042	$—	N/A	$95,750	$398,792
Richard W. Pascoe,	2008	$163,484	$—	$1,946	$125,594	$—	N/A	$206,845	$497,869
President and Chief Executive Officer and Current Director(4)
Meg M. McGilley, Vice	2008	$252,578	$35,438	$31,502	$465,689	$—	N/A	$—	$785,207
President and Chief	2007	$234,375	$54,844	$26,714	$404,186	$—	N/A	$—	$720,119
Financial Officer(5)	2006	$220,833	$61,281	$—	$312,347	$—	N/A	$—	$594,461
Philip Jochelson, Former Senior	2008	$314,369	$45,000	$31,502	$527,177	$—	N/A	$—	$918,048
Vice President and	2007	$281,067	$71,883	$26,714	$448,840	$—	N/A	$—	$828,504
Chief Medical Officer(6)	2006	$262,500	$74,493	$—	$354,050	$—	N/A	$—	$691,043
Susan E. Dubé, Former Senior	2008	$267,352	$38,588	$31,502	$446,853	$—	N/A	$—	$784,295
Vice President,	2007	$255,208	$53,211	$26,714	$385,376	$—	N/A	$—	$720,509
Corporate Development(7)	2006	$243,333	$67,342	$—	$291,747	$—	N/A	$—	$602,422
Jeffrey W. Raser, Senior	2008	$268,484	$38,588	$31,502	$456,540	$—	N/A	$—	$795,114
Vice President, Sales and	2007	$255,208	$62,781	$26,714	$384,653	$—	N/A	$—	$729,356
Marketing	2006	$243,333	$67,160	$—	$290,955	$—	N/A	$—	$601,448

(1)	Amounts listed under “Bonus” column for 2008 reflect the amounts paid to each of the Named Executive Officers in April 2008 related to the acceptance by the FDA of our NDA for Silenor. Amounts listed for 2007 and 2006 reflect amounts earned under our corporate bonus plans for the 2007 Incentive Plan and 2006 Incentive Plan. Amounts paid under our incentive plans are discretionary and no such amounts were paid relating to our 2008 Incentive Plan.

(2)	The aggregate weighted average exercise price of outstanding stock options for our Named Executive Officers at December 31, 2008 was $6.13. Our stock price at December 31, 2008 was $1.38. See our 2008 Annual Report on Form 10-K for other relevant information pertaining to our share-based expense recognized under SFAS No. 123(R).

(3)	Mr. Hale became Executive Chairman of the Board on December 6, 2007 and Interim Chief Executive Officer on January 1, 2008. Amounts included in the “Salary” column for Mr. Hale reflect payments for his service as Executive Chairman of the Board during 2008 and 2007 and Interim Chief Executive Officer in 2008. Amounts included in “All Other Compensation” reflect payments made to Mr. Hale for his service as non-Executive Chairman of the Board during 2007 and 2006. Amounts included in the “Stock Awards” and “Option Awards” columns for Mr. Hale include all share-based award amounts earned during each year listed as determined under SFAS No. 123(R) for his services both as non-Executive Chairman of the Board during 2006 and through December 5, 2007, as Executive Chairman of the Board beginning December 6, 2007 and as Interim Chief Executive Officer beginning January 1, 2008 and through August 10, 2008.

(4)	Mr. Pascoe became our President and Chief Executive Officer in August 2008. Amounts included in “All Other Compensation” reflect the sum of: 1) a $25,000 net cash award paid at the time Mr. Pascoe joined us, 2) the gross-up for taxes of $18,668 on the $25,000 net cash award and 3) amounts reimbursed to Mr. Pascoe of $102,276 incurred in connection with his relocation to San Diego, California from Massachusetts, plus $60,901 for the gross-up for taxes on these reimbursed expenses to the extent such amounts were taxable. Amounts reimbursed for his relocation include reimbursement for temporary living expenses in San Diego, reasonable expenses relating to the sale of Mr. Pascoe’s home in Massachusetts, closing costs associated with the purchase of a primary residence in San Diego and moving of household goods. A portion of these relocation expenses must be repaid if Mr. Pascoe’s employment is terminated by us for cause or by Mr. Pascoe for any reason other than for good reason prior to August 11, 2009.

(5)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(6)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(7)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

Base Salary

As a general matter, the base salary for each executive officer is initially established through negotiation at the time the officer is hired, taking into account the officer’s qualifications, experience, prior salary and competitive salary information. The compensation committee annually reviews and sets the base salaries of our Chief Executive Officer and other members of senior management. Each of our executive officers has entered into an employment agreement with us that prohibits the compensation committee from decreasing his or her base salary as part of this annual review process. Salaries are also reviewed in the case of promotions or other significant changes in responsibilities. In each case, the compensation committee assesses individual performance against job responsibilities, our overall company performance, our budget for merit increases and competitive salary information. Base salary is intended to provide a baseline of compensation that does not fluctuate, absent merit-based increases.

For his service as our Executive Chairman of the Board, Mr. Hale received a monthly salary of $15,000 per month throughout 2008, which monthly salary will continue until Mr. Hale returns to the position of non-Executive Chairman of the Board on the date of our annual meeting of stockholders for 2009. Mr. Hale also received an additional $15,000 per month, pro rated for any portion of a month, for his service as our Interim Chief Executive Officer from January 1, 2008 through August 10, 2008.

In November 2008, as part of our plans to reduce cash expenditures, Mr. Hale’s compensation arrangement relating to his service as Executive Chairman of the Board was amended so that his cash compensation for such role is payable in RSUs. After each calendar month, Mr. Hale will receive a number of RSUs calculated by dividing his monthly compensation of $15,000 per month, minus the cash value of deductions for Mr. Hale’s healthcare and flexible benefit plans, by the closing price of our common stock on the Nasdaq Stock Market on the last trading day of such calendar month. All of these RSUs would vest upon the first date included within an open trading window under our Insider Trading Policy following the first commercial sale of Silenor in the United States, subject to Mr. Hale’s continued service to us on such date. Any RSUs issued after the first commercial sale of Silenor in the United States would vest upon the first date included within an open trading window under our Insider Trading Policy following the date of issuance, subject to Mr. Hale’s continued service to us on such date. In the event of a change of control transaction (as defined under the 2005 Plan) involving us or our stock prior to the vesting of the RSUs, 100% of the unvested RSUs would vest upon the consummation of the change of control.

In February 2008, the compensation committee set base salaries for our Named Executive Officers, other than Mr. Hale, whose base salary as Executive Chairman of the Board and Interim Chief Executive Officer was set by the compensation committee in December 2007, and Mr. Pascoe, who commenced employment with us in August 2008, to be in effect until the next annual review by the compensation committee. These annual base salaries were as follows:

	Base Salary		Increase over
Named Executive Officer	2008	2007	2007 (%)

Meg M. McGilley, Vice President and Chief Financial Officer(1)	$255,000	$236,250	7.9%
Philip Jochelson, M.D., Former Senior Vice President and Chief Medical Officer(2)	$316,500	$300,000	5.5%
Susan E. Dubé, Former Senior Vice President, Corporate Development(3)	$268,850	$257,250	4.5%
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	$270,150	$257,250	5.0%

(1)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(2)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(3)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

Each of these increases reflects an overall assessment by the compensation committee of the executive officer’s base salary level, taking into account executive’s performance in 2007, contribution to our overall performance in 2007, historical compensation awards and anticipated contribution to 2008 corporate goals. Ms. McGilley’s salary increase also reflected an adjustment based on a comparison to data from the companies in our comparison group. Mr. Pascoe’s annual base salary is $415,000, which was established by the compensation committee when he joined us in August 2008.

In February 2009, the compensation committee undertook its annual review of the compensation levels of each of the Named Executive Officers, which included an analysis of 2008 individual and corporate performance, historical compensation awards, anticipated contribution to 2009 corporate goals and comparisons to data from the companies in our comparison group and compensation surveys, if applicable, with respect to each such executive officer. As part of this process, our management recommended to the compensation committee that increases in the base salaries of our employees were not advisable in light of our then-current cash position. The compensation committee agreed with this recommendation, and at that time base salaries were kept at then-current levels for each of our Named Executive Officers.

Bonus Awards

It is the compensation committee’s objective to have a significant percentage of each executive officer’s total compensation be contingent upon our performance as well as upon his or her own level of performance and contribution toward our performance. This allows executive officers to receive bonus compensation in the event certain specified corporate performance measures are achieved, with individual performance also taken into account by the compensation committee for executive officers other than our Executive Chairman of the Board and our Chief Executive Officer.

In the first quarter of 2008, our compensation committee adopted the 2008 Incentive Plan. This plan was designed to reward our executive officers for the achievement of annual performance goals. Pursuant to the plan, the committee designated for each executive officer a target bonus amount, expressed as a percentage of his or her base salary. For 2008, the target bonus percentage for our Chief Executive Officer was 45% of his base salary, and the target bonus percentage for each other executive officer was 35% of his or her base salary. The target bonus percentage for our Executive Chairman of the Board and Interim Chief Executive Officer was 45% of the amount of total salary he received during 2008 for both roles.

The calculation of the bonuses to be paid to our Executive Chairman of the Board and our Chief Executive Officer is entirely dependent upon the achievement of our corporate performance goals. Our 2008 corporate performance goals were established by the compensation committee and included objectives relating to: (1) regulatory activities relating to our product candidate Silenor, (2) establishing a strategic collaboration regarding Silenor, (3) our financing activities and (4) our stock price performance.

Objectives relating to Silenor regulatory activities included the submission of the NDA for Silenor in the first quarter of 2008, acceptance by the FDA of the NDA for filing in the second quarter of 2008 and an FDA action letter relating to the NDA in the fourth quarter of 2008. With respect to establishing a strategic collaboration regarding Silenor, our goal was to complete a collaboration or to have an alternative strategic plan approved by our board of directors by the end of 2008. Our objective relating to our financing activities was to develop and implement during 2008 a financing strategy to support corporate operations and the potential commercialization of Silenor.

The objective relating to our stock price performance was based on a comparison between the percentage change in average closing prices for the last ten days of trading for 2007 and 2008 on the Nasdaq Global Market for our common stock and the Nasdaq Biotech Index. The difference of the average closing prices for the Nasdaq Biotech Index was subtracted from the difference of the average closing prices for our common stock, and the percentage achievement depended on the result as follows:

•	if the result was less than or equal to -5, the percentage goal achievement was zero,

•	if the result was more than -5 but less than or equal to zero, the percentage goal achievement was 50%,

•	if the result was more than zero but less than or equal to 5, the percentage goal achievement was 60%, and

•	if the result was more than 5 but less than or equal to 10, the percentage goal achievement was 100%.

For our Named Executive Officers other than our Executive Chairman of the Board and our Chief Executive Officer, the calculation of the bonus under the 2008 Incentive Plan depends on the achievement of both corporate and individual goals. The individual performance assessments are primarily based upon individual performance objectives that are established based upon each executive officer’s job responsibilities. The objectives are designed to support the continuing growth and development of the organization and generally take into account the executive officer’s planned contributions toward helping us achieve our corporate goals. Under the 2008 Incentive Plan, the bonus for each of our Named Executive Officers other than our Executive Chairman of the Board and our Chief Executive Officer was based 75% on the achievement of corporate goals and 25% on individual performance. Because of the relatively low weighting of individual performance and the discretion of the compensation committee to determine individual performance based upon numerous factors, we do not believe that an analysis of specific individual performance goals is material to a discussion of the executive compensation determinations for our executive officers.

With respect to both corporate goals and individual performance, our compensation committee places performance into one of four categories: excellent in view of prevailing conditions, acceptable in view of prevailing conditions, meeting some but not all objectives, or not acceptable in view of prevailing conditions. Each of these categorizations results in a range of multipliers to the target amount of the bonus that is applicable to the corporate or individual goals. The compensation committee has discretion with respect to the actual multiplier to apply in each case. For 2008, the ranges were 75% to 150% for excellent performance, 50% to 75% for acceptable performance, 25% to 50% for performance meeting some but not all objectives and 0% for unacceptable performance. Management’s recommendations with respect to bonuses for executive officers utilize the weightings between corporate goals and individual performance and the multipliers to the target bonus amounts. The primary factor in the determination of the bonus is the achievement of objectives, but the compensation committee also takes other factors into account, such as individual contribution to corporate goals, historical compensation awards, anticipated contribution to future corporate goals and the impact that the payment of bonuses in cash would have on our cash position. As a result, the ultimate payment of bonuses is within the subjective discretion of our compensation committee, notwithstanding corporate and individual performance relating to pre-established objectives.

If any executive officer was not employed with us for the full year, his or her incentive compensation will be pro-rated based on the portion of the year he or she was employed with us. To be eligible for a pro-rated bonus, the executive must have served in that capacity for at least the last three months of the year and through the time the bonus is paid.

In February 2009, the compensation committee undertook its annual review of the compensation levels and performance of the company and each of the Named Executive Officers. In connection with this process, the committee assessed our overall performance and determined that we met our corporate objectives at the 35% level. As part of this process, however, our management recommended to the compensation committee that the payment of cash bonuses to our employees under the 2008 Incentive Plan was not advisable in light of our then-current cash position. The compensation committee agreed with this recommendation, and determined that cash bonuses would not be paid under the 2008 Incentive Plan. In lieu of such cash bonuses, the committee granted RSUs. The committee granted each such Named Executive Officer other than Mr. Pascoe and Dr. Jochelson a number of RSUs calculated by dividing the bonus amount to which such Named Executive Officer was entitled under the 2008 Incentive Plan by $2.18, the closing price of our common stock on the Nasdaq Global Market on the grant date of February 17, 2009. Pursuant to Mr. Pascoe’s employment agreement with us, Mr. Pascoe was entitled to a cash bonus of $100,000 in lieu of any performance-based bonus under the 2008 Stock Incentive Plan. The employment agreement was amended such that in lieu of such cash bonus Mr. Pascoe was granted 45,872 RSUs, which is equal to such bonus amount divided by $2.18, the closing price of our common stock on the Nasdaq Global Market on the grant date of February 17, 2009. The RSUs would vest in full upon the date that is six months after the consummation by us of a financing or a strategic collaboration, or the last in a series of financing or strategic collaboration transactions, in which we receive an aggregate of at least $25 million in unrestricted cash in 2009, subject to the executive’s continued employment by or service to us on such date. In addition, the RSUs would vest in full upon a change of control transaction (as defined under the 2005 Plan) involving us.

Mr. Hale’s target bonus percentage for his service as our Executive Chairman of the Board is 45% of the amount of total salary that he receives during 2009 for his service in such role.

The bonuses received by our Named Executive Officers under our 2006 Incentive Plan and our 2007 Incentive Plan are set forth in the “Summary Compensation Table” above under the “Bonus” section of the table. Amounts included in the Summary Compensation Table for 2008 relate to cash bonuses paid to our Named Executive Officers upon acceptance by the FDA of the NDA for Silenor. Mr. Hale did not receive a bonus under our 2006 Incentive Plan or 2007 Incentive Plan because he assumed the position of Executive Chairman of the Board on December 6, 2007 and the position of Interim Chief Executive Officer on January 1, 2008.

In August 2008, Mr. Pascoe received a bonus of $43,668 in connection with his commencement of employment with us. This bonus was grossed up to account for all applicable taxes such that after taxes Mr. Pascoe received $25,000. This bonus was specified in the employment agreement that we entered into with Mr. Pascoe in connection with his commencement of employment with us.

In October 2007, our board of directors, upon the recommendation of the compensation committee, amended our 2007 Incentive Plan to provide that each executive officer other than Mr. Hale was eligible for an additional cash bonus equal to 50% of his or her target bonus percentage, payable upon the acceptance of the NDA for Silenor by the FDA. At such time, Mr. Hale was provided with an immediate bonus of $50,000 and was made eligible for an additional $20,000 bonus payable upon the acceptance of the NDA for Silenor by the FDA. In April 2008, the compensation committee increased the amount of Mr. Hale’s bonus from $20,000 to $36,000. The bonuses payable upon NDA acceptance were implemented to provide additional incentive for our management team to help achieve this key corporate objective. These bonuses were paid in April 2008 and are included in the “Summary Compensation Table” above.

Equity-Based Awards

We generally provide equity-based incentive award compensation to our executive officers through grants of stock options. We have also periodically awarded restricted stock and restricted stock units to our executive officers. Stock awards allow us to:

•	enhance the link between the creation of stockholder value and long-term executive incentive compensation,

•	provide an opportunity for increased equity ownership by executives, and

•	maintain competitive levels of total compensation.

Stock option grant levels are determined based on market data and vary among executive officers based on their positions and performance. Newly hired or promoted executive officers also typically receive stock option grants in connection with those events. We have guidelines that provide ranges of options to be granted to our employees, including our executive officers, based on their positions and whether the grants are being made in connection with hiring or on a performance basis thereafter. These guidelines were adopted by our compensation committee after considering recommendations provided by our independent compensation consultant that were based upon option grant data from our comparison group and the statistical summaries of compensation data presented to them based on available surveys. Our compensation committee considers the ranges contained in our guidelines in making determinations regarding the size of option grants, but it is not bound to comply with these ranges.

In making determinations relating to the size of stock option grants and other equity awards, the compensation committee takes into account a number of factors, such as the relative performance of the executive, individual scope of duties, the value of existing long-term incentive awards, prior contributions to company performance, the importance to the company of anticipated future performance, the size of prior grants and competitive market data. Based upon these factors, the compensation committee determines the size of equity awards at levels it considers appropriate to create a meaningful opportunity for reward predicated on the creation of long-term stockholder value.

In addition, the board of directors has implemented a Policy Regarding Equity Awards. With respect to equity awards that may be granted to our executive officers, this policy provides that:

•	equity awards may be granted only at meetings of the compensation committee or the board of directors,

•	the grant date shall be the date that the meeting approving the equity award was held, or if later, the date of commencement of employment of a newly-hired executive officer,

•	the exercise price of a stock option may not be less than the fair market value of a share of our common stock on the grant date,

•	grants of equity awards to executive officers shall not be permitted if the compensation committee determines that at the time of grant its members are in possession of material, non-public information concerning the company, and

•	the material terms of each equity award are communicated to the executive officer in a timely manner.

The policy also provides that equity awards can be granted outside the terms of the policy in the event of unique circumstances or when time is of the essence, but that we shall not have any program, plan or practice to, coordinate the timing of equity awards with the release by us of material non-public information or any other investor relations activities.

The stock options that have been granted to our executive officers typically have a ten year term and vest over four years, with 25% vesting after one year and the remainder vesting in equal monthly installments over the subsequent three years. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents.

Our 2005 Equity Incentive Award Plan also allows us to provide other types of equity awards to our executive officers. In November 2008, each of our executive officers, including Mr. Hale, was granted RSUs. Each of our Named Executive Officers received 37,500 RSUs except for Mr. Pascoe, who received 60,000 RSUs. All of these RSUs were initially unvested. One-third of the RSUs would vest upon approval by the FDA of the NDA for Silenor, one-third of the RSUs would vest upon the first commercial sale of Silenor in the United States, and the remaining one-third of the RSUs would vest on December 31, 2009. These one-time grants were made in order to retain key members of our management team and to provide additional incentives for these executives to help achieve key corporate goals in 2009. Except with respect to the RSUs held by Mr. Hale, in the event of a change of control transaction (as defined under the 2005 Plan) prior to vesting, 50% of the unvested RSUs would vest upon the consummation of the change of control transaction. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change of control transaction based on the value of the change of control transaction, with such cash to be paid to the executive officer upon attainment of the applicable performance objectives. In addition, if an executive officer is terminated without cause or resigns for good reason following the change of control transaction but prior to the attainment of the performance objectives, the cash would be paid to him or her in full upon his or her termination or resignation. The RSUs held by Mr. Hale would vest in full upon the consummation of a change of control transaction. Except in the event of a change of control, an executive officer must be employed on the applicable vesting date in order to have his or her RSUs vest.

In addition, in November 2008, as part of our plans to reduce cash expenditures, Mr. Hale’s compensation arrangement relating to his service as Executive Chairman of the Board was amended so that his cash compensation for such role will be payable in RSUs. At the end of each calendar month, Mr. Hale will receive a number of RSUs calculated by dividing his monthly compensation of $15,000 per month, minus the cash value of deductions for Mr. Hale’s healthcare and flexible benefit plans, by the closing price of our common stock on the Nasdaq Stock Market on the last trading day of such calendar month. All of these RSUs would vest upon the first date included within an open trading window under our Insider Trading Policy following the first commercial sale of Silenor in the United States, subject to Mr. Hale’s continued service to us on such date. Any RSUs issued after the first commercial sale of Silenor in the United States would vest upon the first date included within an open trading window under our Insider Trading Policy following the date of issuance, subject to Mr. Hale’s continued service to us on such date. In the event of a change of control transaction (as defined under the 2005 Plan) involving us or our stock prior to the vesting of the RSUs, 100% of the unvested RSUs would vest upon the consummation of the change of control.

We do not have any security ownership requirements for our executive officers.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the outstanding stock options, restricted stock and RSUs as of December 31, 2008 for our Named Executive Officers.

	Option Awards						Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
				Equity					Awards:	Awards:
				Incentive Plan					Number of	Market or
				Awards:					Unearned	Payout
			Number of	Number of				Market	Shares,	Value of
		Number of	Securities	Securities			Number of	Value of	Units or	Unearned
		Securities	Underlying	Underlying			Shares or	Shares or	Other	Shares,
		Underlying	Unexercised	Unexercised	Option		Units of	Units of	Rights that	Units or
		Unexercised	Options (#	Unearned	Exercise	Option	Stock that	Stock that	Have Not	Other Rights
	Award	Options (#	Unexercisable)	Options	Price	Expiration	Have Not	Have Not	Vested	that Have
Name and Principal Position	Grant Date	Exercisable)(1)	(1)	(#)	($/Share)	Date	Vested (#)	Vested ($)	#)(2)	Not Vested ($)(3)

David F. Hale,	3/02/2005	15,000	—	—	$2.40	3/01/2015	—	$—	—	$—
Executive Chairman	7/19/2005	13,333	—	—	3.00	7/18/2015	—	—	—	—
and former Interim	12/15/2005	35,000	—	—	11.00	12/14/2015	—	—	—	—
Chief Executive	5/31/2006	30,000	—	—	15.32	5/30/2016	—	—	—	—
Officer	5/31/2007	40,000	—	—	15.00	5/30/2017	—	—	—	—
	10/8/2007	19,444	30,556	—	11.40	10/07/2017	—	—	15,000	20,700
	12/6/2007	56,666	33,334	—	5.90	12/05/2017	—	—	—	—
	11/28/2008	—	—	—	$—	—	—	—	37,500	51,750

		209,443	63,890	—			—	$—	52,500	$72,450

Richard W. Pascoe,	8/11/2008	—	500,000	—	$4.10	8/10/2018	—	$—	—	$—
President, Chief Executive	11/28/2008	—	—	—			—	—	60,000	82,800
Officer and Director

		—	500,000	—			—	$—	60,000	$82,800

Meg M. McGilley,	6/28/2004	8,500	—	—	$1.20	6/27/2014	—	$—	—	$—
Vice President and	3/02/2005	27,925	1,875	—	2.40	3/01/2015	—	—	—	—
Chief Financial	7/19/2005	71,179	12,154	—	3.00	7/18/2015	—	—	—	—
Officer(4)	1/06/2006	45,207	16,793	—	10.60	1/05/2016	—	—	—	—
	3/02/2007	21,874	28,126	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	—	—	—	—	15,000	20,700
	2/19/2008	—	75,000	—	4.93	2/18/2018	—	—	—	—
	11/28/2008	—	—	—	$—	—	—	—	37,500	51,750

		174,685	133,948	—			—	$—	52,500	$72,450

Philip Jochelson,	4/04/2005	21,778	4,514	—	$2.40	4/03/2015	—	$—	—	$—
Former Senior Vice	7/19/2005	71,180	12,153	—	3.00	7/18/2015	—	—	—	—
President and Chief	1/06/2006	56,145	20,855	—	10.60	1/05/2016	—	—	—	—
Medical Officer(5)	3/02/2007	21,874	28,126	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	—	—	—	—	15,000	20,700
	2/19/2008	—	90,000	—	4.93	2/18/2018	—	—	—	—
	11/28/2008	—	—	—	$—	—	—	—	37,500	51,750

		170,977	155,648	—			—	$—	52,500	$72,450

Susan E. Dubé,	6/28/2004	50,000	—	—	$1.20	6/27/2014	—	$—	—	$—
Former Senior Vice	3/02/2005	7,812	521	—	2.40	3/01/2015	—	—	—	—
President,	7/19/2005	71,179	12,154	—	3.00	7/18/2015	—	—	—	—
Corporate	1/06/2006	45,207	16,793	—	10.60	1/05/2016	—	—	—	—
Development(6)	3/02/2007	21,874	28,126	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	—	—	—	—	15,000	20,700
	2/19/2008	—	75,000	—	4.93	2/18/2018	—	—	—	—
	11/28/2008	—	—	—	$—	—	—	—	37,500	51,750

		196,072	132,594	—			—	$—	52,500	$72,450

Jeffrey W. Raser,	6/28/2004	50,000	—	—	$1.20	6/27/2014	—	$—	—	$—
Senior Vice	3/02/2005	7,031	469	—	2.40	3/01/2015	—	—	—	—
President, Sales	7/19/2005	71,180	12,153	—	3.00	7/18/2015	—	—	—	—
and Marketing	1/06/2006	45,207	16,793	—	10.60	1/05/2016	—	—	—	—
	3/02/2007	21,874	28,126	—	11.78	3/01/2017	—	—	—	—
	10/8/2007	—	—	—	—	—	—	—	15,000	20,700
	2/19/2008	—	90,000	—	4.93	2/18/2018	—	—	—	—
	11/28/2008	—	—	—	$—	—	—	—	37,500	51,750

		195,292	147,541	—			—	$—	52,500	$72,450

(1)	The vesting information presented in the table above is as of December 31, 2008. All of the stock options presented in the table above, other than those granted to Mr. Hale, vest such that 25% are vested one year after the vesting commencement date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date. The vesting commencement date is typically the grant date except that the options granted on June 28, 2004 had a vesting commencement date of June 1, 2004. The stock options granted to Mr. Hale generally vest over a period of between 12 and 36 months beginning on the first day of each month subsequent to the vesting commencement date. The vesting conditions of Mr. Hale’s unvested stock options at December 31, 2008 are summarized in the following table (an additional 40,000 stock options were awarded on December 6, 2007 which vested immediately upon grant):

		Vesting
		Commencement	Vesting
Grant Date	Shares (#)	Date	Months (#)

10/8/2007	50,000	10/8/2007	36
12/6/2007	50,000	1/01/2008	36

Total	100,000

(2)	Amounts included under “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested” represent the number of unvested shares of restricted stock and RSUs at December 31, 2008. For the restricted stock, 20,000 shares were granted to each Named Executive Officer in October 2007, of which 5,000 shares vested upon the acceptance by the FDA of the NDA for Silenor in April 2008 and 15,000 shares would vest upon the approval by the FDA of the NDA for Silenor. For the RSUs, one-third would vest upon approval by the FDA of the NDA for Silenor, one-third would vest upon the first commercial sale of Silenor in the United States, and the remaining one-third would vest on December 31, 2009.

(3)	Amounts included under “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested” represent the value of unearned shares outstanding at December 31, 2008, based on the closing stock price of $1.38 per share at such date.

(4)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(5)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(6)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

Grants of Plan-Based Awards Table

The following table summarizes equity-based and incentive plan awards granted to our Named Executive Officers during the last fiscal year.

									All Other
								All Other	Option
		Estimated Future Payouts			Estimated Future Payouts			Stock	Awards:
		Under			Under			Awards:	Number of	Exercise or	Grant Date
		Non-Equity Incentive Plan			Equity Incentive Plan			Number of	Securities	Base Price of	Fair Value
Name and		Awards			Awards			Shares of	Underlying	Option	of Stock and
Principal	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Stock or	Options	Awards	Option
Position	Date	($)	($)	($)	(#)	(#)(1)	(#)	Units (#)	(#)(2)	($/Share)	Awards(3)

David F. Hale,	11/28/2008	$—	$—	$—	—	37,500	—		—	$—	$45,375
Executive Chairman and former Interim Chief Executive Officer
Richard W. Pascoe,	8/11/2008	$—	$—	$—	—	—	—		500,000	$4.10	$1,313,800
President, Chief	11/28/2008	$—	$—	$—	—	60,000	—		—	$—	$72,600
Executive Officer and Director
Meg M. McGilley,	2/19/2008	$—	$—	$—	—	—	—		75,000	$4.93	$244,305
Vice President	11/28/2008	$—	$—	$—	—	37,500	—		—	$—	$45,375
and Chief Financial Officer(4)
Philip Jochelson,	2/19/2008	$—	$—	$—	—	—	—		90,000	$4.93	$293,166
Former Senior	11/28/2008	$—	$—	$—	—	37,500	—		—	$—	$45,375
Vice President and Chief Medical Officer(5)
Susan E. Dubé,	2/19/2008	$—	$—	$—	—	—	—		75,000	$4.93	$244,305
Former Senior Vice	11/28/2008	$—	$—	$—	—	37,500	—		—	$—	$45,375
President, Corporate Development(6)
Jeffrey W. Raser,	2/19/2008	$—	$—	$—	—	—	—		90,000	$4.93	$293,166
Senior Vice President,	11/28/2008	$—	$—	$—	—	37,500	—		—	$—	$45,375
Sales and Marketing

(1)	Amounts included under “Estimated Future Payouts Under Equity Incentive Plan Awards” represent RSUs which would vest as follows: one-third would vest upon approval by the FDA of the NDA for Silenor, one-third would vest upon the first commercial sale of Silenor in the United States, and the remaining one-third would vest on December 31, 2009.

(2)	Stock options included under “All Other Option Awards: Number of Securities Underlying Options” vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the grant date.

(3)	The amounts listed under “Grant Date Fair Value of Stock and Option Awards” are the fair values of the stock options or RSUs at the time of grant as determined in accordance with the provisions of SFAS No. 123(R). The grant date fair value for stock options is estimated based on an option valuation model, such as the Black-Scholes model which we use, and requires multiple subjective inputs which could cause the intrinsic value realized upon exercise of the option to differ significantly from the value presented here. The intrinsic value is the actual amount of benefit realized upon exercise of the stock option which is the difference between the market price of the underlying stock and the exercise price at the date of exercise. The grant date fair value of the RSUs is based on a closing stock price of $1.21 on the date of grant.

(4)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(5)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(6)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

We routinely grant our executive officers stock options under our stock incentive plans. For a description of the change of control provisions applicable to these stock options, see “Severance Benefits and Change of Control Arrangements” below.

In February 2009, in connection with its annual review of the compensation levels and performance of the company and our Named Executive Officers, the compensation committee granted RSUs in lieu of cash bonuses under our 2008 Incentive Plan as described above, and also granted stock options to our Named Executive Officers other than Dr. Jochelson. Pursuant to his employment agreement with us, on January 30, 2009, February 28, 2009 and March 31, 2009, Mr. Hale was granted 5,890, 33,074 and 41,484 RSUs, respectively, in lieu of his cash base salary for his service as Executive Chairman of the Board. A summary of the options and RSUs granted to our Named Executive Officers in January, February and March 2009 is as follows:

		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		RSUs	Options
Name and Principal Position	Grant Date	(#)(1)	(#)(2)

David F. Hale,	01/30/09	5,890	—
Executive Chairman and former Interim Chief Executive	02/17/09	27,523	100,000
Officer	02/28/09	33,074	—
	03/31/09	41,484	—
Richard W. Pascoe,	02/17/09	45,872	150,000
President, Chief Executive Officer and Director
Meg M. McGilley,	02/17/09	19,009	90,000
Vice President and Chief Financial Officer(3)
Philip Jochelson,	02/17/09	—	—
Former Senior Vice President and Chief Medical Officer(4)
Susan E. Dubé,	02/17/09	18,886	40,000
Former Senior Vice President, Corporate Development(5)
Jeffrey W. Raser,	02/17/09	21,660	125,000
Senior Vice President, Sales and Marketing

(1)	Other than the RSUs granted to Mr. Hale on January 30, 2009, February 28, 2009 and March 31, 2009, the RSUs would vest in full six months after the consummation by us of a financing or a strategic collaboration, or the last in a series of financing or strategic collaboration transactions, in which we receive an aggregate of at least $25 million in unrestricted cash in 2009, subject to the employee’s continued employment by or service to us on such date. The RSUs granted to Mr. Hale on January 30, 2009, February 28, 2009 and March 31, 2009 would vest upon the first date included within an open trading window under our Insider Trading Policy following the first commercial sale of Silenor in the United States, subject to Mr. Hale’s continued service to us on such date.

(2)	The exercise price for all of the options presented in the table above is $2.18, the closing price of our common stock on the Nasdaq Global Market on the grant date of February 17, 2009. All of the options presented in the table above vest such that 25% are vested one year after the grant date and 1/48th vest on the first day of each calendar month thereafter until all options are fully vested on the first day of the 48th month after the vesting commencement date.

(3)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(4)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(5)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

Stock Option Exercises and Stock Vested Table

The following table summarizes the exercises of stock options and the vesting of restricted stock and RSUs for our Named Executive Officers during our last fiscal year.

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value	Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
	Exercise	Exercise	Vesting	Vesting
Name and Principal Position	(#)	($)(1)	(#)	($)(2)

David F. Hale, Executive Chairman and former Interim Chief Executive Officer	—	$—	5,000	$23,300
Richard W. Pascoe, President, Chief Executive Officer and Director	—	—	—	—
Meg M. McGilley, Vice President and Chief Financial Officer(3)	—	—	5,000	23,300
Philip Jochelson, Former Senior Vice President and Chief Medical Officer(4)	—	—	5,000	23,300
Susan E. Dubé, Former Senior Vice President, Corporate Development(5)	—	—	5,000	23,300
Jeffrey W. Raser, Senior Vice President, Sales and Marketing	—	$—	5,000	$23,300

(1)	The “Value Realized on Exercise” presented in the table above is the difference between the stock price at the date of exercise and the exercise price, multiplied by the number of shares exercised. This is also referred to as the intrinsic value of the option at the date of exercise. Our Named Executive Officers did not exercise any stock options during the year ended December 31, 2008.

(2)	The “Value Realized on Vesting” for stock awards presented in the table above is based on a stock price of $4.66 per share when the restricted stock vested in April 2008 upon acceptance by the FDA of our NDA for Silenor.

(3)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(4)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(5)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

Other Benefits

In order to attract, retain and pay market levels of compensation, we provide our Named Executive Officers and our other employees the following benefits and perquisites.

Medical Insurance

The company provides to each Named Executive Officer and their spouses and children such health, dental and vision insurance coverage as the company may from time to time make available to its other eligible employees.

Life, Disability and Long-term Care Insurance

We provide each Named Executive Officer such disability, life and/or long-term care insurance as we may from time to time make available to our other eligible employees.

Pension Benefits

We do not provide pension arrangements or post-retirement health coverage for our executives or employees. Our Named Executive Officers and other eligible employees are eligible to participate in our 401(k) defined contribution plan. We currently do not make matching contributions to the 401(k) plan.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans.

Perquisites

We generally limit the perquisites that we make available to our Named Executive Officers, particularly in light of recent developments with respect to corporate crime and abuse involving perquisites. Our executives are entitled to few benefits with de minimis value that are not otherwise available to all of our employees. In 2008, we reimbursed relocation expenses to Mr. Pascoe in connection with his relocation to San Diego, California from Massachusetts. All of such reimbursed expenses were grossed-up to the extent the amounts were taxable. This is consistent with our past practice when recruiting top talent from outside of the San Diego, California area.

Post-Termination Benefits

Severance Benefits and Change of Control Arrangements

We believe that reasonable severance benefits for our Named Executive Officers are important because it may be difficult for our Named Executive Officers to find comparable employment within a short period of time. We also believe that it is important to protect our Named Executive Officers in the event of a change of control transaction involving us. In addition, it is our belief that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change of control benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change of control transactions that may be in the best interests of stockholders. Accordingly, the employment agreements we have entered into with each of our Named Executive Officers provide for severance benefits in specified circumstances, as well as benefits in connection with a change of control.

David F. Hale:

Mr. Hale entered into an employment agreement with us in December 2007 upon becoming Executive Chairman of the Board. This employment agreement also covers Mr. Hale’s service as Interim Chief Executive Officer. In the event Mr. Hale’s employment is terminated as a result of disability, he will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.

In the event Mr. Hale’s employment is terminated by us for any reason other than disability, Mr. Hale will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination. If Mr. Hale is to remain as the non-Executive Chairman of the Board and the termination of employment occurs prior to our annual meeting of stockholders for 2009, he will receive $15,000 for each month that he holds the position through the date of our annual meeting of stockholders for 2009. If Mr. Hale is to remain as non-Executive Chairman of the Board or a non-employee director beyond the date of our annual meeting of stockholders for 2009 (as we expect), it is expected that Mr. Hale shall be compensated for such service as provided under our Director Compensation Policy.

In the event of a change in control of our company, 100% of Mr. Hale’s unvested restricted stock, RSUs and stock option awards will immediately become vested and exercisable on the date of the change of control. In addition, in the event Mr. Hale’s employment is terminated by us other than for cause or if he resigns with good reason, in each case within 12 months of a change of control, Mr. Hale will be entitled to exercise such stock option awards for 180 days following the date of termination.

Richard W. Pascoe:

Mr. Pascoe entered into an employment agreement with us in August 2008. The employment agreement provides Mr. Pascoe with certain severance benefits in the event his employment is terminated as a result of his disability. Specifically, in the event of such a termination, Mr. Pascoe will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.

The employment agreement also provides Mr. Pascoe with certain severance benefits in the event his employment is terminated by us other than for cause or if he resigns with good reason. Specifically, in the event of such a termination or resignation, Mr. Pascoe will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, 12 months of health care benefits continuation at our expense, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination or resignation occurs and 12 months of the portion of the monthly premiums for his life insurance and disability insurance coverage that are borne by us. In addition, that portion of the Mr. Pascoe’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if Mr. Pascoe had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and Mr. Pascoe will be entitled to exercise such stock awards for 180 days following the date of termination. This additional vesting does not apply to the stock options granted to Mr. Pascoe in February 2009.

In the event of a change of control of the company, 50% of Mr. Pascoe’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event Mr. Pascoe’s employment is terminated by us other than for cause or if he resigns with good reason, in each case within 12 months of a change of control, all of Mr. Pascoe’s unvested stock awards will immediately become vested and exercisable on the date of termination and Mr. Pascoe will be entitled to exercise such stock awards for 180 days following the date of termination. The additional vesting described in this paragraph does not apply to the RSUs granted to Mr. Pascoe in November 2008 or February 2009. With respect to the November 2008 RSUs, 50% of the unvested RSUs would vest upon the consummation of the change of control transaction. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change of control transaction based on the value of the change of control transaction, with such cash to be paid to Mr. Pascoe upon attainment of the applicable performance objectives. In addition, if Mr. Pascoe is terminated without cause or resigns for good reason following the change of control transaction but prior to the attainment of the performance objectives, the cash would be paid in full upon his termination or resignation. With respect to the February 2009 RSUs, 100% of the unvested RSUs would vest upon the consummation of the change of control transaction.

Executive Officers other than Mr. Hale and Mr. Pascoe:

Ms. McGilley, Ms. Dubé and Mr. Raser entered into employment agreements with us in August 2003. Each executive officer that began employment after August 2003 entered into an employment agreement with us providing for lesser severance benefits than those contained in the employment agreements of Ms. McGilley, Ms. Dubé and Mr. Raser. In October 2007 our board of directors, upon the recommendation of the compensation committee, determined that the severance and change of control benefits of each of our executive officers should be conformed, as well as amended as necessary to comply with the requirements of Section 409A of the Code.

The amended employment agreements provide each executive with certain severance benefits in the event his or her employment is terminated as a result of his or her disability. Specifically, in the event of such a termination, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, and, in the discretion of our board of directors, a pro-rated bonus for the year in which the termination occurs.

The employment agreements also provide each executive with certain severance benefits in the event his or her employment is terminated by us other than for cause or if the executive resigns with good reason. Specifically, in the event of such a termination or resignation, each executive will receive any accrued but unpaid base salary and unused paid time-off as of the date of termination, a lump-sum severance payment equal to 12 months of base salary, 12 months of health care benefits continuation at our expense, and in the discretion of our board of directors a pro-rated bonus for the year in which the termination or resignation occurs. In addition, that portion of the executive’s stock awards, and any unvested shares issued upon the exercise of such stock awards, which would have vested if the executive had remained employed for an additional 12 months, will immediately vest on the date of termination or resignation and the executive will be entitled to exercise such stock awards for 180 days following the date of termination. This additional vesting does not apply to the restricted stock granted to the executive officers in October 2007 or the stock options granted to the executive officers in February 2009.

In the event of a change of control of the company, 50% of each executive’s unvested stock awards will immediately become vested and exercisable on the date of the change of control and any remaining unvested stock awards will become vested and exercisable on the one year anniversary of the date of the change of control. In addition, in the event an executive’s employment is terminated by us other than for cause or if the executive resigns with good reason, in each case within 12 months of a change of control, all of such executive’s unvested stock awards will immediately become vested and exercisable on the date of termination and the executive will be entitled to exercise such stock awards for 180 days following the date of termination. The additional vesting described in this paragraph does not apply to the restricted stock granted to the executive officers in October 2007 or to the RSUs granted to the executive officers in November 2008 or February 2009. With respect to the RSUs granted to the executive officers in November 2008, 50% of the unvested RSUs would vest upon the consummation of the change of control transaction. The remaining 50% will be converted into the right to receive cash at the time of the consummation of the change of control transaction based on the value of the change of control transaction, with such cash to be paid to the executive officer upon attainment of the applicable performance objectives. In addition, if the executive officer is terminated without cause or resigns for good reason following the change of control transaction but prior to the attainment of the performance objectives, the cash would be paid in full upon termination or resignation. With respect to the February 2009 RSUs, 100% of the unvested RSUs would vest upon the consummation of the change of control transaction.

For purposes of the employment agreements, “cause” means, generally, the executive’s breach of the non-solicitation, nondisparagement or confidentiality provisions of the employment agreement, the executive’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved, the executive’s commission of an act of fraud, the executive’s continuing, willful failure or refusal to perform his or her duties as required by the employment agreement, the executive’s gross negligence, insubordination or material violation of any duty of loyalty to us or any other material misconduct on the part of the executive, the executive’s commission of any act which is detrimental to our business or goodwill, or the executive’s breach of any other provision of the employment agreement after he or she has been afforded a specified period to correct the alleged breach.

For purposes of the employment agreements, “good reason” means, generally, a material diminution in the executive’s base compensation, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the authority, duties or responsibilities of the supervisor to whom the executive is required to report (or, in the case of Mr. Pascoe, a requirement that he reports to an employee rather than our board of directors), a material change in the geographic location at which the executive must perform his or her duties, or any other action or inaction that constitutes a material breach by us of our obligations to the executive under the employment agreement.

For purposes of the employment agreements, “change in control” has the same meaning as given to that term in our 2005 Equity Incentive Award Plan.

If the employment of each of our Named Executive Officers was terminated due to disability or was terminated without cause, or if each resigned for good reason, the estimated benefits that each would receive under their employment agreements as of December 31, 2008 would be as follows:

				Received if Terminated Without Cause or
	Received if Terminated due to Disability			Resigned for Good Reason
							Intrinsic
							Value of	Intrinsic
							Additional	Value of
							Vested	Additional
		Unused Paid			Unused Paid	Health Care	Stock	Vested
Name and Principal Position	Salary	Time-off	Total	Salary	Time-off	Benefits	Options(1)	Shares(2)	Total

David F. Hale,	$—	$13,046	$13,046	$90,000	$13,046	$—	$—	$17,250	$120,296
Executive Chairman and former Interim Chief Executive Officer
Richard W. Pascoe,	415,000	13,308	428,308	415,000	13,308	16,257	—	27,600	472,165
President, Chief Executive Officer and Director
Meg M. McGilley,	255,000	11,291	266,291	255,000	11,291	11,784	—	17,250	295,325
Vice President and Chief Financial Officer(3)
Philip Jochelson,	316,500	20,739	337,239	316,500	20,739	16,257	—	17,250	370,746
Former Senior Vice President and Chief Medical Officer(4)
Susan E. Dubé,	268,850	28,319	297,169	268,850	28,319	14,997	—	17,250	329,416
Former Senior Vice President, Corporate Development(5)
Jeffrey W. Raser,	$270,150	$25,599	$295,749	$270,150	$25,599	$18,558	$—	$17,250	$331,557
Senior Vice President, Sales and Marketing

(1)	The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $1.38 per share at December 31, 2008 and the exercise price. All additional options that would vest within 12 months of December 31, 2008 have an exercise price that exceeds the underlying stock price. Therefore, intrinsic value at December 31, 2008 is zero.

(2)	The intrinsic value of additional vested shares shown above is the number of shares that would vest within 12 months of December 31, 2008, multiplied by the closing stock price of $1.38 per share at December 31, 2008. For the RSUs outstanding at December 31, 2008, one-third would vest upon approval by the FDA of the NDA for Silenor, one-third would vest upon the first commercial sale of Silenor in the United States, and one-third would vest on December 31, 2009. At December 31, 2008, we could not reasonably assess that it would be probable that the FDA would approve the NDA for Silenor, nor could we determine it to be probable that we would achieve our first commercial sale of Silenor. Accordingly, we have only included in the table above the one-third of the RSUs that would vest at December 31, 2009. The restricted stock granted in October 2007 does not vest upon termination without cause or resignation for good reason and is therefore excluded from the table.

(3)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(4)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(5)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009. On April 15, 2009, we entered into a separation agreement with Ms. Dubé, the terms of which are described under “Certain Relationships and Related Transactions — Other Transactions” below.

If a change in control was consummated at December 31, 2008 and the employment of each of our Named Executive Officers was terminated without cause, or if an executive resigned for good reason, the estimated benefits that each would receive under their employment agreements would be as follows:

	Received if Terminated Without Cause
	or Resigned for Good Reason in Connection with a Change of Control
				Intrinsic
				Value	Intrinsic
				of Additional	Value
		Unused	Health	Vested	of Additional
		Paid	Care	Stock	Vested
Name and Principal Position	Salary	Time-off	Benefits	Options(1)	Shares(2)	Total

David F. Hale,	$90,000	$13,046	$—	$—	$72,450	$175,496
Executive Chairman and former Interim Chief Executive Officer
Richard W. Pascoe,	415,000	13,308	16,257	—	82,800	527,365
President, Chief Executive Officer and Director
Meg M. McGilley,	255,000	11,291	11,784	—	72,450	350,525
Vice President and Chief Financial Officer(3)
Philip Jochelson,	316,500	20,739	16,257	—	72,450	425,946
Former Senior Vice President and Chief Medical Officer(4)
Susan E. Dubé,	268,850	28,319	14,997	—	72,450	384,616
Former Senior Vice President, Corporate Development(5)
Jeffrey W. Raser,	$270,150	$25,599	$18,558	$—	$72,450	$386,757
Senior Vice President, Sales and Marketing

(1)	The intrinsic value of additional vested stock options shown above is the difference between the closing stock price of $1.38 per share at December 31, 2008 and the exercise price. All additional shares that would vest have an exercise price that exceeds the underlying stock price. Therefore intrinsic value at December 31, 2008 is zero. With respect to the executives other than Mr. Hale, in the event of a change in control of the company, 50% of the unvested stock options vest at the time of the change in control, with the remaining 50% vesting on the first anniversary of the change in control if the executive is still employed by or providing services to the company or its successor on such date, or upon executive’s termination if the employee is terminated without cause or resigns for good reason within 12 months after an ownership change. With respect to Mr. Hale, 100% of his unvested stock options would vest upon a change in control.

(2)	The intrinsic value of additional vested restricted shares and RSUs is based on a closing stock price of $1.38 per share at December 31, 2008. In the event of a change in control of our company, with respect to the executives other than Mr. Hale, 50% of the unvested restricted shares and RSUs would vest and the other 50% would convert into the right to receive cash based on the value of the transaction, with such payment deferred until the performance objectives are met. In the event of termination without cause or resignation for good reason in conjunction with a change of control, all such cash would be paid. With respect to Mr. Hale, 100% of his unvested shares of restricted stock and RSUs would vest.

(3)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that will result in the termination of Ms. McGilley’s employment as of May 15, 2009.

(4)	Dr. Jochelson resigned from the company effective as of March 4, 2009.

(5)	Our board of directors has commenced a workforce reduction for the purpose of reducing costs that resulted in the termination of Ms. Dubé’s employment as of April 15, 2009.

Director Compensation

For a tabular summary of compensation of our directors other than Messrs. Hale and Pascoe, and a corresponding narrative description, see “Compensation of Directors” and the table entitled “Director Compensation Table” above.

Policy Regarding Tax Deductibility of Compensation

Section 162(m) of the Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to the corporation’s Chief Executive Officer and four other most highly paid executive officers. Qualifying performance-based compensation will not be subject to the deduction limitation if certain requirements are met.

The non-performance based compensation paid in cash to our executive officers in 2008 did not exceed the $1 million limit per officer, and the compensation committee does not anticipate that the non-performance based compensation to be paid in cash to our executive officers for 2009 will exceed that limit. In addition, our 2005 Equity Incentive Award Plan has been structured so that any compensation paid in connection with the exercise of option grants under that plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation and it will not be subject to the $1 million deduction limitation.

We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with certain exemptions in Section 162(m). However, we reserve the right to use our judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

The compensation committee has submitted the following report for inclusion in this proxy statement:

We have reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on the reviews and discussions referred to above, we recommend to the board of directors that the Compensation Discussion and Analysis set forth above be included in this proxy statement and in the annual report on Form 10-K for the year ended December 31, 2008, filed by us with the SEC.

This report of the compensation committee is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such acts.

The foregoing report has been furnished by the compensation committee.

Compensation Committee
Jesse I. Treu, Ph.D. (Chair)
Michael L. Eagle
Kurt C. Wheeler

Compensation Committee Interlocks and Insider Participation

Dr. Treu (chair) and Messrs. Eagle and Wheeler served on our compensation committee during the 2008 fiscal year. No member of our compensation committee was at any time during the 2008 fiscal year or at any other time an officer or employee of our company while also serving as a member of our compensation committee. None of our executive officers serve, or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our compensation committee. None of our executive officers serve, or in the past year has served, as a member of the compensation committee of any entity that has one or more executives serving on our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We describe below transactions and series of similar transactions, since the beginning of fiscal year 2008, with respect to which we were a party, will be a party, or otherwise benefited, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•	a director, executive officer, holder of more than 5% of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

We also describe below certain other transactions with our directors, executive officers and stockholders. We believe that the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

Pursuant to our Audit Committee Charter, the audit committee of our board of directors is responsible for reviewing and approving all transactions with related parties. We have not adopted written procedures for review of, or standards for approval of, these transactions, but instead the audit committee of our board of directors intends to review such transactions on a case by case basis. In addition, the compensation committee of our board of directors and/or our board of directors will review and approve all compensation-related policies involving our directors and executive officers.

Our board of directors has determined that the members of our board of directors, with the exception of Mr. Hale, Mr. Cobb and Mr. Pascoe, none of whom serve on our audit committee, compensation committee, or nominating and corporate governance committee, are independent within the meaning of the independent director standards of the Securities and Exchange Commission and the Nasdaq Stock Market, Inc.

Employment Agreements and Change of Control Arrangements

We have entered into employment agreements, which are described under “Post-Termination Benefits — Severance Benefits and Change of Control Arrangements” above, with the following executive officers:

•	David F. Hale, our Executive Chairman of the Board,

•	Richard W. Pascoe, our President and Chief Executive Officer,

•	James L’Italien, Ph.D., our Senior Vice President, Regulatory Affairs and Quality Assurance,

•	Jeffrey W. Raser, our Senior Vice President, Sales and Marketing,

•	Brian T. Dorsey, our Vice President, Product Development,

•	Meg M. McGilley, our Vice President and Chief Financial Officer, and

•	Matthew W. Onaitis, our Vice President and General Counsel.

NDA Acceptance Bonus Payment for Mr. Cohen

Mr. Cohen resigned as our Chief Executive Officer effective December 31, 2007, but remained as a member of our board of directors until June 2008. Under his employment agreement and in connection with his resignation, Mr. Cohen received a lump-sum severance payment of $345,937, a $70,000 bonus payment relating to performance in 2007 and $22,720 for unused paid time off. Additionally, Mr. Cohen received 12 months of accelerated vesting for his stock options, the value of which was $1,180,000 as determined according to the provisions of SFAS No. 123(R). During 2008, Mr. Cohen received a $70,000 bonus payment upon the acceptance for filing by the FDA of our NDA for Silenor.

Indemnification of Officers and Directors

Our amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Further, we have entered into indemnification agreements with each of our directors and officers, and we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

Other Transactions

A $1,000,000 milestone payment is owed to ProCom One upon approval by the FDA of our NDA for Silenor. Mr. Cobb, a member of our board of directors, is a co-founder and President of ProCom One. We paid Mr. Cobb $35,000 during 2008 pursuant to our August 2003 consulting agreement with him. The consulting agreement, as amended, provided for monthly payments to Mr. Cobb of $10,000 as compensation for consulting services and automatically terminated once our NDA for Silenor was accepted for filing by the FDA. These payments are in addition to the regular payments made to Mr. Cobb for his service on our board of directors.

On March 9, 2009, we entered into a separation agreement with Robert L. Jones, our former Vice President, Human Resources. Under that agreement, Mr. Jones agreed to restructure the severance benefits payable to him under his amended and restated employment agreement with us, so that in connection with his separation from employment we paid him $37,500, which is equal to the amount of base salary we paid Mr. Jones for the two months prior to his separation date. In addition, we are obligated to pay Mr. Jones an additional $228,000 which is equal to 110% of the remaining portion of the cash severance and healthcare insurance premiums that would have been payable to Mr. Jones in connection with his separation from employment under his amended and restated employment agreement. We are obligated to make this additional payment upon the earlier of the closing of a financing transaction in which we raise at least $10.0 million, our bankruptcy, assignment for the benefit of creditors or liquidation or a change in control. We also entered into a consulting agreement with Mr. Jones with a term that expires December 31, 2009, and Mr. Jones’ stock options will continue to vest during the term of that agreement. Under the separation agreement Mr. Jones received the acceleration of vesting and extension of time to exercise of his stock options, restricted stock and RSUs set forth under “Post-Termination Benefits — Severance Benefits and Change of Control Arrangements” above.

On April 15, 2009, we entered into a separation agreement with Susan E. Dubé, our former Senior Vice President, Corporate and Business Development. Under that agreement, Ms. Dubé agreed to restructure the severance benefits payable to her under her amended and restated employment agreement with us, so that in connection with her separation from employment we paid her $45,000, which is equal to the amount of base salary we paid Ms. Dubé for the two months prior to her separation date. In addition, we are obligated to pay Ms. Dubé an additional $263,000, which is equal to 110% of the remaining portion of the cash severance and healthcare insurance premiums that would have been payable to Ms. Dubé in connection with her separation from employment under her amended and restated employment agreement. We are obligated to make this additional payment at December 31, 2010, unless one of the following events occurs earlier than such date: the closing of a financing transaction in which we raise at least $10.0 million, our bankruptcy, assignment for the benefit of creditors or liquidation or a change in control. We also entered into a consulting agreement with Ms. Dubé with a term that expires February 28, 2010, and Ms. Dubé’s stock options will continue to vest during the term of that agreement. Under the separation agreement Ms. Dubé received the acceleration of vesting and extension of time to exercise of his stock options, restricted stock and RSUs set forth under “Post-Termination Benefits — Severance Benefits and Change of Control Arrangements” above.

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors and our audit committee have appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2009 and has directed that management submit such appointment to the stockholders for ratification at the Annual Meeting. PricewaterhouseCoopers LLP has audited our financial statements since 2003 and through the year ended December 31, 2008. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Stockholders are not required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. However, we are submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If you fail to ratify the appointment, our board of directors and the audit committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, our board of directors and the audit committee in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our company and our stockholders.

The affirmative vote of the holders of a majority of the shares of our common stock represented and voting at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP.

Audit and All Other Fees

The following table presents fees for services rendered by PricewaterhouseCoopers LLP, our independent registered public accounting firm, for 2008 and 2007 in the following categories:

	2008	2007

Audit fees(1)	$428,000	$425,000
Audit related fees(2)	—	44,000
Tax fees(3)	14,000	15,000
All other fees(4)	—	—

Total	$442,000	$484,000

(1)	Audit fees consist of fees for professional services performed by PricewaterhouseCoopers LLP for the audit of our annual financial statements, review of our quarterly financial statements, review of our registration statements on Forms S-3 and S-1, and related services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Audit related fees consist of fees billed for assurance and related services performed by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of our financial statements. During 2007, such fees were incurred pertaining to the review of certain transactions contemplated during the year.

(3)	Tax fees consist of fees for professional services performed by PricewaterhouseCoopers LLP with respect to tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees for other permissible work performed by PricewaterhouseCoopers LLP that is not included within the above category descriptions. There were no such fees incurred during 2008 or 2007.

The audit committee has considered whether the provision of non-audit services is compatible with maintaining the independence of PricewaterhouseCoopers LLP, and has concluded that the provision of such services is compatible with maintaining the independence of our auditors.

Audit Committee Policy Regarding Pre-Approval of Audit and Permissible Non-Audit Services of Our Independent Registered Public Accounting Firm

The audit committee has established a policy that all audit and permissible non-audit services provided by our independent registered public accounting firm will be pre-approved by the audit committee. These services may include audit services, audit-related services, tax services and other services. The audit committee considers whether the provision of each non-audit service is compatible with maintaining the independence of our auditors. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Our independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

Our board of directors recommends a vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Exchange Act, directors, officers and beneficial owners of ten percent or more of our common stock are required to file with the SEC on a timely basis initial reports of beneficial ownership and reports of changes regarding their beneficial ownership of our common stock. Officers, directors and 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file.

Based solely on our review of the copies of such forms received and the written representations from certain reporting persons, we have determined that no officer, director or 10% beneficial owner known to us was delinquent with respect to their reporting obligations as set forth in Section 16(a) of the Exchange Act during the fiscal year ended December 31, 2008.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at our Annual Meeting of Stockholders to be held in 2010 must be received by us no later than December [  ], 2009, which is 120 days prior to the first anniversary of the mailing date of this proxy, in order to be included in our proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in the proxy statement. Under our Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2010 Annual Meeting without including the proposal in our proxy statement and form of proxy relating to that meeting must notify us no earlier than February 9, 2010 and no later than March 11, 2010, unless the date of the 2010 Annual Meeting of Stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2009 Annual Meeting. If the stockholder fails to give notice by March 11, 2010, then the persons named as proxies in the proxies solicited by the board of directors for the 2010 Annual Meeting may exercise discretionary voting power regarding any such proposal.

ANNUAL REPORT

Our annual report for the fiscal year ended December 31, 2008 will be mailed to stockholders of record on or about April [  ], 2009. Our annual report does not constitute, and should not be considered, a part of this proxy solicitation material.

Any person who was a beneficial owner of our common stock on the record date may request a copy of our annual report, and it will be furnished without charge upon receipt of a written request identifying the person so requesting a report as a stockholder of our company at such date. Requests should be directed to Somaxon Pharmaceuticals, Inc., 3721 Valley Centre Drive, Suite 500, San Diego, California 92130, Attention: Corporate Secretary.

OTHER BUSINESS

Our board of directors does not know of any matter to be presented at our Annual Meeting which is not listed on the Notice of Annual Meeting and discussed above. If other matters should properly come before the meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

All stockholders are urged to complete, sign, date and return the accompanying proxy in the enclosed envelope.

By Order of the Board of Directors,

/s/  Richard W. Pascoe
Richard W. Pascoe
President, Chief Executive Officer and Director

Dated: April   , 2009

Appendix A

SOMAXON PHARMACEUTICALS, INC.

AMENDED AND RESTATED
2005 EQUITY INCENTIVE AWARD PLAN

ARTICLE 1

PURPOSE

The purpose of the Somaxon Pharmaceuticals, Inc. Amended and Restated 2005 Equity Incentive Award Plan (the “Plan”) is to promote the success and enhance the value of Somaxon Pharmaceuticals, Inc., a Delaware corporation (the “Company”), by linking the personal interests of the members of the Board, Employees, and Consultants to those of Company stockholders and by providing such individuals with an incentive for performance to generate returns to Company stockholders. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of members of the Board, Employees, and Consultants upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.

ARTICLE 2

DEFINITIONS AND CONSTRUCTION

Wherever the following terms are used in the Plan they shall have the meanings specified below, unless the context clearly indicates otherwise. The singular pronoun shall include the plural where the context so indicates.

2.1 “Administrator” means the entity that conducts the general administration of the Plan as provided herein. With reference to the administration of the Plan with respect to Awards granted to Independent Directors, the term “Administrator” shall refer to the Board. With reference to the administration of the Plan with respect to any other Award, the term “Administrator” shall refer to the Committee unless the Board has assumed the authority for administration of the Plan generally as provided in Section 13.1. With reference to the duties of the Committee under the Plan which have been delegated to one or more persons pursuant to Section 13.5, the term “Administrator” shall refer to such person(s) unless the Committee or the Board has revoked such delegation.

2.2 “Award” means an Option, a Restricted Stock award, a Stock Appreciation Right award, a Dividend Equivalents award, a Stock Payment award, a Restricted Stock Unit award or a Performance-Based Award granted to a Participant pursuant to the Plan.

2.3 “Award Agreement” means any written or electronic agreement, contract, or other instrument or document evidencing an Award.

2.4 “Board” means the Board of Directors of the Company.

2.5 “Cause,” unless otherwise defined in an employment or services agreement between the Participant and the Company or any Parent or Subsidiary, means (i) a Participant’s breach of any confidentiality or proprietary information agreement between the Participant and the Company or any Parent or Subsidiary; (ii) a Participant’s conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent and final jurisdiction for any crime involving moral turpitude or punishable by imprisonment in the jurisdiction involved; (iii) a Participant’s commission of an act of fraud, whether prior to or subsequent to the date hereof upon the Company or any Parent or Subsidiary; (iv) a Participant’s continuing repeated willful failure or refusal to perform his or her duties (including, without limitation, a Participant’s inability to perform his or her duties as a result of chronic alcoholism or drug addiction and/or as a result of any failure to comply with any laws, rules or regulations of any governmental entity with respect to a Participant’s employment by the Company or any Parent or Subsidiary); (v) a Participant’s gross negligence, insubordination or material violation of any duty of loyalty to the Company or any Parent or Subsidiary or any other material misconduct on the part of a Participant; (vi) a Participant’s intentional commission of any act which he or she knows (or reasonably should know) is likely to be materially detrimental to the Company’s or any Parent’s or Subsidiary’s business or goodwill; or (vii) a Participant’s material breach of any other provision of any agreement between the Participant and the Company or any Parent or Subsidiary, provided that termination of a Participant’s employment pursuant to this subsection (vii) shall not constitute valid termination for good cause unless such Participant shall have first received written notice from the Board or its designee stating with specificity the nature of such breach and affording the Participant at least fifteen days to correct the breach alleged.

The foregoing definition shall not in any way preclude or restrict the right of the Company or any successor or Parent or Subsidiary thereof to discharge or dismiss any Participant in the service of such entity for any other acts or omissions, but such other acts or omissions shall not be deemed, for purposes of this Plan, to constitute grounds for termination for Cause.

2.6 “Change in Control” means and includes each of the following:

(a) the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Exchange Act and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Exchange Act) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent 50% or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(i) an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company, or

(ii) an acquisition of voting securities by the Company or a corporation owned, directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company, or

(iii) an acquisition of voting securities pursuant to a transaction described in subsection (c) below that would not be a Change in Control under subsection (c), or

(iv) an acquisition of voting securities pursuant to the Company’s initial public offering of the Stock;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section 2.6: an acquisition of the Company’s securities by the Company which causes the Company’s voting securities beneficially owned by a person or group to represent 50% or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of 50% or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(b) during any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (a) or (c) of this Section 2.6 whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(c) the consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(i) which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(ii) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this paragraph (ii) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(d) the Company’s stockholders approve a liquidation or dissolution of the Company.

For purposes of subsection (a) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (c) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

The Administrator shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters relating thereto.

2.7 “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations issued thereunder.

2.8 “Committee” means the committee of the Board described in Article 13.

2.9 “Consultant” means any consultant or adviser if:

(a) The consultant or adviser renders bona fide services to the Company or any Parent or Subsidiary;

(b) The services rendered by the consultant or adviser are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities; and

(c) The consultant or adviser is a natural person who has contracted directly with the Company or any Parent or Subsidiary to render such services.

2.10 “Covered Employee” means an Employee who is, or is likely to become, a “covered employee” within the meaning of Section 162(m)(3) of the Code.

2.11 “Disability” means a permanent and total disability within the meaning of Section 22(e)(3) of the Code, as it may be amended from time to time.

2.12 “Dividend Equivalents” means a right granted to a Participant pursuant to Article 8 to receive the equivalent value (in cash or Stock) of dividends paid on Stock.

2.13 “Effective Date” has the meaning set forth in Section 14.1.

2.14 “Eligible Individual” means any person who is a member of the Board, a Consultant or an Employee, as determined by the Administrator.

2.15 “Employee” means any officer or other employee (as defined in accordance with Section 3401(c) of the Code) of the Company or any Parent or Subsidiary.

2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

2.17 “Existing Plan” has the meaning set forth in Section 3.1(a).

2.18 “Expiration Date” has the meaning set forth in Section 14.3.

2.19 “Fair Market Value” means, as of any date, the value of Stock determined as follows:

(a) If the Stock is listed on any established stock exchange or automated quotation system, its Fair Market Value shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange on the day of determination (or the most recent day on which sales were reported if none were reported on such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

(b) If the Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the mean of the closing bid and asked prices for the Stock on the day of determination (or the most recent day on which bid and asked prices were reported if none were reported on such date), as reported in The Wall Street Journal or such other source as the Administrator deems reliable; or

(c) In the absence of an established market for the Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator.

2.20 “Good Reason” means a Participant’s voluntary resignation following any one or more of the following that is effected without the Participant’s written consent: (i) a change in his or her position following the Change of Control that materially reduces his or her duties or responsibilities, (ii) a reduction in his or her base salary following a Change of Control, unless the base salaries of all similarly situated individuals are similarly reduced, or (iii) a relocation of such Participant’s place of employment of more than fifty miles following a Change of Control. However, if the term or concept of “Good Reason” has been defined in an agreement between a Participant and the Company or any successor or parent or Subsidiary thereof, then “Good Reason” shall have the definition set forth in such agreement.

2.21 “Incentive Stock Option” means an Option that is intended to be an incentive stock option and meets the requirements of Section 422 of the Code or any successor provision thereto.

2.22 “Independent Director” means a member of the Board who is not an Employee.

2.23 “Non-Employee Director” means a member of the Board who qualifies as a “Non-Employee Director” as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

2.24 “Non-Qualified Stock Option” means an Option that is not intended to be or otherwise does not qualify as an Incentive Stock Option.

2.25 “Option” means a right granted to a Participant pursuant to Article 5 of the Plan to purchase a specified number of shares of Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.26 “Parent” means any “parent corporation” as defined in Section 424(e) of the Code and any applicable regulations promulgated thereunder of the Company or any other entity which beneficially owns, directly or indirectly, a majority of the outstanding voting stock or voting power of the Company.

2.27 “Participant” means any Eligible Individual who, as a member of the Board, a Consultant or an Employee, has been granted an Award pursuant to the Plan.

2.28 “Performance-Based Award” means an Award granted to selected Covered Employees pursuant to Articles 6 and 8, but which is subject to the terms and conditions set forth in Article 9.

2.29 “Performance Criteria” means the criteria (and adjustments) that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period, determined as follows:

(a) The Performance Criteria that will be used to establish Performance Goals are limited to the following: (i) net earnings (either before or after interest, taxes, depreciation and amortization), (ii) sales or revenue, (iii) net income (either before or after taxes), (iv) operating earnings, (v) operating or other costs and expenses, (vi) improvements in expense levels, (vii) cash flow (including, but not limited to, operating cash flow and free cash flow), (viii) return on net assets, (ix) return on stockholders’ equity, (x) return on sales, (xi) gross or net profit margin, (xii) working capital, (xiii) earnings per share, (xiv) price per share of Stock,

(xv) capital raised in financing transactions or other financing milestones, (xvi) market recognition (including but not limited to awards and analyst ratings), and (xvii) implementation, completion or attainment of objectively-determinable objectives relating to research, development, regulatory, commercial or strategic milestones or developments, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

(b) The Administrator may, in its sole discretion, provide that one or more objectively determinable adjustments will be made to one or more of the Performance Goals established for any Performance Period. Such adjustments may include one or more of the following: (i) items related to a change in accounting principles, (ii) items relating to financing activities, (iii) expenses for restructuring or productivity initiatives, (iv) non-cash charges, including those relating to share-based awards, (v) other non-operating items, (vi) items related to acquisitions or other strategic transactions, (vii) items attributable to the business operations of any entity acquired by us during the Performance Period, (viii) items related to the disposal of a business of segment of a business, (ix) items related to discontinued operations that do not qualify as a segment of a business under GAAP, (x) items attributable to any stock dividend, stock split, combination or exchange of shares occurring during the Performance Period, (xi) any other items of significant income or expense which are determined to be appropriate adjustments, (xii) items relating to unusual or extraordinary corporate transactions, events or developments, (xiii) items related to amortization of acquired intangible assets, (iv) items that are outside the scope of our core, on-going business activities, or (xv) items relating to any other unusual or nonrecurring events or changes in applicable laws or business conditions.

2.30 “Performance Goals” means, for a Performance Period, the goals established in writing by the Administrator for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a Subsidiary, division or other operational unit. The Administrator, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

2.31 “Performance Period” means the one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance-Based Award.

2.32 “Plan” means this Somaxon Pharmaceuticals, Inc. Amended and Restated 2005 Equity Incentive Award Plan, as it may be amended from time to time.

2.33 “Qualified Performance-Based Compensation” means any compensation that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code.

2.34 “Restricted Stock” means Stock awarded to a Participant pursuant to Article 6 that is subject to certain restrictions and may be subject to risk of forfeiture or repurchase.

2.35 “Restricted Stock Unit” means a right to receive a share of Stock during specified time periods granted pursuant to Section 8.3.

2.36 “Securities Act” means the Securities Act of 1933, as amended from time to time.

2.37 “Section 409A Award” has the meaning set forth in Section 10.1.

2.38 “Stock” means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to Article 12.

2.39 “Stock Appreciation Right” or “SAR” means a right granted pursuant to Article 7 to receive a payment equal to the excess of the Fair Market Value of a specified number of shares of Stock on the date the SAR is exercised over the Fair Market Value of such number of shares of Stock on the date the SAR was granted as set forth in the applicable Award Agreement.

2.40 “Stock Payment” means (a) a payment in the form of shares of Stock, or (b) an option or other right to purchase shares of Stock, as part of any bonus, deferred compensation or other arrangement, made in lieu of all or any portion of the compensation, granted pursuant to Section 8.2.

2.41 “Subsidiary” means any “subsidiary corporation” as defined in Section 424(f) of the Code and any applicable regulations promulgated thereunder of the Company or any other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

2.42 “Successor Entity” has the meaning set forth in Section 2.6(c).

2.43 “Termination of Consultancy” means the time when the engagement of a Participant as a Consultant to the Company or a Parent or Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, by resignation, discharge, death or retirement, but excluding terminations where there is a simultaneous commencement of employment with the Company or any Parent or Subsidiary. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Consultancy, including, but not by way of limitation, the question of whether a Termination of Consultancy resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Consultancy. Notwithstanding any other provision of the Plan, the Company or any Parent or Subsidiary has an absolute and unrestricted right to terminate a Consultant’s service at any time for any reason whatsoever, with or without cause, except to the extent expressly provided otherwise in writing.

2.44 “Termination of Directorship” shall mean the time when a Participant who is a Non-Employee Director ceases to be a member of the Board for any reason, including, but not by way of limitation, a termination by resignation, failure to be elected, death or retirement. The Board, in its sole and absolute discretion, shall determine the effect of all matters and questions relating to Termination of Directorship with respect to Non-Employee Directors.

2.45 “Termination of Employment” shall mean the time when the employee-employer relationship between a Participant and the Company or any Parent or Subsidiary is terminated for any reason, with or without cause, including, but not by way of limitation, a termination by resignation, discharge, death, disability or retirement; but excluding: (a) terminations where there is a simultaneous reemployment or continuing employment of a Participant by the Company or any Parent or Subsidiary, (b) at the discretion of the Administrator, terminations which result in a temporary severance of the employee-employer relationship, and (c) at the discretion of the Administrator, terminations which are followed by the simultaneous establishment of a consulting relationship by the Company or a Parent or Subsidiary with the former employee. The Administrator, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including, but not by way of limitation, the question of whether a Termination of Employment resulted from a discharge for good cause, and all questions of whether a particular leave of absence constitutes a Termination of Employment.

2.46 “Equity Restructuring” means a non-reciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split, spin-off, rights offering or recapitalization through a large nonrecurring cash dividend, that affects the Stock (or other securities of the Company) or the share price and causes a change in the per share value of the Stock underlying outstanding Awards.

ARTICLE 3

SHARES SUBJECT TO THE PLAN

3.1 Number of Shares.

(a) Subject to Article 12 and Section 3.1(b), the aggregate number of shares of Stock which may be issued or transferred pursuant to Awards under the Plan (the “Share Limit”) shall be the sum of: (i) 2,000,000 shares; plus

(ii) the number of shares of Stock remaining available for issuance and not subject to awards granted under the Somaxon Pharmaceuticals, Inc. 2004 Equity Incentive Award Plan (the “Existing Plan”) as of the Effective Date; plus (iii) with respect to awards granted under the Existing Plan on or before the Effective Date that expire or are canceled without having been exercised in full or shares of Stock that are forfeited or repurchased pursuant to the terms of awards granted under the Existing Plan, the number of shares of Stock subject to each such award as to which such award was not exercised prior to its expiration or cancellation or which are forfeited or repurchased by the Company; plus (iv) the 904,126 shares of Stock added to the Share Limit on January 1, 2007 pursuant to the terms of the Plan; plus (v) the 921,638 shares of Stock added to the Share Limit on January 1, 2008 pursuant to the terms of the Plan; plus (vi) the 1,500,000 shares of Stock added to the Share Limit on the date of the Company’s annual meeting of stockholders for 2008; plus (vii) the 921,512 shares of Stock added to the Share Limit on January 1, 2009 pursuant to the terms of the Plan. The aggregate number of shares of Stock authorized for issuance under the Existing Plan was 1,250,000 shares and, accordingly, the total number of shares of Stock under clauses (ii) and (iii) in the preceding sentence shall not exceed 1,250,000 shares. In addition, subject to Article 12, on January 1, 2010, and on each January 1 thereafter through and including January 1, 2015 (any such date, the “Adjustment Date”), the Share Limit shall be increased by that number of shares of Stock equal to the least of (i) 5% of the Company’s outstanding shares on such Adjustment Date, (ii) 2,000,000 shares, or (iii) a lesser amount determined by the Board prior to the Adjustment Date. Notwithstanding anything in this Section 3.1(a) to the contrary, the number of shares of Stock that may be issued or transferred pursuant to Awards under the Plan shall not exceed an aggregate of 21,250,000 shares, subject to Article 12.

(b) To the extent that an Award terminates, expires, or lapses for any reason, any shares of Stock subject to the Award shall again be available for the grant of an Award pursuant to the Plan. Additionally, any shares of Stock tendered or withheld to satisfy the grant or exercise price or tax withholding obligation pursuant to any Award shall again be available for the grant of an Award pursuant to the Plan. If any shares of Restricted Stock are surrendered by a Participant or repurchased by the Company pursuant to Section 6.3 hereof, such shares shall again be available for the grant of an Award pursuant to the Plan. The payment of Dividend Equivalents in cash in conjunction with any outstanding Awards shall not be counted against the shares available for issuance under the Plan.

(c) Notwithstanding the provisions of this Section 3.1, no shares of Stock may again be optioned, granted or awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option under Section 422 of the Code.

3.2 Stock Distributed.  Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury stock or Stock purchased on the open market.

3.3 Limitation on Number of Shares Subject to Awards.  Notwithstanding any provision in the Plan to the contrary, and subject to Article 12, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during any calendar year shall be 2,000,000.

ARTICLE 4

ELIGIBILITY AND PARTICIPATION

4.1 Eligibility.  Persons eligible to participate in this Plan include Employees, Consultants and members of the Board, as determined by the Administrator.

4.2 Participation.  Subject to the provisions of the Plan, the Administrator may, from time to time, select from among all Eligible Individuals those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award pursuant to this Plan.

ARTICLE 5

STOCK OPTIONS

5.1 General.  The Administrator is authorized to grant Options to Eligible Individuals on the following terms and conditions:

(a) Exercise Price.  The exercise price per share of Stock subject to an Option shall be determined by the Administrator and set forth in the Award Agreement; provided that the exercise price per share for any Option shall not be less than 100% of the Fair Market Value per share of the Stock on the date of the grant.

(b) Time and Conditions of Exercise.  The Administrator shall determine the time or times at which an Option may be exercised in whole or in part; provided that the term of any Option granted under the Plan shall not exceed ten years. The Administrator shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. The Administrator may extend the term of any outstanding Option in connection with any Termination of Employment, Termination of Directorship or Termination of Consultancy of the Participant holding such Option, or amend any other term or condition of such Option relating to such a Termination of Employment, Termination of Directorship or Termination of Consultancy.

(c) Payment.  The Administrator shall determine the methods, terms and conditions by which the exercise price of an Option may be paid, and the form and manner of payment, including, without limitation, payment in the form of cash, a promissory note bearing interest at no less than such rate as shall then preclude the imputation of interest under the Code, shares of Stock, or other property acceptable to the Administrator and payment through the delivery of a notice that the Participant has placed a market sell order with a broker with respect to shares of Stock then issuable upon exercise of the Option, and that the broker has been directed to pay a sufficient portion of the net proceeds of the sale to the Company in satisfaction of the Option exercise price; provided that payment of such proceeds is then made to the Company upon settlement of such sale, and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a member of the Board or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to pay the exercise price of an Option in any method which would violate Section 13(k) of the Exchange Act.

(d) Evidence of Grant.  All Options shall be evidenced by an Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Administrator.

5.2 Incentive Stock Options.  Incentive Stock Options may be granted only to employees (as defined in accordance with Section 3401(c) of the Code) of the Company or a Subsidiary which constitutes a “subsidiary corporation” of the Company within Section 424(f) of the Code or a Parent which constitutes a “parent corporation” of the Company within the meaning of Section 424(e) of the Code, and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 5.2 in addition to the requirements of Section 5.1:

(a) Ten Percent Owners.  An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company or any “subsidiary corporation” of the Company or “parent corporation” of the Company (each within the meaning of Section 424 of the Code) only if such Option is granted at an exercise price per share that is not less than 110% of the Fair Market Value per share of the Stock on the date of the grant and the Option is exercisable for no more than five years from the date of grant.

(b) Transfer Restriction.  An Incentive Stock Option shall not be transferable by the Participant other than by will or by the laws of descent or distribution.

(c) Right to Exercise.  During a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.

(d) Failure to Meet Requirements.  Any Option (or portion thereof) purported to be an Incentive Stock Option which, for any reason, fails to meet the requirements of Section 422 of the Code, shall be considered a Non-Qualified Stock Option.

5.3 Substitution of Stock Appreciation Rights.  The Administrator may provide in the Award Agreement evidencing the grant of an Option that the Administrator, in its sole discretion, shall have to right to substitute a Stock Appreciation Right for such Option at any time prior to or upon exercise of such Option, subject to the provisions of Article 7 hereof; provided that such Stock Appreciation Right shall be exercisable for the number of shares of Stock for which such substituted Option would have been exercisable.

5.4 Paperless Exercise.  In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Options by a Participant may be permitted through the use of such an automated system.

ARTICLE 6

RESTRICTED STOCK AWARDS

6.1 Grant of Restricted Stock.  The Administrator is authorized to make Awards of Restricted Stock to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

6.2 Issuance and Restrictions.  Restricted Stock shall be subject to such repurchase restrictions, forfeiture restrictions, restrictions on transferability and other restrictions as the Administrator may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, pursuant to such circumstances or installments or otherwise as the Administrator determines at the time of the grant of the Award or thereafter. Alternatively, these restrictions may lapse pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Award or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator.

6.3 Repurchase or Forfeiture.  Except as otherwise determined by the Administrator at the time of the grant of the Award or thereafter, upon a Participant’s Termination of Employment, Termination of Directorship or Termination of Consultancy during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited or subject to repurchase by the Company (or its assignee) under such terms as the Administrator shall determine; provided, however, that the Administrator may (a) provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of a Participant’s Termination of Employment, Termination of Directorship or Termination of Consultancy under certain circumstances, and (b) in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

6.4 Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Administrator shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse or the Award Agreement may provide that the shares shall be held in escrow by an escrow agent designated by the Company.

ARTICLE 7

STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights.  A Stock Appreciation Right may be granted to any Eligible Individual selected by the Administrator. A Stock Appreciation Right shall be subject to such terms and conditions not inconsistent with the Plan as the Administrator shall impose and shall be evidenced by an Award Agreement.

7.2 Terms of Stock Appreciation Rights.

(a) A Stock Appreciation Right shall be exercisable in such installments as the Administrator may determine. A Stock Appreciation Right shall cover such number of shares of Stock as the Administrator may determine. The exercise price per share of Stock subject to each Stock Appreciation Right shall be set by the Administrator.

(b) A Stock Appreciation Right shall entitle the Participant (or other person entitled to exercise the Stock Appreciation Right pursuant to the Plan) to exercise all or a specified portion of the Stock Appreciation Right (to the extent then exercisable pursuant to its terms) and to receive from the Company an amount determined by multiplying (i) the amount (if any) by which the Fair Market Value of a share of Stock on the date of exercise of the Stock Appreciation Right exceeds the exercise price per share of the Stock Appreciation Right, by (ii) the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised, subject to any limitations the Administrator may impose.

7.3 Payment.

(a) Subject to Sections 7.3(b) and (c), payment of the amounts determined under Section 7.2(b) above shall be in cash, in Stock (based on its Fair Market Value as of the date the Stock Appreciation Right is exercised) or a combination of both, as determined by the Administrator.

(b) To the extent payment for a Stock Appreciation Right is to be made in cash, the Award Agreement shall, to the extent necessary to comply with the requirements of Section 409A of the Code, specify the date of payment, which may be different than the date of exercise of the Stock Appreciation Right. If the date of payment for a Stock Appreciation Right is later than the date of exercise, the Award Agreement may specify that the Participant be entitled to earnings on such amount until paid.

(c) To the extent any payment under Section 7.2(b) is effected in Stock, it shall be made subject to satisfaction of all provisions of Article 5 above pertaining to Options.

ARTICLE 8

OTHER TYPES OF AWARDS

8.1 Dividend Equivalents.

(a) Any Eligible Individual selected by the Administrator may be granted Dividend Equivalents based on the dividends on the shares of Stock that are subject to any Award, to be credited as of dividend payment dates, during the period between the date the Award is granted and the date the Award is exercised, vests or expires, as determined by the Administrator. Such Dividend Equivalents shall be converted to cash or additional shares of Stock by such formula and at such time and subject to such limitations as may be determined by the Administrator.

(b) Dividend Equivalents granted with respect to Options or SARs that are intended to be Qualified Performance-Based Compensation shall be payable, with respect to pre-exercise periods, regardless of whether such Option or SAR is subsequently exercised.

8.2 Stock Payments.  Any Eligible Individual selected by the Administrator may receive Stock Payments in the manner determined from time to time by the Administrator; provided, that unless otherwise determined by the Administrator such Stock Payments shall be made in lieu of base salary, bonus, or other cash compensation otherwise payable to such Eligible Individual. The number of shares shall be determined by the Administrator and may be based upon the Performance Goals or other specific performance goals determined appropriate by the Administrator.

8.3 Restricted Stock Units.  The Administrator is authorized to make Awards of Restricted Stock Units to any Eligible Individual selected by the Administrator in such amounts and subject to such terms and conditions as determined by the Administrator. At the time of grant, the Administrator shall specify the date or dates on which the Restricted Stock Units shall become fully vested and nonforfeitable, and may specify such conditions to vesting as it deems appropriate. Alternatively, Restricted Stock Units may become fully vested and nonforfeitable pursuant to the satisfaction of one or more Performance Goals or other specific performance goals as the Administrator determines to be appropriate at the time of the grant of the Restricted Stock Units or thereafter, in each case on a specified date or dates or over any period or periods determined by the Administrator. At the time of grant, the Administrator shall specify the maturity date applicable to each grant of Restricted Stock Units which shall be no earlier than the vesting date or dates of the Award and may be determined at the election of the Eligible Individual to whom the Award is granted. On the maturity date, the Company shall transfer to the Participant one unrestricted, fully transferable share of Stock for each Restricted Stock Unit that is vested and scheduled to be distributed on such date and not previously forfeited. The Administrator shall specify the purchase price, if any, to be paid by the Participant to the Company for such shares of Stock.

8.4 Term.  Except as otherwise provided herein, the term of any Award of Dividend Equivalents, Stock Payments or Restricted Stock Units shall be set by the Administrator in its discretion.

8.5 Exercise or Purchase Price.  The Administrator may establish the exercise or purchase price, if any, of any Award of Stock Payments or Restricted Stock Units; provided, however, that such price shall not be less than the par value of a share of Stock on the date of grant, unless otherwise permitted by applicable state law.

8.6 Form of Payment.  Payments with respect to any Awards granted under Sections 8.1, 8.2 or 8.3 shall be made in cash, in Stock or a combination of both, as determined by the Administrator.

8.7 Award Agreement.  All Awards under this Article 8 shall be subject to such additional terms and conditions as determined by the Administrator and shall be evidenced by a written Award Agreement.

ARTICLE 9

PERFORMANCE-BASED AWARDS

9.1 Purpose.  The purpose of this Article 9 is to provide the Administrator the ability to qualify Awards other than Options and SARs and that are granted pursuant to Articles 6 and 8 as Qualified Performance-Based Compensation. If the Administrator, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this Article 9 shall control over any contrary provision contained in Articles 6 or 8; provided, however, that the Administrator may in its discretion grant Awards to Covered Employees that are based on Performance Criteria or Performance Goals but that do not satisfy the requirements of this Article 9.

9.2 Applicability.  This Article 9 shall apply only to those Covered Employees selected by the Administrator to receive Performance-Based Awards. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

9.3 Procedures with Respect to Performance-Based Awards.  To the extent necessary to comply with the Qualified Performance-Based Compensation requirements of Section 162(m)(4)(C) of the Code, with respect to any Award granted under Articles 6 and 8 which may be granted to one or more Covered Employees, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service (or such other time as may be required or permitted by Section 162(m) of the Code), the Administrator shall, in writing, (a) designate one or more Covered Employees, (b) select the Performance Criteria applicable to the Performance Period, (c) establish the Performance Goals, and amounts of such Awards, as applicable, which may be earned for such Performance Period, and (d) specify the relationship between Performance Criteria and the Performance Goals and the amounts of such Awards, as applicable, to be earned by each Covered Employee for such Performance Period. Following the completion of each Performance Period, the Administrator shall certify in writing whether the applicable Performance Goals have been achieved for such Performance Period. In determining the amount earned by a Covered Employee, the Administrator shall have the right to reduce or eliminate (but not to increase) the amount payable at a given level of performance to take into account additional factors that the Administrator may deem relevant to the assessment of individual or corporate performance for the Performance Period.

9.4 Payment of Performance-Based Awards.  Unless otherwise provided in the applicable Award Agreement, a Participant must be employed by the Company or a Parent or Subsidiary on the day a Performance-Based Award for such Performance Period is paid to the Participant. Furthermore, a Participant shall be eligible to receive payment pursuant to a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

9.5 Additional Limitations.  Notwithstanding any other provision of the Plan, any Award which is granted to a Covered Employee and is intended to constitute Qualified Performance-Based Compensation shall be subject to any additional limitations set forth in Section 162(m) of the Code (including any amendment to Section 162(m) of the Code) or any regulations or rulings issued thereunder that are requirements for qualification as qualified performance-based compensation as described in Section 162(m)(4)(C) of the Code, and the Plan shall be deemed amended to the extent necessary to conform to such requirements.

ARTICLE 10

COMPLIANCE WITH SECTION 409A OF THE CODE

10.1 Awards subject to Code Section 409A.  Any Award that constitutes, or provides for, a deferral of compensation subject to Section 409A of the Code (a “Section 409A Award”) shall satisfy the requirements of Section 409A of the Code and this Article 10, to the extent applicable. The Award Agreement with respect to a Section 409A Award shall incorporate the terms and conditions required by Section 409A of the Code and this Article 10.

10.2 Distributions under a Section 409A Award.

(a) Subject to subsection (b), any shares of Stock or other property or amounts to be paid or distributed upon the grant, issuance, vesting, exercise or payment of a Section 409A Award shall be distributed in accordance with the requirements of Section 409A(a)(2) of the Code, and shall not be distributed earlier than:

(i) the Participant’s separation from service, as determined by the Secretary of the Treasury;

(ii) the date the Participant becomes disabled;

(iii) the Participant’s death;

(iv) a specified time (or pursuant to a fixed schedule) specified under the Award Agreement at the date of the deferral compensation;

(v) to the extent provided by the Secretary of the Treasury, a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company; or

(vi) the occurrence of an unforeseeable emergency with respect to the Participant.

(b) In the case of a Participant who is a specified employee, the requirement of paragraph (a)(i) shall be met only if the distributions with respect to the Section 409A Award may not be made before the date which is six months after the Participant’s separation from service (or, if earlier, the date of the Participant’s death). For purposes of this subsection (b), a Participant shall be a specified employee if such Participant is a key employee (as defined in Section 416(i) of the Code without regard to paragraph (5) thereof) of a corporation any stock of which is publicly traded on an established securities market or otherwise, as determined under Section 409A(a)(2)(B)(i) of the Code and the Treasury Regulations thereunder.

(c) The requirement of paragraph (a)(vi) shall be met only if, as determined under Treasury Regulations under Section 409A(a)(2)(B)(ii) of the Code, the amounts distributed with respect to the unforeseeable emergency do not exceed the amounts necessary to satisfy such unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such unforeseeable emergency is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(d) For purposes of this Section, the terms specified therein shall have the respective meanings ascribed thereto under Section 409A of the Code and the Treasury Regulations thereunder.

10.3 Prohibition on Acceleration of Benefits.  The time or schedule of any distribution or payment of any shares of Stock or other property or amounts under a Section 409A Award shall not be accelerated, except as otherwise permitted under Section 409A(a)(3) of the Code and the Treasury Regulations thereunder.

10.4 Elections under Section 409A Awards.

(a) Any deferral election provided under or with respect to an Award to any Eligible Individual, or to the Participant holding a Section 409A Award, shall satisfy the requirements of Section 409A(a)(4)(B) of the Code, to the extent applicable, and, except as otherwise permitted under paragraph (i) or (ii) below, any such deferral election with respect to compensation for services performed during a taxable year shall be made not later than the close of the preceding taxable year, or at such other time as provided in Treasury Regulations.

(i) In the case of the first year in which an Eligible Individual or a Participant holding a Section 409A Award, becomes eligible to participate in the Plan, any such deferral election may be made with respect to services to be performed subsequent to the election with thirty (30) days after the date the Eligible Individual, or the Participant holding a Section 409A Award, becomes eligible to participate in the Plan, as provided under Section 409A(a)(4)(B)(ii) of the Code.

(ii) In the case of any performance-based compensation based on services performed by an Eligible Individual, or the Participant holding a Section 409A Award, over a period of at least twelve (12) months, any such deferral election may be made no later than six months before the end of the period, as provided under Section 409A(a)(4)(B)(iii) of the Code.

(b) In the event that a Section 409A Award permits, under a subsequent election by the Participant holding such Section 409A Award, a delay in a distribution or payment of any shares of Stock or other property or amounts under such Section 409A Award, or a change in the form of distribution or payment, such subsequent election shall satisfy the requirements of Section 409A(a)(4)(C) of the Code, and:

(i) such subsequent election may not take effect until at least twelve months after the date on which the election is made,

(ii) in the case such subsequent election relates to a distribution or payment not described in Section 10.2(a)(ii), (iii) or (vi), the first payment with respect to such election may be deferred for a period of not less than five years from the date such distribution or payment otherwise would have been made, and

(iii) in the case such subsequent election relates to a distribution or payment described in Section 10.2(a)(iv), such election may not be made less than twelve months prior to the date of the first scheduled distribution or payment under Section 10.2(a)(iv).

10.5 Compliance in Form and Operation.  A Section 409A Award, and any election under or with respect to such Section 409A Award, shall comply in form and operation with the requirements of Section 409A of the Code and the Treasury Regulations thereunder.

ARTICLE 11

PROVISIONS APPLICABLE TO AWARDS

11.1 Stand-Alone and Tandem Awards.  Awards granted pursuant to the Plan may, in the discretion of the Administrator, be granted either alone, in addition to, or in tandem with, any other Award granted pursuant to the Plan. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

11.2 Award Agreement.  Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include the term of an Award, the provisions applicable in the event of the Participant’s Termination of Employment, Termination of Directorship or Termination of

Consultancy, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

11.3 Limits on Transfer.

(a) Except as otherwise provided by the Administrator pursuant to Section 11.3(b), no right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Parent or Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Parent or Subsidiary. Except as otherwise provided by the Administrator pursuant to Section 11.3(b), no Award shall be assigned, transferred, or otherwise disposed of by a Participant other than by will or the laws of descent and distribution, unless and until such Award has been exercised, or the shares underlying such Award have been issued, and all restrictions applicable to such shares have lapsed.

(b) Notwithstanding Section 11.3(a), the Administrator, in its sole discretion, may permit an Award (other than an Incentive Stock Option) to be transferred to, exercised by and paid to any one or more Permitted Transferees (as defined below), subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than by will or the laws of descent and distribution; (ii) any Award which is transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award); and (iii) the Participant and the Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under applicable federal and state securities laws and (C) evidence the transfer. For purposes of this Section 11.3(b), “Permitted Transferee” shall mean, with respect to a Participant, any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the Participant’s household (other than a tenant or employee), a trust in which these persons (or the Participant) control the management of assets, and any other entity in which these persons (or the Participant) own more than fifty percent of the voting interests, or any other transferee specifically approved by the Administrator.

11.4 Beneficiaries.  Notwithstanding Section 11.3, a Participant may, in the manner determined by the Administrator, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married and resides in a community property state, a designation of a person other than the Participant’s spouse as his or her beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written consent of the Participant’s spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Administrator.

11.5 Stock Certificates; Book-Entry Procedures.

(a) Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state, or foreign jurisdiction, securities or other laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that a Participant make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any Participant to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(b) Notwithstanding any other provision of the Plan, unless otherwise determined by the Administrator or required by applicable law, rule or regulation, the Company shall not deliver to any Participant certificates evidencing shares of Stock issued in connection with any Award and instead such shares of Stock shall be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator).

ARTICLE 12

CHANGES IN CAPITAL STRUCTURE

12.1 Adjustments.

(a) In the event that any merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, combination or exchange of the Stock or other securities of the Company, or other change in the corporate structure of the Company affecting the Stock (other than an Equity Restructuring) occurs such that an adjustment is determined by the Administrator (in its sole discretion) to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Administrator shall, in such manner as it may deem equitable, adjust (i) the amount and class of Stock which may be delivered under the Plan, (ii) the purchase price per share and the amount of Stock covered by each Option and Stock Appreciation Right which has not yet been exercised, (iii) the amount of Stock subject to each Restricted Stock, Dividend Equivalent, Stock Payment, Restricted Stock Unit or Performance-Based Award outstanding, and (iv) the numerical limits of Section 3.1 and Section 3.3

(b) In the event of any transaction or event described in Section 12.1(a) or any unusual or nonrecurring transactions or events affecting the Company, any affiliate of the Company, or the financial statements of the Company or any affiliate (including without limitation any Change in Control), or of changes in applicable laws, regulations or accounting principles, and whenever the Administrator determines that such action is appropriate in order to prevent the dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan or with respect to any Award under the Plan, to facilitate such transactions or events or to give effect to such changes in laws, regulations or principles, the Administrator, in its sole discretion and on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions:

(i) To provide for either (A) termination of any such Award in exchange for an amount of cash, if any, equal to the amount that would have been received upon the exercise of such Award or realization of the Participant’s rights (and, if as of the date of the occurrence of the transaction or event described in this Section 12.1(b) the Administrator determines in good faith that no amount would have been attained upon the exercise of such Award or realization of the Participant’s rights, then such Award may be terminated by the Company without payment) or (B) the replacement of such Award with other rights or property selected by the Administrator in its sole discretion;

(ii) To provide that such Award be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for by similar options, rights or awards covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; and

(iii) To make adjustments in the number and type of shares of Stock (or other securities or property) subject to outstanding Awards, and in the number and kind of outstanding Restricted Stock and/or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding options, rights and awards and options, rights and awards which may be granted in the future;

(iv) To provide that such Award shall be exercisable or payable or fully vested with respect to all shares covered thereby, notwithstanding anything to the contrary in the Plan or the applicable Award Agreement; and

(v) To provide that the Award cannot vest, be exercised or become payable after such event.

(c) In connection with the occurrence of any Equity Restructuring, and notwithstanding anything to the contrary in Section 12.1(a) or (b):

(i) The number and type of securities subject to each outstanding Award, and the exercise price or grant price thereof, if applicable, will be proportionately adjusted so that the fair value of each such Award and the proportionate interest represented thereby immediately after the Equity Restructuring will equal the fair value of such Award and the proportionate interest represented thereby immediately prior to such Equity Restructuring. The adjustments provided under this Section 12.1(c)(i) shall be nondiscretionary and shall be final and binding on the affected Participant and the Company.

(ii) The Administrator shall make such proportionate adjustments, if any, as it in its discretion may deem appropriate to reflect such Equity Restructuring with respect to the aggregate number and kind of shares that may be issued under the Plan (including, but not limited to, adjustments of the limitations in Section 3.1 and Section 3.3 of this Plan).

(d) Notwithstanding anything herein to the contrary, Section 12.1(c) of the Plan shall not apply to, and instead Section 12.1(a) of the Plan shall apply to, any Award to which any adjustment made under Section 12.1(c) of the Plan would (i) result in a penalty tax under Section 409A of the Code and the Department of Treasury proposed and final regulations and guidance thereunder or (ii) cause any Incentive Stock Option to fail to qualify as an “incentive stock option” under Section 422 of the Code.”

12.2 Acceleration Upon a Change in Control.

(a) Notwithstanding Section 12.1(b), and except as may otherwise be provided in any applicable Award Agreement or other written agreement between the Company and a Participant, if a Change in Control occurs and a Participant’s Awards are not continued, converted, assumed, or replaced by (i) the Company or a Parent or Subsidiary of the Company, or (ii) a Successor Entity, such Awards shall become fully exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse immediately prior to such Change in Control. Upon, or in anticipation of, a Change in Control, the Administrator may cause any and all Awards outstanding hereunder to terminate at a specific time in the future, including but not limited to the date of such Change in Control, and shall give each Participant the right to exercise such Awards during a period of time as the Administrator, in its sole and absolute discretion, shall determine.

(b) In the event of a Change in Control where a Participant’s Awards are continued, converted, assumed, or replaced by (i) the Company or a Parent or Subsidiary of the Company, or (ii) a Successor Entity, then 50% of such Participant’s unvested Awards shall become fully exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse, immediately prior to such Change in Control.

(c) Except as otherwise provided in the Agreement evidencing the Award, any such Awards that are continued, converted, assumed, or replaced by (i) the Company or a Parent or Subsidiary of the Company, or (ii) a Successor Entity, in a Change in Control and do not otherwise accelerate at that time shall become fully exercisable and/or payable, as applicable, and all forfeiture, repurchase and other restrictions on such Awards shall lapse in the event that the Participant has a Termination of Employment, Termination of Directorship or Termination of Consultancy (i) in connection with the Change in Control or (ii) subsequently within twelve months following such Change in Control, unless such termination is by reason of the Participant’s discharge by the Company or a Parent or Subsidiary or a Successor Entity for Cause or by reason of the Participant’s voluntary resignation without Good Reason.

12.3 No Other Rights.  Except as expressly provided in the Plan, no Participant shall have any rights by reason of any subdivision or consolidation of shares of stock of any class, the payment of any dividend, any increase or decrease in the number of shares of stock of any class or any dissolution, liquidation, merger, or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or pursuant to action of the Administrator under the Plan, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of shares of Stock subject to an Award or the grant or exercise price of any Award.

ARTICLE 13

ADMINISTRATION

13.1 Administrator.  The Administrator of the Plan shall be the Compensation Committee of the Board (or another committee or a subcommittee of the Board to which the Board delegates administration of the Plan) (such committee, the “Committee”), which Committee shall consist solely of two or more members of the Board each of whom is both an “outside director,” within the meaning of Section 162(m) of the Code, a Non-Employee Director and an “independent director” under the rules of the Nasdaq Stock Market. Notwithstanding the foregoing: (a) the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to all Awards granted to Independent Directors, and for purposes of such Awards the term “Administrator” as used in this Plan shall be deemed to refer to the Board, and (b) the Committee may delegate its authority hereunder to the extent permitted by Section 13.5. Appointment of Committee members shall be effective upon acceptance of appointment. In its sole discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Administrator under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of the Committee. Committee members may resign at any time by delivering written notice to the Board. Vacancies in the Committee may only be filled by the Board.

13.2 Action by the Administrator.  A majority of the Administrator shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present, and, subject to applicable law and the Bylaws of the Company, acts approved in writing by a majority of the Administrator in lieu of a meeting, shall be deemed the acts of the Administrator. Each member of the Administrator is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Parent or Subsidiary, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

13.3 Authority of Administrator.  Subject to any specific designation in the Plan, the Administrator has the exclusive power, authority and discretion to:

(a) Designate Participants to receive Awards;

(b) Determine the type or types of Awards to be granted to each Participant;

(c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

(d) Determine the terms and conditions of any Award granted pursuant to the Plan, including, but not limited to, the exercise price, grant price, or purchase price, any reload provision, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, any provisions related to non-competition and recapture of gain on an Award, based in each case on such considerations as the Administrator in its sole discretion determines; provided, however, that the Administrator shall not have the authority to accelerate the vesting or waive the forfeiture of any Performance-Based Awards;

(e) Determine whether, to what extent, and pursuant to what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

(f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

(g) Decide all other matters that must be determined in connection with an Award;

(h) Establish, adopt, or revise any rules and regulations as it may deem necessary or advisable to administer the Plan;

(i) Interpret the terms of, and any matter arising pursuant to, the Plan or any Award Agreement; and

(j) Make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

13.4 Decisions Binding.  The Administrator’s interpretation of the Plan, any Awards granted pursuant to the Plan, any Award Agreement and all decisions and determinations by the Administrator with respect to the Plan are final, binding, and conclusive on all parties.

13.5 Delegation of Authority.  To the extent permitted by applicable law, the Committee may from time to time delegate to a committee of one or more members of the Board or one or more officers of the Company the authority to grant or amend Awards to Participants other than (a) senior executives of the Company who are subject to Section 16 of the Exchange Act, (b) Covered Employees, or (c) officers of the Company (or members of the Board) to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Committee specifies at the time of such delegation, and the Committee may at any time rescind the authority so delegated or appoint a new delegatee. At all times, the delegatee appointed under this Section 13.5 shall serve in such capacity at the pleasure of the Committee.

ARTICLE 14

EFFECTIVE AND EXPIRATION DATES

14.1 Effective Date.  The Plan will be effective as of the date on which the Plan is approved by the Company’s stockholders (the “Effective Date”).

14.2 Expiration Date.  The Plan will expire on, and no Award may be granted pursuant to the Plan after the tenth anniversary of the date the Plan was approved by the Board (the “Expiration Date”). Any Awards that are outstanding on Expiration Date shall remain in force according to the terms of the Plan and the applicable Award Agreement.

ARTICLE 15

AMENDMENT, MODIFICATION, AND TERMINATION

15.1 Amendment, Modification, And Termination.  The Board may terminate, amend or modify the Plan; provided, however, that (a) to the extent necessary to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required, and (b) stockholder approval is required for any amendment to the Plan that increases the number of shares available under the Plan (other than any adjustment as provided by Article 12). Notwithstanding any provision in this Plan to the contrary, absent approval of the stockholders of the Company, no Option may be amended to reduce the per share exercise price of the shares subject to such Option below the per share exercise price as of the date the Option is granted and, except as permitted by Article 12, no Option may be granted in exchange for, or in connection with, the cancellation or surrender of an Option having a higher per share exercise price.

15.2 Awards Previously Granted.  No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted pursuant to the Plan without the prior written consent of the Participant.

ARTICLE 16

GENERAL PROVISIONS

16.1 No Rights to Awards.  No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Administrator is obligated to treat Participants, Employees, and other persons uniformly.

16.2 No Stockholders Rights.  No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

16.3 Withholding.  The Company or any Parent or Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company an amount sufficient to satisfy federal, state, local and foreign taxes (including the Participant’s employment tax obligations) required by law to be withheld with respect to any taxable event concerning a Participant arising as a result of this Plan. The Administrator may in its discretion and in satisfaction of the foregoing requirement allow a Participant to elect to have the Company or a Parent or Subsidiary, as applicable, withhold shares of Stock otherwise issuable under an Award (or allow the return of shares of Stock) having a Fair Market Value equal to the sums required to be withheld. Notwithstanding any other provision of the Plan, the number of shares of Stock which may be withheld with respect to the issuance, vesting, exercise or payment of any Award (or which may be repurchased from the Participant of such Award within six months (or such other period as may be determined by the Administrator) after such shares of Stock were acquired by the Participant from the Company) in order to satisfy the Participant’s federal, state, local and foreign income and payroll tax liabilities with respect to the issuance, vesting, exercise or payment of the Award shall be limited to the number of shares which have a Fair Market Value on the date of withholding or repurchase equal to the aggregate amount of such liabilities based on the minimum statutory withholding rates for federal, state, local and foreign income tax and payroll tax purposes that are applicable to such supplemental taxable income.

16.4 No Right to Employment or Services.  Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Parent or Subsidiary to terminate any Participant’s employment or services at any time, nor confer upon any Participant any right to continue in the employ or service of the Company or any Parent or Subsidiary.

16.5 Unfunded Status of Awards.  The Plan is intended to be an unfunded plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Parent or Subsidiary.

16.6 Indemnification.  To the extent allowable pursuant to applicable law, the Administrator (and each member thereof) shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act pursuant to the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Certificate of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

16.7 Relationship to other Benefits.  No payment pursuant to the Plan shall be taken into account in determining any benefits pursuant to any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Parent or Subsidiary except to the extent otherwise expressly provided in writing in such other plan or an agreement thereunder.

16.8 Expenses.  The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

16.9 Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

16.10 Fractional Shares.  No fractional shares of Stock shall be issued and the Administrator shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

16.11 Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the Exchange Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including any amendment to Rule 16b-3 of the Exchange Act) that are requirements for the application of such exemptive rule. To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

16.12 Government and Other Regulations.  The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register pursuant to the Securities Act any of the shares of Stock paid pursuant to the Plan. If the shares paid pursuant to the Plan may in certain circumstances be exempt from registration pursuant to the Securities Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

16.13 Governing Law.  The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of California, without regard to the conflicts of law principles thereof.

16.14 Acceleration Upon Death or Disability.  With respect to Participants who are Employees or members of the Board of the Company, in the event of a Participant’s Termination of Employment or Termination of Directorship, as applicable, on account of Disability or death, that number of Participant’s unvested Awards that would have become fully vested, exercisable and/or payable, as applicable, over the twelve months following the Participant’s Termination of Employment or Termination of Directorship, as applicable, under the vesting schedules applicable to such Awards had the Participant remained continuously employed by the Company during such period shall immediately become so vested, exercisable and/or payable, as applicable, on the date of termination.